UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

OMNOVA SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of OMNOVA Solutions Inc.:	February 3, 2012 Fairlawn, Ohio

The Annual Meeting of Shareholders of OMNOVA Solutions Inc. (OMNOVA Solutions or the Company) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio, on March 15, 2012 at 9:00 a.m. to:

1.	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2015: Kevin M. McMullen, Larry B. Porcellato and Robert A. Stefanko

2.	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2012

3.	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers

4.	Consider and vote on the approval of the material terms of the following incentive compensation plans for purposes of qualifying compensation paid pursuant to such plans for deductibility under Section 162(m) of the Internal Revenue Code:

(a)	OMNOVA Solutions Inc. Executive Incentive Compensation Plan

(b)	OMNOVA Solutions Inc. Long-term Incentive Plan

5.	Consider and vote on the approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan

The shareholders of record at the close of business on January 17, 2012 will be entitled to vote at the meeting.

Kristine C. Syrvalin

Secretary

ANNUAL MEETING ADMISSION

Proof of ownership of OMNOVA common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, or if you hold shares as a participant in the OMNOVA Solutions Retirement Savings Plan, you will need to provide your name and present your personal photo identification to the shareholder services representative at the registration table at the Annual Meeting. The shareholder services representative must verify that you were a shareholder of record or participating plan member on the January 17, 2012 record date before admitting you to the meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the institution that holds your shares indicating that you were the beneficial owner of shares of OMNOVA common stock on the January 17, 2012 record date. Only one representative per shareholder will be admitted to the Annual Meeting (regardless of the number of shares held by the Shareholder).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 2012.

This Proxy Statement, along with the OMNOVA Solutions 2011 Annual Report and 10-K, are available free of charge on the following website: http://www.proxyvoting.com/omn.

YOUR VOTE IS IMPORTANT. You are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically either over the Internet at http://www.proxyvoting.com/omn or by touch tone telephone at 1-866-540-5760.

OMNOVA SOLUTIONS INC.

PROXY STATEMENT

QUESTIONS & ANSWERS

What is the purpose of this Proxy Statement?

This Proxy Statement is being made available to shareholders beginning on or about February 3, 2012 in connection with the Company’s solicitation of proxies for the Annual Meeting of Shareholders to be held on March 15, 2012 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the proxy card, which is available along with the other proxy materials at http://www.proxyvoting.com/omn, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of OMNOVA Solutions Inc. common stock at the close of business on January 17, 2012 are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the January 17, 2012 record date. On that date, there were 45,785,641 shares outstanding.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials, you may call the toll-free number 1-866-540-5760, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available through 11:59 p.m. on March 14, 2012.

Over the Internet.    After reading the proxy materials, you may use a computer to access the website http://www.proxyvoting.com/omn. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your Proxy Card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available through 11:59 p.m. on March 14, 2012.

By mail.    After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your Proxy Card to the Company’s transfer agent, BNY Mellon, in the envelope provided. Proxy cards must be received by BNY Mellon on or before March 14, 2012.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You can also specify whether you want to vote for or against, or abstain from voting for, the ratification of the appointment of the independent auditors and whether you want to vote for or against, or abstain from voting for, the approval of the compensation of the Company’s executive officers. Finally, you can specify whether you want to vote for or against, or abstain from voting for, the approval of the material terms of the OMNOVA Solutions Inc. Executive Incentive Compensation Plan and the OMNOVA Solutions Inc. Long-Term Incentive Plan for purposes of qualifying the compensation paid pursuant to such plans for deductibility under Section 162(m) of the Internal Revenue Code, and whether you want to vote for or against or, abstain from voting for, the approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan for the purpose of increasing the number of shares available for equity awards to the Company’s officers, directors and employees. If you sign, date and return your Proxy Card but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as follows:

Item		Board Recommendation
1.	Election of the Board’s Three Nominees as Directors	For
2.	Ratification of Ernst & Young as the Company’s Independent Registered Public Accountants	For
3.	Approval of Executive Officer Compensation	For
4.	Approval of Material Terms of the Following Incentive Compensation Plans:
	(a) OMNOVA Solutions Inc. Executive Incentive Compensation Plan	For
	(b) OMNOVA Solutions Inc. Long-Term Incentive Plan	For
5.	Approval of OMNOVA Solutions Inc.Third Amended and Restated 1999 Equity and Performance Incentive Plan	For

Participants in the 401(k) Plan and Dividend Reinvestment Plan.    If you participate in the OMNOVA Solutions Retirement Savings Plan, any shares held for your account in the OMNOVA Stock Fund of the plan will be voted by the Trustee for the plan, PNC Bank, National Association, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders”; however, your vote must be received no later than 11:59 p.m. on March 12, 2012. If you do not provide timely voting instructions, your shares will be voted by the Trustee in accordance with instructions provided by the Benefits Management Committee for the plan.

If you participate in the Company’s dividend reinvestment program, any shares held for your account will be voted in accordance with your voting instructions. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not provide timely voting instructions, your shares will not be voted.

Beneficial Owners/Nominee Shares.    If your shares are held by a broker, bank, trustee or some other nominee, that entity will give you information on how to vote your shares. If you do not give your broker or other nominee instructions on how to vote, under New York Stock Exchange rules, your broker or other nominee may vote your shares for you on proposal 2 to ratify the appointment of auditors. Your broker or other nominee may not vote for you without your instructions on the other items of business. Shares not voted on these other matters are sometimes referred to as broker non-votes.

In Person Voting.    Registered shareholders and beneficial owners of shares held in street name may also vote in person at the meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder that wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you submit your proxy card by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the Annual Meeting, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the Annual Meeting that has a later date than the previously submitted proxy;

•	Entering later-dated telephone or Internet voting instructions, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Representatives of BNY Mellon will tabulate the votes and act as an independent inspector of election.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of the Company’s common stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the Company’s three nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, for the approval of the material terms of the OMNOVA Solutions Inc. Executive Incentive Compensation Plan and the OMNOVA Solutions Inc. Long-Term Incentive Plan, and for the approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan. The shareholder vote on the compensation of the Company’s executive officers is advisory in nature and therefore not binding on the Company. Although the approval of executive compensation is an advisory vote, the Board of Directors and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation paid to the Company’s executive officers. In determining whether each of these proposals has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against a proposal.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

The Company has retained Georgeson, Inc. to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of normal expenses. Solicitations may be made by personal interview, mail, telephone, facsimile, electronic mail and other electronic means. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, by telephone, letter, personal interview, facsimile, electronic mail or other electronic means, request the return of proxies.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2013 Annual Meeting of Shareholders must submit their proposals to the Company no later than October 6, 2012. Notice of any other proposal that a shareholder wants to have considered at the 2013 Annual Meeting, including notice of an intent to nominate a candidate for election to the Board of Directors at the 2013 Annual Meeting, must be provided to the Company no later than December 5, 2012, and it must be in accordance with the requirements set forth in the Company’s Code of Regulations.

All proposals for inclusion in the Company’s proxy materials, notices of proposals and requests for copies of the Company’s charter documents should be sent to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Code of Regulations provides that the number of directors of the Company will not be less than seven nor more than seventeen. The Board currently has eight directors and will continue to have eight directors after the Annual Meeting. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

Nominees for election this year are Kevin M. McMullen, Larry B. Porcellato and Robert A. Stefanko. Each of the nominees currently serves as a director and has agreed to stand for re-election. Biographical information on each of the nominees and a description of their qualifications to serve as director, as well as similar information about other directors, is set forth on the pages that follow.

If any of the nominees are unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than three nominees.

Directors are elected by a plurality of the votes cast. The three nominees receiving the greatest number of votes will be elected.

Holders of OMNOVA Solutions common stock are entitled to cast one vote for each share held on the January 17, 2012 record date for up to three nominees for director. He or she may not cumulate his or her shares in voting for director nominees. What this means is that a shareholder who owns 100 shares of OMNOVA common stock may vote 100 shares for each of three nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, nor vote for more than three nominees.

It is the intention of the persons appointed as proxies in the accompanying proxy card, unless authorization to do so is withheld, to vote for the election of the Board’s nominees.

Your Board of Directors recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to the conclusion that each such person should serve as a director of the Company. All information is given as of January 17, 2012, unless otherwise indicated.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring in 2015

Kevin M. McMullen

Term:	Expires in 2012; Director since March 2000

Business Experience and Director Qualifications:

Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of the Company since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of the Company from December 2000 and as a Director from March 2000. From January 2000 to December 2000, Mr. McMullen served as President and Chief Operating Officer of the Company, and from September 1999 to January 2000, Mr. McMullen served as Vice President of the Company and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Mr. McMullen brings to the Board strong leadership, extensive management and operating experience, and a deep understanding of the Company’s business and markets. During his almost 16 years at OMNOVA, including its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of the Company, its customers, investors, challenges and strengths, and has built strong relationships with the Company’s customers, suppliers, and investors. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

Other Directorships:	STERIS Corporation, Mentor, Ohio.

Committees:	Chairman of the Executive Committee of the OMNOVA Solutions Board.

Age:	51

Larry B. Porcellato

Term:	Expires in 2012; Director since September 2008

Business Experience and Director Qualifications:

Mr. Porcellato is the Chief Executive Officer of The Homax Group, Inc. (a leader in the worldwide DIY industry), a position he has held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America (a $1.6B division of ICI, a global specialty chemical and coatings company). Prior to that, from December 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated from 1988 to 1999.

Mr. Porcellato’s experience as the chief executive officer of The Homax Group, Inc. and previously ICI Paints North America, as well as his service on the board of directors of a publicly traded company, provides him with valuable experience in manufacturing and distribution of commercial and residential building products, as well as significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

Other Directorships:	HNI Corporation, Muscatine, Iowa

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	53

Robert A. Stefanko

Term:	Expires in 2012; Director since May 2006

Business Experience And Director Qualifications:

In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President — Finance and Administration of A. Schulman, Inc. (an international supplier of plastic compounds and resins), positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President — Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President — Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, provides him with valuable specialty chemicals industry and international business experience and significant knowledge and expertise in the areas of general management, finance, accounting and financial reporting matters, tax, investor relations and risk management.

Other Directorships:	Myers Industries Inc., Akron, Ohio and, previously, The Davey Tree Expert Company, Kent, Ohio.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	69

CONTINUING DIRECTORS

David J. D’Antoni

Term:	Expires in 2013; Director since November 2003

Business Experience and Director Qualifications:

In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc. (a chemical, energy and transportation construction company), positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Mr. D’Antoni’s prior experience as a senior executive at Ashland and his current service on the boards of directors of two other publicly traded companies provides him with valuable chemicals industry experience and significant knowledge in the areas of corporate governance, general management, acquisitions and divestitures, environmental, health and safety matters, operations, purchasing and sales.

Other Directorships:	State Auto Financial Corporation, Columbus, Ohio and Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	67

Michael J. Merriman

Term:	Expires in 2014; Director since March 2008

Business Experience and Director Qualifications:

Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC (a leading private equity firm focused on acquiring companies experiencing a variety of special situations, including underperformers, corporate divestitures, turnarounds and orphan public companies, within a broad range of industries) since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. (a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes). Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation (a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions) from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./Dirt Devil Inc. (a publicly traded manufacturer of a full line of cleaning products for home and commercial use). In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Mr. Merriman’s prior experience as the chief executive officer and chief financial officer of two public companies and his current service on the boards of directors of three other publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

Other Directorships:	American Greetings Corporation, Cleveland, Ohio; Regis Corporation, Edina, Minnesota; Nordson Corporation, Westlake, Ohio; and, previously, RC2 Corporation, Oak Brook, Illinois.

Committees:	Chairman of the Compensation and Corporate Governance Committee, Member of the Executive Committee and Presiding Director of the OMNOVA Solutions Board.

Age:	55

Steven W. Percy

Term:	Expires in 2013; Director since October 1999

Business Experience and Director Qualifications:

Mr. Percy retired from BP America in March 1999 after having served as its Chairman and CEO since 1996, and having completed a twenty-three year career with BP during which time he held a variety of increasingly responsible leadership positions, both in the United States and Europe, including among others chief executive of BP Finance International.

Mr. Percy’s prior experience as Chairman and CEO of BP America, as well as his experience as the chief executive of BP Finance International, provides him with significant knowledge regarding the industries in which the Company operates, the oil-based raw materials upon which the Company depends, accounting and financial expertise, as well as valuable experience in the areas of general management and environmental, health and safety matters.

Other Directorships:	Non-Executive Chairman of Wavefront Technology Solutions, Inc., Edmonton, Alberta, Canada, and, previously, Non-Executive Chairman of Losonoco Inc., London, England.

Committees:	Chairman of the Audit Committee and member of the Executive Committee of the OMNOVA Solutions Board.

Age:	65

Allan R. Rothwell

Term:	Expires in 2013; Director since January 2010

Business Experience And Director Qualifications:

In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company (a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics) and President of the Voridian division of the company, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his current service on the board of directors of another publicly traded company provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management, strategic planning, sales, finance, international business and acquisitions and divestitures.

Other Directorships:	Compass Minerals International, Inc., Overland Park, Kansas.

Committees:	Member of the Audit Committee of the OMNOVA Solutions Board.

Age:	64

William R. Sellbach

Term:	Expires in 2014; Director since April 2002

Business Experience and Director Qualifications:

Mr. Seelbach is currently Senior Advisor of the Riverside Company (a large private equity firm investing in premier companies at the smaller end of the middle market), which he joined in January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute (an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training, and information exchange activities) from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio (a manufacturer of high performance engineered materials) from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside and Inverness Partners, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, operations, corporate governance, acquisitions and divestitures and finance.

Other Directorships:	Previously, Corrpro Companies, Inc., Medina, Ohio.

Committees:	Member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Board.

Age:	63

PROPOSAL 2:

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2012

Subject to ratification by the shareholders at the March 15, 2012 Annual Meeting, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2012.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal.

If the Committee’s appointment is not ratified, or if Ernst & Young LLP declines the appointment or becomes incapable of serving, or if their appointment is discontinued, the Committee will appoint another independent registered public accounting firm whose continued appointment will be subject to ratification by the shareholders at the next Annual Meeting.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.

Your Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Shares represented by proxy will be voted FOR this proposal, unless you specify otherwise in your voting instructions.

Services of Independent Registered Public Accounting Firm for 2011

Ernst & Young LLP served as OMNOVA’s independent registered public accounting firm for fiscal year 2011. Aggregate fees for professional services rendered to OMNOVA by Ernst & Young for the fiscal years ended November 30, 2010 and 2011 were as follows:

	Fiscal Year Ended November 30, 2010	Fiscal Year Ended November 30, 2011
Audit Fees	$1,562,800	$2,202,800
Audit Related Fees	$528,500	$419,100
Tax Fees	$536,300	$723,700
All Other Fees	—	$—
Total	$2,627,600	$3,345,600

Audit Fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and for the audit of the Company’s internal control over financial reporting. This category includes foreign statutory audits performed in accordance with local requirements at the company’s foreign subsidiaries.

Audit Related Fees include the aggregate fees billed for services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, including accounting consultations and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax Fees include the aggregate fees billed for professional services rendered by Ernst & Young for tax compliance in 2010 and 2011, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates, for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm for these specific projects and categories of service on a fiscal year basis. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee has delegated to its Chairman the authority to pre-approve the engagement of the independent registered public accounting firm for audit and permitted non-audit services in an aggregate amount of $50,000, provided that the Chairman reports to the Committee at each regularly scheduled meeting the nature and amount of any audit and non-audit services that he has approved pursuant to the delegation of authority. All other services for which the Company desires to engage the independent registered public accounting firm are approved by the Committee in advance of such engagement.

All services provided by Ernst & Young have been approved in accordance with the foregoing policies and procedures.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Rule 3200T of the Public Company Accounting Oversight Board (PCAOB), as currently in effect. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

In addition, the Committee discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting, and discussed with representatives of the Company’s independent registered public accounting firm their opinion as to the effectiveness of the Company’s internal controls over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2011 to be filed with the Securities and Exchange Commission. The Committee has also appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year, subject to shareholder approval.

By:	The Audit Committee of the Board of Directors
Steven W. Percy, Chairman
Allan R. Rothwell
Robert A. Stefanko

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

As discussed in this Proxy Statement, the objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

The following features of OMNOVA’s executive compensation program are designed to achieve these objectives:

•

Total Compensation: Performance at target generally results in total compensation (salary, annual incentive and long-term incentives) consistent with the 50th percentile of market data, while performance at maximum generally results in total compensation at the 75th percentile of market.

•	Compensation Mix: A mix of cash and non-cash, as well as short-term and long-term compensation components.

•

Pay for Performance: A significant amount of annual and long-term compensation “at risk” and dependent upon achievement of specified financial objectives aligned with long-term shareholder value creation.

•	Stock Ownership Guidelines: Align the interests of the Company’s executive officers with the interests of the Company’s shareholders in long-term shareholder value creation.

We encourage you to carefully review the Compensation Discussion and Analysis, tabular compensation disclosures and related narrative disclosures beginning on page 36 of this Proxy Statement. The Board believes that the Company’s compensation program for its Named Executive Officers is based on a pay-for-performance philosophy and is aligned with the long-term interests of our shareholders. In accordance with Section 14A of the Securities Exchange Act, shareholders may vote to approve or not approve the resolution below on the compensation of the Company’s Named Executive Officers:

RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure set forth under the caption Executive Compensation of this proxy statement.

Although the vote is advisory in nature and, therefore, not binding on the Company, the Board and the Compensation and Corporate Governance Committee will review the voting results. The Board and the Compensation and Corporate Governance Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s executive officers. If there are a significant number of negative votes, the Compensation and Corporate Governance Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Your Board of Directors recommends a vote FOR approval of this non-binding advisory proposal regarding the Company’s compensation for its Named Executive Officers. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

PROPOSAL 4:

APPROVAL OF MATERIAL TERMS OF THE FOLLOWING INCENTIVE COMPENSATION PLANS PURSUANT TO INTERNAL REVENUE CODE SECTION 162(m)

Proposal 4(a): OMNOVA Solutions Inc. Executive Incentive Compensation Plan

Proposal 4(b): OMNOVA Solutions Inc. Long-Term Incentive Plan

The Company currently cannot deduct, for tax purposes, certain compensation in excess of $1 million for “covered employees” because it does not have a shareholder approved annual incentive plan or long-term incentive plan. We are proposing that you approve the material terms of (a) the OMNOVA Solutions Inc. Executive Incentive Compensation Plan, as amended and restated effective January 19, 2012 (the “EICP”), an annual incentive compensation plan, and (b) the OMNOVA Solutions Inc. Long-Term Incentive Plan, as amended and restated effective January 19, 2012 (the “LTIP”), a long-term incentive compensation plan. Approval of the plans will reduce the Company’s tax expense as the Company will be able to maximize its tax deductions for compensation expenses.

Under Section 162(m), in order for compensation in excess of $1 million paid in any year to any “covered employee” to be deductible by the Company, such compensation must qualify as performance-based. As defined by Section 162(m), a “covered employee” is the Company’s Chief Executive Officer and the three other most highly compensated executive officers named in the Proxy Statement (other than the Chief Executive Officer and Chief Financial Officer). In order to be deemed “performance-based” under Section 162(m), the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material plan terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the EICP and the LTIP is discussed below, and shareholder approval of these proposals will be deemed to constitute approval of the material terms of the performance goals under the EICP and/or the LTIP for purposes of the approval requirements of Section 162(m).

Shareholder approval of the performance goals under the EICP or LTIP is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts realized under either of these plans to qualify for the “performance-based” compensation exemption under Section 162(m) of the Code. Shareholder approval of the material terms of the performance goals for the EICP and LTIP is not a guarantee that the Company can deduct all compensation paid to the covered employees under these plans. Nothing in these proposals precludes the Company, the Committee or the Board of Directors, as applicable, from making any payment or granting awards under either the EICP or the LTIP that do not qualify for tax deductibility under Section 162(m) of the Code.

The following summaries of the EICP and the LTIP are qualified in their entirety by reference to the complete text of the plans which are attached to this Proxy Statement as Appendix A and Appendix B, respectively.

Proposal 4(a): OMNOVA Solutions Inc. Executive Incentive Compensation Plan

The purpose of the EICP is to motivate participants to achieve key team and individual performance targets, to reward participants for outstanding performance and to enhance the value of the Company by linking the personal financial interests of participants to the financial interests of the Company’s shareholders. The EICP is also intended to provide to the Company flexibility in its ability to hire, motivate and retain the services of participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business. The EICP provides that it will be administered by the Compensation and Corporate Governance Committee, or another Committee designated by the OMNOVA Solutions Board of Directors, provided that such committee consists solely of two or more Outside Directors (defined as a member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Code Section 162(m) and the relevant regulations).

Eligibility:    Any full time salaried employee of the Company who is in a position determined by the Chief Executive Officer to have sufficient scope, authority and impact on the Company’s performance to qualify for participation in the Program; provided, however, that the Compensation and Corporate Governance Committee must approve all covered employees for participation in the program annually. Currently, there are approximately 50 employees participating in the EICP, including each of the Named Executive Officers.

Performance Metrics and Objectives:    The EICP is designed to allow a participant to earn a cash incentive bonus based upon attainment by the Company and/or the participant of specific annual performance objectives. Within a reasonable period after the beginning of each fiscal year, but not later than 90 days after the beginning of such fiscal year, nor later than such time as satisfaction of the relevant performance objectives is substantially certain, the Committee will approve the performance objectives for that fiscal year, which performance objectives with respect to a covered employee will be an objective performance measure based on specified levels of, or growth in, one or more of the following criteria (or metrics): (1) earnings before interest and taxes, (2) earnings before taxes, (3) earnings per share, (4) cash flow, (5) EBITDA, (6) net income, (7) return on assets, (8) return on assets employed, (9) return on equity, (10) return on invested capital, (11) return on total capital, (12) revenues, (13) volumes, (14) stock price, (15) total return to stockholders, (16) economic value added, (17) operating profit, (18) working capital, (19) working capital turnover, (20) inventory, (21) productivity and (22) quality, or any combination of these measures.

Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company in which the participant is employed. The performance objectives may be made absolute or relative to the past performance of the individual participant, the Company, subsidiary, division, department, region or function within the Company in which the participant is employed, or relative to the performance of other companies. Different performance objectives may be established for each participant.

Incentive Opportunity:    Within a reasonable time after the beginning of each fiscal year, the Committee approves the incentive opportunity (expressed as a percentage of a participant’s base pay) available for that fiscal year.

Payment of EICP Incentive Bonus and Maximum Incentive Bonus Permitted:    Within 2  1/2 months following the completion of a fiscal year, the Committee will certify the extent to which the performance objectives have been achieved and will approve the dollar amount of the incentive bonus that will be paid to each participant for that fiscal year. Payments will be made in settlement of any EICP incentive bonus earned in a single, lump sum cash payment. Payments under the plan generally require that a participant remain an employee on the date of payment. The maximum incentive bonus payable to a participant for any fiscal year is $3,000,000.

Amendment and Termination:    The Committee may terminate, amend or modify the Program at any time or for any reason; provided, however, that no termination, amendment, or modification of the plan will, in any manner, adversely affect any participant’s rights to receive an incentive bonus previously earned under the plan. Further, any amendment or modification of the plan that relates to a material term of the performance goals (including eligibility, performance objectives and the maximum payment permitted) adopted by the Board of Directors will be made subject to shareholder approval.

New Plan Benefits:    On January 18, 2012, the Committee established the performance metrics and objectives applicable for the 2012 fiscal year under the EICP. The 2012 EICP is discussed on pages 46 and 47 of this Proxy Statement. The actual incentive bonus awards payable under the EICP for the 2012 fiscal year cannot yet be determined because the awards are dependent upon future performance.

Proposal 4(b): OMNOVA Solutions Inc. Long-Term Incentive Plan

The purpose of the LTIP is to promote the success and enhance the value of the Company by linking the personal financial interests of participants to the financial interests of the Company’s shareholders and providing to participants an incentive for outstanding performance. The plan is also intended to provide the Company with flexibility in its ability to hire, motivate, and retain the services of participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business. The LTIP provides that it will be administered by the Compensation and Corporate Governance Committee, or another Committee designated by the OMNOVA Solutions Board of Directors, provided that such committee consists solely of two or more Outside Directors (defined as a member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Code Section 162(m) and the relevant regulations).

Eligibility:    Under the plan, any full time salaried employee who, at the beginning of the performance period, is designated by the Committee as a participant for such performance period is eligible to participate. In practice, participation in the LTIP has been limited to the Company’s executive officers. The Committee approves the employees designated as participants within the first 90 days of the performance period. Currently, there are seven participants in the LTIP, including each of the Named Executive Officers.

Performance Goals and Criteria:    The LTIP is designed to allow participants to earn performance awards based upon attainment by the Company (and/or a subsidiary or division) of specific performance goals established by the Committee for each multi-year performance period. For each performance period, within a reasonable period after the beginning of such performance period (but not later than 90 days after the beginning of such performance period or such time as satisfaction of the relevant performance goals is substantially certain), the Committee approves the performance goals and criteria for each participant. The performance goals will be an objective performance measure(s) based on specified levels of, or growth in, one or more of the following criteria: (1) earnings before interest and taxes, (2) earnings before taxes, (3) earnings per share, (4) cash flow, (5) EBITDA, (6) net income, (7) return on assets, (8) return on assets employed, (9) return on equity, (10) return on invested capital, (11) return on total capital, (12) revenues, (13) volumes, (14) stock price, (15) total return to stockholders, (16) economic value added, (17) operating profit, (18) working capital, (19) working capital turnover, (20) inventory, (21) productivity and (22) quality, or any combination of these measures.

Performance goals and criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department, region or function within the Company in which the participant is employed. The performance goals and criteria may be made absolute or relative to past performance of the individual participants, the Company, subsidiary, division, department, region or function within the Company in which the participant is employed, or relative to the performance of other companies. The Committee may specify different performance goals for each division, and for the Company as a whole, and may determine separately the applicability and relative weighting of such different performance goals for each participant.

Performance Award Opportunity:    For each performance period, the Committee approves within the first 90 days of the performance period the amount of the performance award that each employee designated as a participant has the opportunity to earn. A performance award may consist of the opportunity to earn (a) a specified percentage of the participant’s base salary for attainment of the threshold, target or maximum performance goals; and/or (b) a specified number of Performance Shares for attainment of the threshold, target or maximum performance goals established by the Committee (with the number of shares determined by multiplying a specified percentage by the participant’s base salary and then dividing the product by the 30-day average closing price per share of OMNOVA common stock determined as of the market close on the day before the Committee awards the performance shares.)

Payment of LTIP Performance Award and Maximum Performance Award Permitted:    Following the conclusion of a performance period and certification by the Committee of the satisfaction of the respective performance goals, payment in settlement of a participant’s performance award, if any, for such performance period shall be made within two and one-half months following the conclusion of such performance period. The payment shall be made in cash or in shares, or any combination thereof, at the discretion of the Committee. Any shares issued in settlement of a performance award earned will be issued pursuant to the Company’s equity plan, the Second Amended and Restated 1999 Equity and Performance Incentive Plan (or any successor plan). Payments under the plan generally require that a participant remain an employee on the date of payment. No participant may be granted, in any one fiscal year, a performance award having an aggregate maximum value as of the date of grant in excess of $3,000,000.

Amendment and Termination:    The Committee may terminate, amend or modify the plan at any time or for any reason; provided, however, that no termination, amendment, or modification of the plan will, in any manner, adversely affect any participant’s rights to receive a performance award previously earned under the plan. Further, any amendment or modification of the plan that relates to a material term of the performance goals (including eligibility, performance objectives and the maximum award permitted) adopted by the Board of Directors will be made subject to shareholder approval.

New Plan Benefits:    On January 18, 2012, the Committee established the performance criteria and goals applicable for the 2012 – 2013 performance period under the LTIP. The 2012 – 2013 LTIP is discussed on pages 52 and 53 of this Proxy Statement. The actual performance awards payable under the LTIP for this performance period cannot yet be determined because the awards are dependent upon future performance.

Vote Required

Approval of the material terms of the OMNOVA Solutions Inc. Executive Incentive Compensation Plan and the OMNOVA Solutions Inc. Long-Term Incentive Plan each requires the affirmative vote of a majority of the votes cast on the proposal. Section 162(m) requires that a plan’s performance goals be approved at least once every five years in order for compensation in excess of $1 million paid in any year to any “covered employee” to qualify as “performance-based” and, therefore, be tax deductible as compensation expense. If the proposals to approve the material terms of the EICP and LTIP (or either of them) are not approved by shareholders, the Company will have higher tax expense as it will not be able to take advantage of the tax deduction provided under Section 162(m) for compensation in excess of $1 million paid to a covered employee pursuant to the EICP and/or LTIP.

The Board of Directors recommends a vote FOR Proposals 4(a) and 4(b), approval of the material terms of the OMNOVA Solutions Inc. Executive Incentive Compensation Plan and the OMNOVA Solutions Inc. Long-Term Incentive Plan, respectively, to enable the Company to maximize its deductions for compensation expense. Shares represented by proxy will be voted FOR these proposals unless you specify otherwise in your voting instructions.

PROPOSAL 5:

APPROVAL OF THE OMNOVA SOLUTIONS INC.

THIRD AMENDED AND RESTATED 1999 EQUITY AND PERFORMANCE INCENTIVE PLAN

In 1999, shareholders of GenCorp Inc. approved the establishment of the OMNOVA Solutions Inc. 1999 Equity and Performance Incentive Plan to enable OMNOVA Solutions, upon its spin-off from GenCorp, to provide competitive equity incentives to directors, officers and other employees in order to enhance the profitability of OMNOVA Solutions and increase the value of the OMNOVA Solutions common stock for its shareholders. In 2002 and again in 2007, shareholders of OMNOVA Solutions approved amendments to that plan to, among other things, increase the number of shares available for awards under the plan and adopt a fungible share design concept. The Company is now seeking shareholder approval to further amend that plan to increase the number of shares available for awards under the plan by an additional 3,000,000 shares. The OMNOVA Solutions Inc. 1999 Equity and Performance Incentive Plan, as such plan has been subsequently amended and restated and as such plan is now proposed to be amended, is referred to herein as the “Equity Plan.” The Equity Plan is the only equity plan maintained by the Company.

In addition to the increase in shares available for awards under the plan, there are a few additional changes to the plan reflected in the Third Amended and Restated 1999 Equity and Performance Incentive Plan, including:

•	Shares withheld to satisfy tax withholding obligations upon vesting of full-value awards issued under the plan will be eligible to be returned as available shares under the plan;

•	An additional metric has been added to the definition of “management objectives”;

•	Certain maximum award limits under the plan have been updated and increased to better align with current compensation; and

•	The prohibition on repricing has been clarified to add cash buyouts to the repricing prohibition.

As of January 17, 2012, there were 1,147,426 options outstanding under the Equity Plan. The weighted average exercise price of these options is $6.10.

As of January 17, 2012, 589,471 shares remained available for issuance pursuant to awards under the Equity Plan. If shareholders approve the Third Amended and Restated 1999 Equity and Performance Incentive Plan, the number of shares of OMNOVA Solutions common stock remaining available for awards as of January 17, 2012 would increase to 3,589,471 shares.

The Board of Directors believes that this plan will allow the Company to continue to provide competitive equity incentives to directors, officers and other employees, thereby aligning more closely the interests of the Company’s management and employees with its shareholders. For this purpose, subject to the approval of the shareholders, the Board of Directors has approved the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan. A copy of the Third Amended and Restated 1999 Equity and Performance Incentive Plan is attached to this proxy statement as Appendix C, and a summary of the plan, as amended and restated, is set forth below. The summary provided below is qualified in its entirety by reference to the plan attached to this Proxy Statement.

Approximately seven executive officers, seven nonemployee directors and 2,300 employees of OMNOVA Solutions are expected to be eligible to receive awards under the Equity Plan.

Plan Summary

General.    Under the Equity Plan, the Board is authorized to make awards of (1) options to purchase shares of OMNOVA Solutions common stock, (2) performance stock and performance units, (3) restricted stock, (4) deferred stock or (5) appreciation rights. The Compensation and Corporate Governance Committee of the Board, provided that such committee consists solely of two or more Outside Directors (defined as a member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Section 162(m) of the Internal Revenue Code and the relevant regulations) will be authorized to administer the plan and to make awards and grants under the plan.

Shares Available Under the Plan.    The number of shares of OMNOVA Solutions common stock that may be issued or transferred (1) upon the exercise of options (Option Rights), (2) as restricted stock (Restricted Stock) and released from all substantial risks of forfeiture, (3) as deferred stock, (4) in payment of performance stock (Performance Stock) or performance units (Performance Units) that have been earned, (5) in payment of dividend equivalents paid with respect to awards made under the plan, or (6) in payment of appreciation rights, may not exceed a total of 9,600,000 shares, subject to some adjustments pursuant to the terms of the plan. For purposes of determining how many shares have been issued or transferred, each full value award (all those other than Option Rights or Appreciation Rights) issued or transferred under the plan after March 22, 2007 (the date that the Second Amended and Restated 1999 Equity and Performance Incentive Plan was first approved by shareholders), will count as 1.5 shares issued or transferred. These shares of common stock may be original issue or treasury shares or a combination of both.

The plan provides that no more than 1,500,000 shares, in the aggregate, will be issued upon exercise of incentive stock options, that no individual participant will be granted awards, in the aggregate, for more than 500,000 shares during any fiscal year, and that no non-employee director will be granted awards for more than 100,000 shares during any fiscal year.

Eligibility.    Officers, employees and nonemployee directors of OMNOVA Solutions, as well as any person who has agreed to begin serving in such capacity within 30 days of the date of the grant, are eligible to be selected by the Committee to receive benefits under the plan.

Option Rights.    Option Rights entitle the optionee to purchase shares of OMNOVA Solutions common stock at a predetermined price per share, which may not be less than the market value on the date of grant. Under the plan, market value is defined as the closing price of OMNOVA Solutions common stock on the New York Stock Exchange for the relevant date or, if no common stock was traded on such date, the last prior day on which OMNOVA Solutions common stock was traded. Each grant will specify whether the option price will be payable (1) in cash at the time of exercise, (2) by the transfer to OMNOVA Solutions of shares of common stock owned by the optionee having a value at the time of exercise equal to the option price, or (3) a combination of those payment methods. Grants may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of OMNOVA Solutions common stock to which the exercise relates.

No Option Rights may be exercisable more than ten years from the date of grant. Each grant must specify the period of continuous employment with OMNOVA Solutions that is required before the Option Rights become exercisable. Grants may provide for earlier exercise of an Option Right in the event of a change-in-control of OMNOVA Solutions or other similar transactions or events.

Grants may also specify management objectives that must be achieved as a condition to the exercise of the option. Successive grants may be made to the same optionee whether or not previously granted Option Rights remain unexercised.

Restricted Stock.    An award of Restricted Stock involves the immediate transfer of ownership of a specific number of shares of OMNOVA Solutions common stock by the Company to a participant in consideration of the performance of services. The participant is immediately entitled to voting, dividend and other ownership rights in such shares, but subject to restrictions on transfer as described below. At the discretion of the Committee, dividends may be deferred and reinvested in additional Restricted Stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Committee may determine. The Committee may condition the award on the achievement of specified management objectives.

Restricted Stock must be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the Committee. An example would be a provision that the Restricted Stock would be forfeited if the participant ceased to serve as an officer or employee of OMNOVA Solutions during a specified period of years. If service alone is the criterion for non-forfeiture, the shares may vest (and non-forfeiture may occur) no sooner than prorata over a period of three years from the date of grant, with no installment vesting sooner than one year from the date of grant. If other management objectives are included, the shares may vest and non-forfeiture may occur one year from the date of grant. The Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change-in-control of OMNOVA Solutions or other similar transaction or event.

Deferred Stock.    An award of Deferred Stock constitutes an agreement by OMNOVA Solutions to deliver shares of its common stock to the participant in the future in consideration of the performance of services. However, the Deferred Stock award may be subject to the fulfillment of certain conditions, such as management objectives, during the deferral period specified by the Committee. During the deferral period, the participant cannot transfer any rights in the award and has no right to vote the shares of Deferred Stock, but the Committee may, on or after the date of the award, authorize the payment of dividend equivalents on such shares on a current, deferred or contingent basis, either in cash or in additional shares of OMNOVA Solutions common stock. Awards of Deferred Stock can be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share on the date of award. Deferred Stock must be subject to performance of services for at least three years; provided that if management objectives are included, the performance of services must be for at least one year. The Committee determines the deferral period at the date of the award, and may provide for a deferral period of less than three years in the event of a change-in-control of OMNOVA Solutions or other similar transaction or event.

Performance Stock and Performance Units.    Performance Stock and Performance Units involve awards that become payable upon the achievement of specified management objectives during a designated performance period. This performance period may be subject to earlier termination in the event of death, retirement or a change-in-control of OMNOVA Solutions or other similar transaction or event. A minimum level of acceptable achievement may also be established by the Committee. If, by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the Performance Stock or Performance Units. If the participant has not achieved the management objectives, but has attained or exceeded the predetermined minimum, the participant will be deemed to have partly earned the Performance Stock and/or Performance Units (such part to be determined in accordance with a formula). To the extent earned, the Performance Stock and/or Performance Units will be paid to the participant at the time and in the manner determined by the Committee in cash, shares of OMNOVA Solutions common stock or in any combination of those methods. Each award of Performance Stock or Performance Units may be subject to adjustment to reflect changes in compensation or other factors, so long as no adjustment would result in the loss of an available exemption for the award under Section 162(m) of the Internal Revenue Code. The Committee may provide for the payment of dividend equivalents to the holder on a current, deferred or contingent basis, either in cash or in additional OMNOVA Solutions common stock.

Appreciation Rights.    An Appreciation Right entitles the holder, by surrender of the related Option Right (if granted in connection with Option Rights) or by itself (if granted as a free-standing Appreciation Right), to receive from OMNOVA Solutions an amount equal to 100%, or a lesser percentage as the Committee may determine, of the spread between the strike price (or the option price if granted in tandem with Option Rights) and the then-current market value of OMNOVA Solutions common stock. With respect to any free-standing Appreciation Rights granted under the plan, the strike price may not be less than the market value on the date of grant. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by OMNOVA Solutions in cash, in OMNOVA Solutions common stock, or in any combination of the two, and may either grant to the optionee or retain in the Committee the right to elect among those alternatives. Any grant may specify that the Appreciation Right may be exercised only in the event of a change-in-control or other similar transaction or event. Any grant of Appreciation Rights may specify management objectives that must be achieved as a condition to the exercise of those rights. No Appreciation Rights may be exercisable more than ten years from the date of grant.

Management Objectives.    The plan requires that the Committee establish performance goals (“management objectives”) for purposes of Performance Stock and Performance Units. In addition, if the Committee so chooses, Option Rights, Restricted Stock, Deferred Stock and Appreciation Rights may also specify management objectives. Management objectives may be described either in terms of Company-wide objectives, individual participant objectives, or objectives related to performance of the division, subsidiary, department, region or function within OMNOVA Solutions in which the participant is employed. Management objectives may be made absolute or relative to the past performance of the individual participant, the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed or relative to the performance of other corporations. Management objectives applicable to any award shall be based on specified levels of and/or growth in one or more of the following criteria: (1) earnings before interest and taxes, (2) earnings before taxes, (3) earnings per share, (4) cash flow, (5) EBITDA, (6) net income, (7) return on assets, (8) return on assets employed, (9) return on equity, (10) return on invested capital, (11) return on total capital, (12) revenues, (13) volumes, (14) stock price, (15) total return to stockholders, (16) economic value added, (17) operating profit, (18) working capital, (19) working capital turnover, (20) inventory, (21) productivity and (22) quality, or any combination of these measures. If the Board determines that a change in the business, operations, corporate structure or capital structure of OMNOVA Solutions, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Board may modify the performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, unless the result would be to make an award otherwise eligible for an exemption under Section 162(m) of the Internal Revenue Code ineligible for such an exemption.

Transferability.    Except as otherwise determined by the Committee, no Option Right or other award under the plan is transferable by a participant other than by will or the laws of descent and distribution, or (except for incentive stock options) to the participant’s immediate family or trusts established solely for the benefit of one or more members of the immediate family, so long as such transfer is made for no consideration. Except as otherwise determined by the Committee, Option Rights are exercisable during the optionee’s lifetime only by him or her.

The Committee may specify at the date of grant that part or all of the shares of OMNOVA Solutions common stock that are (1) to be issued or transferred by OMNOVA Solutions upon exercise of Option Rights or upon payment under any grant of Performance Stock or Performance Units or (2) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the plan, shall be subject to further restrictions on transfer.

Adjustments.    The plan provides that the number of shares available for awards will be adjusted to account for shares relating to awards that expire, are cancelled or surrendered, or are forfeited under the plan, awards that are settled in cash under the plan, or shares that are withheld to satisfy tax withholding obligations upon vesting of full value awards issued under the plan. This permits the grant of additional awards equal to the number of such shares that are forfeited, cancelled, surrendered, or expire, or that are settled in cash or withheld to satisfy tax withholding obligations. The maximum number of shares of OMNOVA Solutions common stock covered by outstanding Option Rights, Appreciation Rights, Deferred Shares and Performance Shares granted under the plan, and the prices per share applicable to those shares, will be adjusted as equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that would otherwise result from stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction, the Committee is given discretion to provide a substitution of alternative consideration for any or all outstanding awards under the plan, as it in good faith determines to be equitable under the circumstances, and may require the surrender of all awards so replaced. The Committee may also make or provide for adjustments in the numerical limitations under the plan as the Committee may determine appropriate to reflect any of the foregoing transactions or events.

The Committee is authorized to interpret the plan and related agreements and other documents. The Committee may make awards to employees under any, or a combination of, all of the various categories of awards that are authorized under the plan, or in its discretion, make no awards. The plan may be amended from time to time by the Committee. However, any amendment that must be approved by the shareholders of OMNOVA Solutions in order to comply with applicable law or the rules of the principal national securities exchange or quotation system upon which OMNOVA Solutions common stock is traded or quoted will not be effective unless and until such approval has been obtained in compliance with those applicable laws or rules. These amendments would include any increase in the number of shares issued or certain other increases in awards available under the plan (except for increases caused by adjustments made pursuant to the plan). Presentation of the plan or any amendment of the plan for shareholder approval is not to be construed to limit OMNOVA Solutions’ authority to offer similar or dissimilar benefits through plans that are not subject to shareholder approval.

The Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by OMNOVA Solutions outside the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

The Plan provides that awards, representing no more than 7.5% of the shares available under the plan, may be granted without being required to meet certain restrictions otherwise applicable to restricted stock, deferred stock and performance stock awards under the plan.

The Plan prohibits repricing of Option Rights and Appreciation Rights. For this purpose, repricing means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Option Right or Appreciation Right to lower its exercise price and (2) canceling an Option Right or Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or another Option Right, Appreciation Right, Restricted Share or other equity award. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

The plan does not confer on any participant a right to continued employment with OMNOVA Solutions.

Plan Benefits.    Given the discretion of the Compensation and Corporate Governance Committee in administering the plan, it is not possible to determine in advance, whether awards will be granted or how any types of awards authorized under the OMNOVA Solutions Third Amended and Restated 1999 Equity and Performance Incentive Plan will be allocated among eligible participants. For information regarding awards issued to the OMNOVA Solutions named executive officers during fiscal 2011, see the Grants of Plan Based Awards Table on page 62 of this Proxy Statement.

Federal Income Tax Consequences

Following is a brief summary of some of the federal income tax consequences of various transactions under the plan based on federal income tax laws in effect on January 1, 2012. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Option Rights.    In general, (1) no income will be recognized by an optionee at the time an Option Right which is not an Incentive Stock Option is granted; (2) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at sale, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. Under current tax rules, Incentive Stock Options are an adjustment to regular federal taxable income for Alternative Minimum Tax purposes. If shares of OMNOVA Solutions common stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of those shares is made by that optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of OMNOVA Solutions common stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for those shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Restricted Stock.    The recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock reduced by any amount paid by the participant at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of the Restricted Stock. If a Section 83(b) election has not been made, any dividends received that relate to Restricted Stock subject to restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Deferred Stock.    No income generally will be recognized upon the award of Deferred Stock. The recipient of a Deferred Stock award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of OMNOVA Solutions common stock on the date that the shares are transferred to the participant under the award, reduced by any amount paid by the participant, and the capital gains/loss holding period for such shares will also commence on that date.

Performance Stock and Performance Units.    No income generally will be recognized upon the grant of Performance Stock or Performance Units. Upon payment with respect to Performance Stock or Performance Units earned, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of OMNOVA Solutions common stock received.

Appreciation Rights.    No income will be recognized by a participant in connection with the grant of an Appreciation Right, whether or not it is granted in connection with Option Rights. When the Appreciation Right is exercised, the participant will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted OMNOVA Solutions common stock received on the exercise.

Tax Consequences to Participant’s Employer.    To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer will generally be entitled to a corresponding deduction, provided, among other things, that the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an excess parachute payment, and that any applicable withholding obligations are satisfied.

Compliance with Section 162(m) of the Internal Revenue Code.    The plan is intended to comply with rules for deductibility under Section 162(m) of the Internal Revenue Code and will be administered in accordance with Section 162(m). Performance Units awarded to executives who are or may become subject to Section 162(m) will provide for objective performance goals and are intended to qualify for deductibility without regard to the limits of Section 162(m). No participant shall be granted awards, in the aggregate, for more than 500,000 shares of OMNOVA Solutions common stock during any fiscal year of the Company. In addition, no participant, in any period of one fiscal year, may be granted Performance Units having an aggregate maximum value greater than $3,000,000 on the date of the grant.

Withholding Taxes.    To the extent that OMNOVA Solutions is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant under the plan, and the amounts available to OMNOVA Solutions for that withholding are insufficient, it is a condition to the receipt of payment or the realization of the benefit that the participant make arrangements satisfactory to OMNOVA Solutions for payment of the balance of those taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of that benefit. OMNOVA Solutions and a participant or such other person may also make arrangements with respect to payment in cash of any taxes with respect to which withholding is not required. No common share or benefit withholding shall exceed the minimum required withholding.

Accounting Treatment

Option Rights, Appreciation Rights, Performance Shares and Performance Units will require charges against income. These charges will generally represent the prorata amount of the fair market value of the grant on the grant date and any increase of the fair market value over the original grant date fair value. Restricted Stock and Deferred Stock will require a charge against income equal to the fair market value of the awarded shares at the time of the award less the amount, if any, paid or payable by the awardee. The charges for all awards granted are amortized over the vesting period.

Equity Compensation Plan Information

The following table sets forth certain information as of November 30, 2011, regarding the only equity compensation plan maintained by the Company on that date, the Second Amended and Restated 1999 Equity and Performance Incentive Plan. This plan has been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans
Equity compensation plans approved by security holders	1,147,426	$6.10	589,471
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,147,426	$6.10	589,471

Vote Required

The proposal to approve the OMNOVA Solutions Third Amended and Restated 1999 Equity and Performance Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

Your Board of Directors recommends that shareholders vote FOR the approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan. Shares represented by proxy will be voted FOR this proposal unless you specify a different choice on the accompanying proxy card.

VOTING ON OTHER MATTERS

The Company did not receive notice by December 6, 2011 of any shareholder proposals that are to be presented for a vote at the meeting. Therefore, no shareholder proposals will be voted upon at the meeting and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

Meetings of the Board

The Company’s Board of Directors held 5 meetings during the 2011 fiscal year. Each director attended 75 percent or more of the total number of Board meetings and meetings of committees on which he served during the 2011 fiscal year. Each director is expected to attend the Annual Meeting of Shareholders. In 2011, all of the Company’s directors attended the Annual Meeting of Shareholders.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Executive Committee.

Audit Committee

Members of the Audit Committee are: Steven W. Percy, Chairman; Allan R. Rothwell and Robert A. Stefanko. Each member of the Audit Committee has been determined by the Board of Directors to be financially literate and independent as defined by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Percy meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission and, accordingly, has designated him as such.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and other non-audit engagements.

The Audit Committee’s responsibilities include review of:

•	the independent registered public accounting firm’s quality control;

•	the independence of the independent registered public accounting firm;

•	the audit plan and the conduct of the audit;

•	the financial statements and disclosures;

•	quarterly earnings press releases;

•	internal audit plans and reports;

•	the systems of internal controls;

•	audit results;

•	enterprise risks and risk management policies;

•	safety and environmental performance;

•	compliance with legal requirements and the Company’s code of business conduct; and

•	material contingent liabilities.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Audit Committee met 10 times during fiscal year 2011. The Audit Committee Report is set forth beginning on page 13 of this Proxy Statement.

Compensation and Corporate Governance Committee

Members of the Compensation and Corporate Governance Committee are: Michael J. Merriman, Chairman; David J. D’Antoni, Larry B. Porcellato and William R. Seelbach, each of whom has been determined to be independent as defined by the New York Stock Exchange’s listing standards. Each member of the Committee is also a “non-employee director” for purposes of Section 16 of the Exchange Act of 1934, as amended, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation and Corporate Governance Committee’s responsibilities include:

•	establishing executive compensation philosophy and objectives and overseeing the development and implementation of policies and programs designed to accomplish those objectives;

•	reviewing and approving executive officer compensation;

•	making recommendations to the Board with respect to all executive incentive compensation plans and equity-based compensation plans;

•	administering compensation plans;

•	overseeing a risk assessment with respect to the Company’s incentive compensation programs and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•

reviewing the Compensation Discussion and Analysis for the Company’s proxy statement and recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement;

•	making recommendations to the Board concerning the appointment and removal of officers of the Company;

•	reviewing and approving employment agreements and severance or retention plans or agreements applicable to any executive officer;

•	overseeing the Company’s employee benefit, savings and retirement plans;

•	periodically reviewing director compensation and recommending changes, if appropriate, to the Board;

•	developing, and recommending to the Board, Corporate Governance Guidelines and reviewing at least annually the appropriateness of and compliance with the Guidelines;

•	periodically reviewing the Company’s Stock Ownership Guidelines for any changes that may be appropriate and receiving regular reports on compliance with the stock ownership guidelines;

•	reviewing possible conflicts of interest of Board members and executive officers; and

•	overseeing the Board’s annual evaluation process and the evaluation of individual director performance.

The Compensation and Corporate Governance Committee also serves as the nominating committee for the Board of Directors. In its capacity as the nominating committee, members of the Committee, among other things,

•	establish and periodically review the criteria for Board membership;

•	identify new director candidates;

•	recommend candidates to the Board to fill new or vacant positions;

•	review and make recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board;

•

review the qualifications of, and make recommendations to the Board regarding, director nominations which have been submitted to the Company by shareholders or others in accordance with the Company’s Code of Regulations or otherwise; and

•	make recommendations to the Board regarding the appropriate size of the Board and the appointment of members to the Board’s committees.

If the Committee determines that it is advisable to recruit a new director, the Committee initiates the search, working with other directors, management, and, as appropriate, third-party search firms.

The Committee will consider shareholder’s suggestions for nominees for election to the Company’s Board of Directors if any such suggestion is made in writing, includes biographical data and a description of such nominee’s qualifications and is accompanied by the written consent of such nominee. To be considered for election at the 2013 Annual Meeting of Shareholders, any such suggestion for nominees must be mailed to the Compensation and Corporate Governance Committee, OMNOVA Solutions Inc., Attention: Secretary, and be received by the Secretary no later than December 5, 2012. Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	possess the integrity and mature judgment essential to effective decision making;

•

have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing Committees and not have other directorships, trusteeships or outside involvements which would materially interfere with responsibilities as a director of the Company;

•	have the willingness and availability to serve at least one term;

•

have the willingness and ability to represent the interests of all shareholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general;

•	have background and experience that is valuable to the Company and complements the background and experience of other Board members;

•	be a shareholder or willing to become a shareholder of the Company;

•	be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company; and

•

have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality.

These criteria have been established by the Compensation and Corporate Governance Committee as criteria that any director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a shareholder (in compliance with the procedures described above) will be evaluated by the Compensation and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Compensation and Corporate Governance Committee, and a thorough review by the full Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria that are set forth in the Corporate Governance Guidelines. Finally, if the Committee determines that a candidate should be nominated for election to the Board of Directors, the Committee presents its findings and recommendation to the full Board of Directors for approval.

The Committee has adopted a written charter which specifically describes the duties and responsibilities of the Committee. A current copy of the charter is available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

The Compensation and Corporate Governance Committee met 10 times during fiscal year 2011. The report of the Compensation and Corporate Governance Committee is set forth on page 36 of this Proxy Statement.

Executive Committee

During the intervals between meetings of the Board of Directors, the Executive Committee, unless restricted by resolution of the Board, may exercise all of the powers of the Board of Directors in the management and control of the business of the Company. The Executive Committee did not meet or otherwise take any action during fiscal year 2011.

Members of the Executive Committee are: Kevin M. McMullen, Chairman; Michael J. Merriman; and Steven W. Percy.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted the OMNOVA Solutions Inc. Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. These guidelines and performance against these guidelines are reviewed at least annually by the Compensation and Corporate Governance Committee, including a determination whether any changes are appropriate in response to regulatory requirements, best practices or other developments. The OMNOVA Solutions Corporate Governance Guidelines are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Code of Ethics

Each of our employees and directors is required to comply with the OMNOVA Solutions Business Conduct Policies, a code of business conduct and ethics adopted by the Company. It is the objective of the Company that our business be conducted in accordance with the highest standards of personal and professional ethics. The OMNOVA Solutions Business Conduct Policies set forth policies covering a broad range of subjects, including sales practices, conflicts of interest, insider trading, financial reporting, harassment and intellectual property, and require strict adherence to laws and regulations applicable to OMNOVA’s business. Only the Board of Directors is authorized to waive any provision of the Policies with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website as required by applicable regulation. The OMNOVA Solutions Business Conduct Policies are available on the Company’s website at www.omnova.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to OMNOVA Solutions Inc., Attn: Secretary, 175 Ghent Road, Fairlawn, Ohio 44333-3300.

Board Leadership Structure

At present, Mr. McMullen serves as both Chairman and CEO. Mr. McMullen has held the position of CEO since December 2000 and the position of Chairman since February 2001.

The Board also has an independent Presiding Director. Mr. Merriman currently serves as the Company’s Presiding Director.

The role of the Presiding Director is, in addition to the duties and responsibilities of all directors (which are not limited or diminished in any way by the role of the Presiding Director), to coordinate the activities of the other non-management directors and perform such duties as the Board may determine from time to time. Specifically, the Presiding Director is responsible for:

•

Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing feedback to the Chairman regarding matters discussed in these sessions;

•	Serving as a liaison between the independent directors and the Chairman, acting as a non-exclusive conduit to the Chairman of the views, concerns and issues of the independent directors;

•	Calling meetings of the independent directors when necessary and appropriate;

•	Working with the Chairman, in conjunction with other Board members, to set meeting agendas, topics and schedules and to assess the appropriateness of information provided to the Board; and

•	If requested and as appropriate for significant issues, being available, along with the CEO/Chairman, for consultation and direct communication with shareholders.

The designation of a Presiding Director is in no way intended to diminish or deter frequent, open and candid discussions among independent directors and with the Chairman, as this has always been a positive characteristic and strength of the OMNOVA Board.

The Board believes that the designation of an independent Presiding Director, together with the fact that (1) the Board is composed entirely of independent directors (other than Mr. McMullen), (2) the Audit and Compensation and Corporate Governance Committees are composed entirely of independent directors, and (3) the Board and each of the committees holds frequent and effective executive sessions of the independent directors (excluding Mr. McMullen) at each regularly scheduled Board and committee meeting, assures appropriate Board independence. Moreover, the Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors which supports the objective of frequent, open and candid discussions and an open exchange of ideas among all members of the Board and with senior management. As a result of these factors, the Board is satisfied that the Company’s Board leadership structure is effective and appropriate for the Company.

Executive Sessions

The non-management directors of OMNOVA Solutions, who have all been determined to be independent as defined by the New York Stock Exchange’s listing standards, meet in executive session without members of management present at each regularly scheduled meeting of the Board of Directors. As noted above, the Presiding Director presides at these executive sessions.

Communicating with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors or a particular director (including the Presiding Director) may do so by sending a letter to the Secretary of the Company at 175 Ghent Road, Fairlawn, Ohio 44333. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

OMNOVA’s Corporate Governance Guidelines require that a majority of directors meet the criteria for independence set forth in the listing standards of the New York Stock Exchange. The listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with OMNOVA (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) other than as a director. As permitted by the listing standards, the Board of Directors has adopted categorical standards to assist it in determining whether its members have such a material relationship with the Company. These standards provide that the following relationships are deemed to be immaterial and would not, in and of themselves, impair a director’s independence:

•

a director is an executive officer or employee (or an immediate family member of a director is an executive officer) of a company that makes payments to, or receives payments from OMNOVA or any of its subsidiaries, for property or services in an amount which, in any single fiscal year of the Company, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

a director serves as an executive officer of a charitable organization and OMNOVA’s charitable contributions to that organization (excluding the amount of any matching contributions under the Company’s matching gifts program) in any fiscal year of the Company are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and OMNOVA and has determined that each of the following nonemployee directors is independent and that none has a material relationship with the Company, in accordance with the listing standards of the New York Stock Exchange:

David J. D’Antoni	Allan R. Rothwell
Michael J. Merriman	William R. Seelbach
Steven W. Percy	Robert A. Stefanko
Larry B. Porcellato

Certain Relationships and Related Transactions

There were no transactions between the Company and its officers, directors, nominees for director, or greater than 5% shareholders, or any immediate family member of an officer, director, nominee or greater than 5% shareholder, either during fiscal year 2011 or up to the date of this proxy statement in which the amount involved exceeded $120,000 (excluding compensation for such person’s service as an officer or director of the Company). The Company’s Business Conduct Policies, which applies to all employees and members of the Company’s Board of Directors, require employees and directors to avoid conflicts of interest. The Policies define a conflict of interest as any situation where an individual’s personal interests may conflict with the Company’s interests, and emphasizes each employee’s and director’s duty to make business decisions solely in the best interests of the Company. Any transaction between the Company and a director or officer of the Company is reviewed by the Compensation and Corporate Governance Committee to prevent, minimize or eliminate possible conflicts of interest.

Diversity Policy

The Company’s Corporate Governance Guidelines provide that diversity is among the criteria to be considered in recommending candidates for election as directors. Specifically, under the Company’s Corporate Governance Guidelines, the Compensation and Corporate Governance Committee considers, among other things, a candidate’s proven record of competence and accomplishment through demonstrated leadership in business, education, government service, finance or the sciences, including director, CEO or senior management experience; academic experience; scientific experience; financial and accounting experience; or other relevant experiences which will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity of ethnicity, race, gender, age, experiences, skills, knowledge, background and national origin or nationality. The Board considers the skills, backgrounds, experiences and other qualifications of its incumbent directors and seeks to identify new candidates that will provide the Board with diverse qualifications that complement its overall composition. The Compensation and Corporate Governance Committee will monitor diversity through the annual Board evaluation process.

The Board and Oversight of Risk

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. Company management uses an enterprise risk management process to identify, assess, manage and appropriately mitigate material risks to the Company. The Board and committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic risks, among others. While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through Committee reports about such risks. The Board does not believe that the involvement of the Board and its Committees in overseeing the risk management process impacts the Board leadership structure.

Compensation Practices and Risk Management Procedures

In 2011 and again in 2012, the Committee undertook an assessment of the Company’s compensation policies and practices to determine whether any of those policies or practices inappropriately incentivizes employees for taking risks that are reasonably likely to result in a material adverse effect on the Company. As part of this assessment, the Committee reviewed the metrics and other material features of the Company’s various incentive compensation plans, as well as policies or practices that have a mitigating effect on risks. The Committee considered the following to be significant mitigating factors:

•	Committee oversight of compensation programs, including discretion to set targets, monitor performance and determine final payouts;

•	Compensation plans that provide a mix of both short and long-term compensation as well as cash and equity compensation;

•	Incentive compensation plans that use broad-based, reportable financial metrics that are quantitative, audited, measurable and aligned with shareholder interests;

•	All plans are subject to fixed caps on financial payouts that are not excessive;

•	Service-based 3 year cliff vesting of certain equity grants;

•	Stock ownership guidelines; and

•	Significant ownership interests held by executive officers.

On the basis of this assessment, the Committee concluded that the Company’s compensation plans do not incentivize inappropriate risk taking that is reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Corporate Governance Committee:

Michael J. Merriman, Chairman

David J. D’Antoni

Larry B. Porcellato

William R. Seelbach

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of the Executive Compensation Program

The objectives of OMNOVA’s executive compensation program are:

•	to recruit, retain and motivate highly qualified executives for the Company;

•	to differentiate compensation based on individual responsibilities and performance; and

•	to align the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value creation.

OMNOVA’s executive compensation programs are designed and administered to:

•

promote the interests of OMNOVA’s shareholders by attracting, motivating and retaining individuals who will become personally accountable for the overall success of the Company and who, by their actions, will create shareholder value;

•	properly balance the focus on both short and long-term Company performance;

•	allow the Company to respond to changes in compensation for similar positions in the competitive marketplace; and

•	allow for the Board to exercise discretion from time to time, as warranted by unanticipated events or circumstances.

OMNOVA’s primary financial objective is to create long-term shareholder value through sustained profitable growth, margin enhancement and generation of free cash flow from operations. Consequently, the incentive components of the executive compensation program have focused on the following primary measures of performance: earnings (before taxes, before interest and taxes or net income), operating profit, return on assets employed and cash flow. These metrics were chosen because they support the Company’s objective of achieving profitable growth and align the interests of the Company’s executives with the interests of the Company’s shareholders. These metrics require focus on marketing and sales execution, new products, new markets, innovation, working capital management, effective capital investments, a cost effective capital structure, access to debt, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs.

OMNOVA’s executive compensation program covers all compensation paid to the Company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the Summary Compensation Table on page 60 of this Proxy Statement. The executive officers identified in the Summary Compensation Table are referred to in this Proxy Statement as the Named Executive Officers.

Administration, Oversight and Determination of Executive Compensation

Compensation and Corporate Governance Committee

In accordance with the duties and responsibilities set forth in the Committee’s charter, the Committee considers and establishes each element of the total compensation of the Chief Executive Officer. In addition, the Committee, with the counsel of the Chief Executive Officer, considers and establishes base pay, incentive bonuses and other compensation for the other executive officers of the Company. In considering compensation policies and practices for 2011 and 2012, the Committee took into account the favorable outcome of the shareholders advisory vote on executive compensation in connection with the Company’s 2011 Annual Meeting of Shareholders.

In fulfilling its responsibilities, the Committee may seek input, advice and recommendations from the Board of Directors, the executive officers and compensation consultants. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors

The Board of Directors approves all incentive compensation and equity-based plans. The Board also receives a report on all executive compensation matters which have been approved by the Committee.

Executive Officers

Executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, the Chief Executive Officer sets annual individual performance goals for his direct reports, which include all of the Named Executive Officers (other than the Chief Executive Officer). The performance goals are designed to promote individual performance that advances the Company’s objectives. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, the Chief Executive Officer conducts a final performance review for each of his direct reports. Based on these ongoing reviews, comparisons of the direct reports’ compensation to market, and, with respect to incentive compensation, the Company’s achievement of the plan’s objectives, the Chief Executive Officer recommends to the Committee base salary adjustments, annual incentive bonus awards and long-term incentive program awards for all executive officers other than himself. The annual incentive bonus awards and long-term incentive program awards are paid in the first quarter of each year while base salary adjustments are approved and implemented at the discretion of the Committee. On the recommendation of management, the Committee determined to not make any base salary adjustments during fiscal 2010, including for the Named Executive Officers. Salary adjustments were made in December 2010, the beginning of the Company’s 2011 fiscal year, and again in December 2011, the beginning of the Company’s 2012 fiscal year.

The Chief Executive Officer and the Vice President, Human Resources Administration; Assistant General Counsel & Secretary attend all meetings of the Committee other than those relating to the performance or compensation of the Chief Executive Officer and executive sessions of the Committee.

The executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and attending to other executive compensation matters.

Compensation Consultants and Benchmarking

As a matter of process, the Committee engages a compensation consultant on approximately a three year cycle to assess (i) the market competitiveness of the Company’s executive compensation pay program and (ii) the reasonableness and appropriateness of the Company’s executive compensation pay program and practices. In 2010, the Committee engaged Towers Watson to conduct this assessment. While the process and more detail regarding the findings are described below, Towers Watson concluded that, in general, the Company’s program is appropriate, reasonable and market competitive.

Assessment of Market Competitiveness.    In order to assess the market competitiveness of the Company’s executive compensation, Towers Watson evaluated survey data of comparably-sized industrial companies compiled by leading human resources and compensation consultants (including Towers Watson, William M. Mercer, Aon Hewitt and Hay Group), data collected from proxies of 25 companies similar in size to OMNOVA included in the S&P Small Cap Index, and data collected from 23 industry peers ranging in revenue size from one-half to two times OMNOVA’s revenues, and compared the elements of OMNOVA’s executive compensation program to the data collected. The purpose of this evaluation was to determine whether the use of survey data, S&P Small Cap Index data or peer group data resulted in any meaningful differences in terms of the assessment of the market competitiveness of OMNOVA’s executive compensation program. The conclusion of the market competitiveness assessment was that the choice between these data sources does not result in meaningful differences in the assessment of market competitiveness.

In assessing the market competitiveness of the level of its executive compensation, the Committee generally considers total compensation (defined as salary, annual incentive and long-term incentives), assuming target achievement of its performance objectives, at the 50th percentile of market data to be market competitive. Further, the Committee considers as market competitive total compensation at the 75th percentile of market if maximum performance objectives are achieved. The Committee does not rely on market competitiveness alone, however, in establishing compensation for executive officers. The Committee also exercises judgment based on individual circumstances, including factors such as individual performance, experience, scope of responsibility, and company and/or business unit performance. Accordingly, a particular executive officer’s total compensation opportunity may be higher or lower than the targeted percentile of market data.

In the Fall of 2011, the Committee assessed the market competitiveness of the Company’s executive compensation program utilizing survey data compiled by its compensation consultant, Pay Governance LLC, in accordance with the Committee’s determination to conduct a full assessment on approximately a three year cycle and use survey data provided by its compensation consultant to benchmark the market competitiveness of the Company’s executive compensation program during the interim years. The survey data provided by Pay Governance LLC was based on the most recent broad-based surveys of executive pay at numerous general industrial companies published by leading human resources and compensation consulting firms (including Pay Governance, William M. Mercer, Aon Hewitt and Hay Group) and was adjusted through regression analysis to reflect total company or applicable business unit revenues. Based on this assessment, the Committee determined that total compensation for the executive group as a whole was generally market competitive, with total compensation at +/- 10% of the 50th percentile at target performance and the 75th percentile at maximum performance. However, total compensation was significantly below market for certain executive officers, including in particular Mr. Hicks, Mr. LeMay and Mr. McMullen, with total compensation for these executives up to 20% below the 50th percentile at target and up to 15% below the 75th percentile at maximum, driven primarily by below market base salaries and long-term incentives. As a result, the Committee determined to make base salary adjustments for Mr. McMullen, Mr. Hicks and Mr. LeMay to bring their total compensation in line with market. These base salary adjustments are discussed in more detail under “Elements of Executive Compensation — Base Salaries” below. The Committee further determined to increase the long-term incentives available to Mr. McMullen, again in an effort to make Mr. McMullen’s total compensation market competitive. Total compensation for Mr. Austin, on the other hand, was determined to be at approximately the 75th percentile of market at target and the 90th percentile of market at maximum, driven primarily by above market annual and long-term incentive opportunities. Mr. Austin is the Company’s Vice President of Strategic Sourcing and Logistics, a role which he has held since 2008. However, Mr. Austin first became an executive officer of the Company in December 2010. The Company determined to make this position an executive officer position because of the significant impact that raw material costs and availability have on the Company’s operating results. As an executive officer, Mr. Austin is provided the same level of annual and long-term incentive opportunities as the Company’s other executive officers because the Committee believes that providing each member of the Company’s Senior Leadership Team with the same opportunities to earn annual and long-term incentive pay promotes the teamwork and collaboration necessary to achieve the Company’s long-term objective. The Committee is satisfied that, with the adjustments in compensation discussed above, its executive compensation program is market competitive and appropriate.

Assessment of Executive Compensation Program and Pay Practices.    The second part of the full assessment process conducted in 2010 involved an evaluation of the reasonableness and appropriateness of the Company’s executive compensation program and pay practices. This evaluation focused on the structure of the Company’s executive compensation program, including, among other things, the mix of short and long-term and cash and non-cash compensation, the range of incentive opportunities, the metrics used in the incentive plans, and the range over which performance is assessed for incentive compensation purposes (threshold to maximum and, for long-term compensation, the time period over which performance is evaluated), as well as an assessment of the pay and performance linkages of the Company’s incentive compensation programs.

With respect to the evaluation of the reasonableness and appropriateness of the Company’s executive compensation program, the assessment conducted by Towers Watson in 2010 concluded that the design of OMNOVA’s annual and long-term incentive programs reflect market practice and produce acceptable outcomes. Significantly, the evaluation also found that the Company’s incentive plan metrics are demanding and that the Company’s pay reflects its relative performance compared to industry peers, S&P Small Cap Index companies and general survey data.

The Committee intends to engage a compensation consultant on approximately a three-year cycle to conduct the full assessment described above in order to validate the continued annual use of survey data for benchmarking the market competitiveness of the Company’s executive compensation and to assess the reasonableness and appropriateness of the Company’s executive compensation pay program and practices.

Other Services Provided by Compensation Consultants

In September 2010, Towers Watson spun-off Pay Governance LLC to continue the executive compensation consulting practice formerly conducted by Towers Watson. Pay Governance LLC currently serves as the Company’s compensation consultant and does not provide any other services to the Company. The Company continues to engage Towers Watson to provide other professional services, including advice related to our employee benefit programs. Towers Watson is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based.

General Policies and Practices Related to Executive Compensation

Components of Executive Compensation

OMNOVA’s executive compensation program consists of four primary components — base salary, an opportunity for an annual incentive bonus and an opportunity to participate in long-term incentives: Long-Term Incentive Program and equity awards. The annual incentive bonus is referred to as the Executive Incentive Compensation Program, or EICP, while the Long-Term Incentive Program is referred to as such, or as the LTIP. These four components of base salary, EICP opportunity, LTIP opportunity and equity awards provide a mix of cash and non-cash and short and long-term compensation. While each component individually is intended to meet a different objective, when combined these components are intended to focus the individual executive on high levels of sustained performance directed at key Company objectives.

In addition to these primary components, the Named Executive Officers also participate in numerous employee benefit programs generally available to all salaried employees and, in some cases, are entitled to certain perquisites by virtue of their position and job responsibilities.

The Committee generally does not consider amounts realized from prior compensation in setting future levels of compensation to be paid to executive officers.

Allocation of Executive Compensation

Executive officers have responsibilities that significantly influence overall business performance and thus have a greater proportion of their total compensation allocated to incentive compensation based on long-term and short-term corporate performance. The Company does not have any fixed policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements and cash and non-cash elements. In practice, however, the Committee has taken the following approaches.

Allocation between short-term and long-term elements.    Annual compensation, consisting of base salary and EICP (assuming a payout at target), comprises approximately 70% of each executive officer’s total compensation while long-term compensation comprises the remaining 30%. For the CEO, however, annual compensation comprises approximately 60% and long-term compensation comprises approximately 40% of total compensation. With the changes the Committee made to Mr. McMullen’s compensation beginning in 2012, particularly the increase in long-term incentives, Mr. McMullen’s annual compensation (in comparison to long-term compensation) will now comprise less than 50% of his total compensation. Long-term compensation includes both LTIP and equity awards.

Allocation between cash and non-cash elements.    Annual compensation is paid in cash. As noted above, long-term compensation includes both LTIP and equity awards. Equity awards have typically consisted of restricted stock grants, which vest in full after 3 years of continuous employment with the Company. The 2010– 2011 LTIP and the 2011– 2012 LTIP include both the opportunity for a cash payout and the opportunity to earn performance shares. Approximately 70% of the opportunity has been allocated to cash and the remaining 30% of the opportunity to performance shares. Each performance share represents the right to earn one share of the Company’s common stock upon attainment of performance objectives. The allocation of a portion of the LTIP opportunity to performance shares is intended to provide performance-based equity compensation which will strengthen the alignment of the executives with the interests of the Company’s shareholders in growing the Company’s share price. Beginning with the 2012 – 2013 LTIP, the Committee has determined to modify the structure of the LTIP to increase the alignment with shareholders by denominating the entire opportunity under the LTIP in performance shares. See “Long-Term Incentive Program — 2012 – 2013 LTIP” on pages 52 and 53 for further discussion.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for its executive officers and directors to further support the objectives of the Company’s executive compensation program by aligning the interests of the Company’s executive officers with the Company’s shareholders in long-term shareholder value. The stock ownership guidelines are as follows:

•	Chief Executive Officer: 300,000 shares

•	Executive Officers: 75,000 shares

•	Directors: 12,000 shares

Executive officers and directors have 5 years from the later of the date of adoption of the guidelines or the date that they first become an executive officer or director to meet the ownership guidelines. Until the ownership guidelines are met, executives are required to hold 100% of the shares acquired upon vesting of restricted shares, issuance of earned performance shares and exercise of stock options (net of any shares required to be withheld to satisfy withholding taxes or pay the exercise price).

In determining an executive’s or a director’s level of share ownership, the Company includes shares directly owned by the executive, including time-based unvested restricted shares and deferred shares, shares held in the executive’s 401(k) savings plan account, and phantom shares held in the directors deferred compensation plan. Outstanding options and unearned performance shares do not count toward the stock ownership guidelines.

As of the date of this Proxy Statement, each of the Company’s executive officers and directors had either satisfied the ownership guidelines or were within the 5 year window following initial election as an officer or director to meet the ownership guidelines.

The share ownership of the Named Executive Officers and directors is set forth below under “Share Ownership of Directors and Management ” on page 78 of this Proxy Statement.

Accounting and Tax Considerations

The Company continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting executive compensation, including, for example, Section 409A regarding deferred compensation and Section 162(m) regarding deductibility of executive compensation. Section 162(m) sets a limit of $1,000,000 on the amount that the Company can deduct for compensation paid to each of the Chief Executive Officer and the four other most highly compensated executive officers. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). While compensation paid under the EICP and LTIP is performance-based, it does not qualify for the deductibility exception for performance-based compensation and is subject to the Section 162(m) limitation on deductibility because the Company has not previously sought shareholder approval for these plans. The Company has determined to seek shareholder approval of the material terms of the EICP and LTIP at the 2012 Annual Meeting of Shareholders and, if approved, anticipates that compensation paid under these plans will generally not be subject to the limitations of Section 162(m) going forward, thus providing a financial benefit to the Company.

Policies and Practices Related to Performance-Based Compensation

The Committee uses performance-based elements to align the financial interests of the Company’s executive officers and its shareholders. The Committee allocates a significant portion of targeted total compensation for executive officers to an annual cash incentive under the EICP and a long-term incentive under the LTIP. The opportunity to earn each of these elements of compensation is directly tied to an earnings metric (before taxes, before interest and taxes or net income), operating profit, and cash flow and generally provides a return to the executive officer only if the Company meets certain financial performance goals. A significant portion of the targeted total compensation for the executive officers is, therefore, “at risk” and can fluctuate significantly from year to year based on the Company’s financial performance.

At the beginning of the applicable performance period, the Committee establishes the performance goals and the payment amount or formula for determining the payout upon achieving those goals. At the end of the period, the Committee determines whether or not the goals were achieved, considers any other relevant factors and determines, on this basis, the final payment amounts. The Committee reviews and evaluates the performance measures annually to ensure that they remain consistent with the objectives of the executive compensation program and the Company’s key objectives.

Committee Discretion

The Committee establishes performance goals for both the EICP and the LTIP at the beginning of each fiscal year, typically in December or January, based primarily on the Company’s Annual Operating Plan. Once those performance goals have been established, the Committee generally does not modify the goals. As a matter of process, at the conclusion of each year, in assessing the Company’s performance against planned objectives for that year, the Committee considers whether to exclude from the incentive compensation calculation certain gains and losses related to unexpected events or circumstances or management actions not contemplated by the Annual Operating Plan that positively or negatively impact results against the established performance goals. The Committee has adopted this process because it believes that management should be neither penalized nor receive a windfall due to the occurrence of such unusual items that can and do occur in the highly dynamic market environment in which the Company participates and that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. The Committee also retains the discretion, following the completion of the relevant performance period, to increase or decrease the payout under the EICP and to decrease the payout under the LTIP, if appropriate, primarily to reflect individual performance.

Elements of Executive Compensation

OMNOVA’s executive compensation program provides the Named Executive Officers with each of the elements of compensation described below. All of these elements are designed to work together to recruit, retain and motivate the Company’s executive officers and contribute to achieving the Company’s objectives.

Base Salaries

Base salaries for each of the Named Executive Officers are established based upon competitive market requirements and the individual’s experience, expertise, level of responsibility, leadership, advancement potential, individual accomplishment and contributions to shareholder value.

Generally, Mr. McMullen recommends to the Committee a base salary adjustment for each of the Named Executive Officers (other than himself) based on his evaluation of each Named Executive Officer’s performance, the market competitiveness of his pay and taking into account the budget, if any, for salary merit increases which has been approved by the Committee for all salaried employees across the Company. The Committee considers Mr. McMullen’s recommendations but they are not bound by them. The Committee then determines what adjustments, if any, are to be made to

Mr. McMullen’s base salary and, if so, the amount of such adjustment, based on its evaluation of his performance, the market competitiveness of his pay and taking into account the budget for salary merit increases across the Company.

In considering the Company’s budget for base salary increases in late 2011, the Committee considered the fact that the Company had achieved solid financial performance in 2011, despite record raw material costs and a slowing global economy, and that the Company had made significant progress towards achieving the Company’s strategic objectives through the successful acquisition and integration of ELIOKEM International and, in December 2011, the divestiture of the Company’s North American wallcovering business. At the same time, the Decorative Products business as a whole had continued to struggle in 2011 with volume declines in China and losses in the Global Wallcovering business resulting in an operating profit loss for the Decorative Products business in 2011. The Committee also considered the fact that market conditions had weakened significantly in the second half of 2011 and that the outlook for 2012 remained uncertain. Finally, the Committee considered market data and the need to maintain a competitive compensation structure for the Company as a whole. As a result of these considerations, management recommended, and the Committee approved, a budget for salary merit increases of 2.5%. At management’s recommendation, implementation of these salary increases for all employees was set for the first pay period in December 2011, the beginning of the Company’s 2012 fiscal year.

Accordingly, in making recommendations to the Committee for salary increases for the Company’s executive officers, Mr. McMullen recommended to the Committee that, in general, merit-based adjustments in base salary for the Company’s executive officers should be consistent with the Company’s merit budget, subject to adjustment on an individual basis to reflect Mr. McMullen’s judgment regarding individual performance and survey data provided by Pay Governance LLC in the Fall of 2011 for the purpose of evaluating the market competitiveness of the Company’s executive compensation. The survey data indicated that an adjustment in compensation was necessary for certain executive officers whose total compensation was significantly below market, due in part to below market increases in prior years and the increased size and complexity of the business following the Company’s acquisition of ELIOKEM International in December 2010. The Committee determined that, because providing each member of the Company’s Senior Leadership Team (other than Mr. McMullen) with the same opportunities to earn annual and long-term incentive pay promotes the teamwork and collaboration necessary to achieve the Company’s long-term objectives, an adjustment in base salary was the most appropriate way to address this lack of market competitiveness. Accordingly, due to concerns over the level of market competitiveness of the compensation for certain executive officers, and internal equity concerns for others, an adjustment in base salary (in addition to the 2.5% merit increase) was also recommended for Mr. Hicks, Mr. LeMay and Mr. Hohman. With respect to Mr. McMullen, the Committee determined, based on the survey data provided by Pay Governance, that his total compensation was similarly significantly below market and that an increase in base salary, in combination with an increase in long-term incentives, was appropriate to bring his total compensation in line with market. Accordingly, the Committee approved the following increases in pay for each of the Named Executive Officers, effective December 5, 2011:

Named Executive Officer	% Increase in Base Salary	Base Salary Effective December 5, 2011
Kevin M. McMullen	8.5%	$750,000
Michael E. Hicks	16.9%	$380,000
James J. Hohman	11.8%	$350,000
James C. LeMay	16.2%	$343,000
Jay T. Austin	2.5%	$276,800

The base salaries included in the “Salary” column of the Summary Compensation Table on page 60 of this Proxy Statement reflect fiscal 2011 base salary paid and do not include the increases in compensation described above.

Annual Incentive Opportunity

The primary purpose of the Company’s Executive Incentive Compensation Program, or EICP, is to reward employees for achievement of specific Company or business unit objectives. These performance objectives are derived from the annual operating plan (which is reviewed by the Board each year), assigned a weighting and approved by the Committee at the beginning of each fiscal year.

A significant portion of each Named Executive Officer’s total compensation is allocated to the EICP opportunity, which is generally dependent on achieving these pre-determined Company or business unit performance objectives. Each of the relevant performance objectives has specific levels of performance identified which, if achieved, would earn a threshold, target or maximum payout for the Named Executive Officers. The Committee assigns a specific percentage weighting to each performance objective, which reflects the level of strategic priority attributed to that objective.

The level of incentive opportunity for each Named Executive Officer is reviewed and approved annually by the Committee at the beginning of the fiscal year, typically in January.

2011 EICP.    Each of the Named Executive Officers, other than Mr. McMullen, had the following payout opportunities for performance at threshold, target and maximum: 25%, 75% and 100%, respectively, of base salary. With respect to Mr. McMullen, in February 2011 the Committee determined to increase Mr. McMullen’s maximum EICP opportunity from 125% to 150% of his base salary as a result of the assessment of market competitiveness of the Company’s compensation program conducted by Towers Watson in 2010 which indicated that Mr. McMullen’s maximum incentive opportunity was below market. The Committee further determined to fix Mr. McMullen’s target and threshold incentive opportunities at 100% of base salary and 33.3% of base salary, respectively, in order to avoid an unintended increase in bonus opportunity at the target and threshold level which otherwise would have resulted from an increase in the maximum bonus opportunity under the Company’s typical bonus structure which defines target as 75% and threshold as 25% of the maximum bonus opportunity. Accordingly, Mr. McMullen was awarded the opportunity to earn an annual incentive payout under the EICP equal to 33.3% of base salary at threshold, 100% of base salary at target and 150% of base salary at maximum achievement of the specified performance objectives. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

In fiscal 2011, the performance objectives for corporate participants included earnings before interest and taxes (EBIT) and cash flow objectives. For business segment participants, objectives included segment operating profit and segment cash flow. In order to earn any payout under the EICP, the Company must achieve threshold performance on its EBIT objective. These metrics were weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks, Mr. LeMay and Mr. Austin:

Corporate Performance
EBIT	Cash Flow
75%	25%

For Mr. Hohman:

Segment Performance		Corporate Performance
70%		30%
Segment Operating Profit	Segment Cash Flow
75%	25%

The threshold, target and maximum performance objectives for each of these metrics, which were approved by the Committee in February 2011, were as follows:

Segment Metrics
	Corporate Metrics		Segment Operating Profit		Segment Cash Flow
	EBIT	Cash Flow	Decorative Products	Performance Chemicals	Decorative Products	Performance Chemicals
Threshold	$58.6M	$8.5M	$1.0M	$78.0M	$(7.7)M	$5.8M
Target	$83.7M	$34.1M	$5.5M	$98.0M	$(3.2)M	$22.7M
Maximum	$93.2M	$42.9M	$7.5M	$105.0M	$(1.7)M	$28.6M

The Committee determined to utilize EBIT, operating profit, and cash flow as the performance objectives under the 2011 EICP because the Committee believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth. These metrics require focus on marketing and sales execution, pricing excellence, effective innovation programs and introduction of successful new products, penetrating new markets, effective working capital management, effective capital investments, a cost effective capital structure, maintaining access to debt financing, productivity gains, cost containment, continuous improvement, sustainability, and effective compliance programs. In establishing the threshold and maximum levels of performance for each metric, the Committee set broad parameters between the threshold and maximum due to the cyclical nature of the Company’s business, as well as continued market uncertainty due to the slow rate of the global economic recovery and a volatile raw material environment. In order to achieve the target performance objectives set forth above, the Company was required to achieve performance consistent with pro forma 2010 performance (including ELIOKEM), its best operating performance year ever, while achieving the maximum performance objectives required the Company to achieve significant year over year improvement.

In January 2012, payouts earned under the EICP for the 2011 fiscal year were calculated based on the Company’s and each business unit’s performance against the performance objectives set forth above. The Company reported EBIT from continuing operations of $68.1M for the 2011 fiscal year, compared to pro forma EBIT of $85.4M for 2010, and significantly below the target objectives of the EICP established in February 2011. The year over year decline was due in large part to significantly weaker market demand across most product lines in the second half of 2011 as a result of a slowing global economy and record high raw material costs. Despite these challenges, however, the Company achieved its highest EBIT and sales levels ever in 2011, strong profitability in the Performance Chemicals business and above market growth in several Decorative Products markets. As previously indicated, in assessing the Company’s performance against the established objectives for incentive compensation purposes, the Committee considers whether to include or exclude certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan. In considering the 2011 results, the Committee determined to exclude certain restructuring and severance costs, net retirement benefit plan curtailment losses, certain asset impairment charges, certain expenses related to the acquisition of ELIOKEM and related refinancing activities, and a number of other one-time items. Accordingly, the Committee determined that 2011 performance results for purposes of EICP calculations would be as follows:

Corporate Metrics		Segment Metrics
		Segment Operating Profit			Segment Cash Flow
EBIT	Cash Flow	Decorative Products		Performance Chemicals	Decorative Products		Performance Chemicals
$67.7M	$21.8M	$(7.8	)M	$89.6M	$(.9	)M	$22.7M

The corporate cash flow metric was calculated as the Company’s consolidated debt less cash at the end of December 2010 minus the Company’s consolidated debt less cash at the end of November 2011. The starting point of the end of December 2010 was chosen for the 2011 cash flow metric in order to normalize the calculation due to the closing of the ELIOKEM acquisition in mid-December 2011, which significantly impacted cash flow during the month of December 2010.

For the business unit metrics, segment operating profit for each business unit is the segment operating profit reported in accordance with SFAS No. 131 in the footnote to the Company’s financial statements for the fiscal year ended November 30, 2011, excluding certain unusual gains or losses related to unanticipated events or occurrences or unplanned management actions outside the Annual Operating Plan and changes in inventory valuations, primarily LIFO. Segment cash flow is defined as the 12 months cumulative cash flow of the business from December 2010 through November 2011.

Applying the foregoing calculations, the Company achieved a 57% of target payout on its EBIT objective and a 68.0% of target payout on its cash flow objective under the 2011 EICP, for a weighted payout on the corporate metrics of 60% of target.

The Decorative Products segment exceeded its maximum segment cash flow objective but failed to achieve threshold on its segment operating profit objective. Certain members of the Decorative Products leadership team who participate in the EICP, have a corporate component to their EICP objectives. Other Decorative Products EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Decorative Products segment metrics. Accordingly, the weighted payout achieved by Decorative Products participants varied.

The Performance Chemicals segment achieved a 72% of target payout on its segment operating profit objective and a 100% of target payout on its cash flow objective. As with Decorative Products, certain members of the Performance Chemicals leadership team participating in the EICP, including Mr. Hohman, have a corporate component to their EICP objectives. Accordingly, the weighted payout achieved for Mr. Hohman and other Performance Chemicals EICP participants with a corporate component to their EICP objectives was 79% of target. Other Performance Chemicals EICP participants have metrics related to the product lines and/or operations for which they have responsibility, in addition to Performance Chemicals segment metrics. For these participants, the weighted payout achieved varied.

The Committee considered the calculated payouts earned by each of the Company’s executive officers and how each individual’s performance contributed to the Company’s overall performance for the year. After due consideration, the Committee determined to award the following payouts to each of the Named Executive Officers under the 2011 EICP, in line with the calculated payouts earned:

Named Executive Officer	EICP Payout
Kevin M. McMullen	$415,937
Michael E. Hicks	$146,600
James J. Hohman	$172,300
James C. LeMay	$133,200
Jay T. Austin	$121,800

These cash payouts are also included in the 2011 Summary Compensation Table on page 60 of this Proxy Statement.

2012 EICP.    In January 2012, the Committee established the 2012 Executive Incentive Compensation Program awarding each of the Named Executive Officers, other than Mr. McMullen, the following payout opportunities for performance at threshold, target and maximum: 25%, 75% and 100%, respectively, of base salary. The Committee awarded Mr. McMullen a bonus opportunity under the 2012 EICP equal to 33.3% of base salary at threshold, 100% of base salary at target and 150% of base salary at maximum achievement of the specified performance objectives. Payouts are interpolated for performance falling in between established threshold and target or target and maximum performance objectives.

The Committee also approved the performance objectives under the 2012 EICP. Consistent with prior years, the performance objectives for corporate participants include an earnings metric, earnings before interest and taxes (EBIT), and cash flow objectives. For business segment participants, objectives include segment operating profit and segment cash flow. In order to earn any payout under the EICP, the Company must achieve threshold performance on its EBIT objective. For 2012, these metrics will be weighted as follows for the Named Executive Officers:

For Mr. McMullen, Mr. Hicks, Mr. LeMay and Mr. Austin:

Corporate Performance
EBIT	Cash Flow
75%	25%

For Mr. Hohman:

Segment Performance		Corporate Performance
70%		30%
Segment Operating Profit	Segment Cash Flow
75%	25%

The Committee determined, as in past years, to utilize an earnings metric (EBIT), operating profit, and cash flow as the performance objectives under the 2012 EICP because the Committee believes that these measures support the Company’s objective of creating long-term shareholder value through sustained profitable growth.

Long-Term Incentive Program

Participation in the Company’s Long-Term Incentive Program is limited to the Company’s executive officers and business unit presidents. The purpose of the program is to retain and to motivate executives to achieve sustained improvement in specified performance measures over a multi-year period. The Long-Term Incentive Program encourages long-term focus on shareholder value and is directly and materially linked to performance that the Company believes will create long-term shareholder value. The Committee sets specific threshold, target and maximum achievement levels for each multi-year performance period after reviewing the strategic business plans of the Company.

2010 – 2011 LTIP.    In January 2010, the Committee approved the 2010 – 2011 LTIP, including the performance objectives, participants and incentive opportunities available. The performance measures for the 2010 – 2011 LTIP were defined as cumulative net income earned over the two-year 2010 – 2011 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative Net Income 2010 – 2011	Average Return on Assets Employed 2010 – 2011
80%	20%

The Committee determined to utilize cumulative net income as the primary metric for the 2010 – 2011 LTIP in order to drive a focus on achieving profitable growth and to align the interests of the Company’s executives with those of its shareholders while eliminating the variability in earnings per share due to changes in the number of outstanding shares. The Committee further determined to utilize a secondary metric of return on assets employed (ROAE), as in prior years, in order to encourage the most effective use of capital and investments in the business for long-term profitability. ROAE is calculated as the average annual return on assets employed over the two year performance period.

The threshold, target and maximum performance objectives established for the 2010 – 2011 LTIP were as follows:

	Threshold	Target	Maximum
Cumulative Net Income	$20.3M	$43.1M	$61.3M
Average Return on Assets Employed	8%	10%	12%

Each of the Named Executive Officers (other than Mr. Austin who was not an executive officer when the program was established in January 2010) was approved as an eligible participant under the 2010 – 2011 LTIP. The level of long-term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in January 2010. In setting the level of incentive opportunity for each Named Executive Officer under this program, the Committee determined to maintain the same payout opportunities under the 2010 – 2011 LTIP as had been provided and determined to be market competitive in prior years. Accordingly, Mr. McMullen had the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 75% at maximum, of his average base plus EICP bonus earned over the two-year performance period. Each of the other Named Executive Officers had the opportunity to earn a long-term incentive payout equal to 10% at threshold, 20% at target and 40% at maximum, of his average annual base plus EICP bonus earned over the two-year performance period.

The Committee allocated 70% of the opportunity under the Long-Term Incentive Program to cash and the remaining 30% of the opportunity to performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives, as defined in the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. The Committee allocated a portion of the opportunity under the LTIP to performance shares to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. In order to maintain flexibility, the Committee retained the right to settle any performance shares earned in cash rather than stock, by paying the Named Executive Officers an amount equal to the number of performance shares earned multiplied by the trailing 200-day average closing price per share of OMNOVA common stock, determined as of the first business day following the end of the performance period.

To allocate the opportunity between cash and performance shares, the Committee first determined what the LTIP payout would be if paid all in cash at each of the threshold, target and maximum levels of performance. For purposes of calculating the potential all-cash LTIP payout, the Committee assumed for each year in the performance period an annual 3% salary increase and target payout (75%) under the EICP in order to estimate what each executive’s average base plus EICP bonus would be for the 2010 – 2011 performance period. Of that estimated all cash LTIP payout amount, 70% is allocated for a cash payment and the remaining 30% in performance shares. To arrive at the number of performance shares, the Committee converted 30% of the all-cash LTIP payment amount at each of the threshold, target and maximum levels of performance into an equivalent number of performance shares for each performance level by dividing that 30% cash amount by the trailing 200-day average closing price per share determined as of the day the Committee approved the 2010 – 2011 LTIP.

The long-term incentive opportunities established for each of the Named Executive Officers under the 2010 – 2011 LTIP at the threshold, target or maximum objectives were as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	16,619	28%	33,237	52.5%	62,320
Michael E. Hicks	7%	3,437	14%	6,875	28%	13,750
James J. Hohman	7%	3,383	14%	6,765	28%	13,530
James C. LeMay	7%	3,128	14%	6,255	28%	12,511
Jay T. Austin	N/A	N/A	N/A	N/A	N/A	N/A

The cash payout opportunity represents the opportunity to earn the specified percentage of the average annual base plus EICP bonus earned by the Named Executive Officer over the two year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives. The number of performance shares at each performance level is fixed. If in January 2012 when the Committee evaluates the Company’s performance against the established objectives of the 2010 – 2011 LTIP, there is any difference between the amount of the average base plus bonus as estimated at the beginning of the performance period and the actual amount of the average base plus bonus paid over the performance period (because, for example, the EICP has paid out, on average, either above or below target for the performance period) then the cash portion of any payout earned under the LTIP is increased or decreased to reflect the fact that the value of the performance shares earned (based on the trailing 200 day average closing price on the date the LTIP was approved) was either lower or higher than it would have been if the number of performance shares awarded had been based on the actual average base plus EICP bonus earned over the performance period rather than the estimated average base plus EICP bonus. There is no adjustment, however, in the number of performance shares fixed on the date the LTIP was approved. Accordingly, the executive has the benefit and the risk of an increase or decrease in the market value of the performance shares due to any increase or decrease in the market price of OMNOVA shares versus the trailing 200-day average closing price on the date the LTIP was originally approved.

In January 2012, the Company’s cumulative net income and average return on assets employed over the two year performance period and the resulting payouts earned under the 2010 – 2011 LTIP were calculated and presented to the Committee for approval. In assessing the Company’s performance against planned objectives the Committee may determine to include or exclude from the reported net income certain gains and losses related to unanticipated events and circumstances, as well as management actions taken for the long-term benefit of the Company but not contemplated by the Annual Operating Plan, because the Committee believes that management should take actions which will be in the long-term interests of the Company and its shareholders without having to consider whether taking such action will have an adverse effect on short-term results for purposes of incentive compensation. For the 2010 – 2011 performance period, these items included restructuring and severance costs, net retirement benefit plan curtailment losses, certain asset impairment charges, the reversal of a tax valuation allowance and a number of other one-time items, including but not limited to a gain on the dissolution of the RohmNova joint venture, certain expenses related to the ELIOKEM acquisition and related refinancing activities, ELIOKEM operating profit and interest expense and the impact of the higher tax rate following the reversal of the Company’s tax valuation allowance. In total, these items had the net effect of increasing cumulative net income for the 2010 – 2011 performance period, as calculated for purposes of incentive compensation calculations, to $56.3M, just below the maximum objective of $61.3M. Average return on assets employed over the two year performance period was calculated at 11.9%, again, just below the maximum performance objective established. Accordingly, each of the Named Executive Officers earned a payout under the 2010 – 2011 LTIP equal to approximately 89% of his maximum opportunity.

In calculating the payouts earned by each of the participants, as indicated above, the Committee adjusts the cash payout of the LTIP if necessary to account for any difference between the actual average base and bonus earned over the performance period and the estimated average base and bonus calculated at the beginning of the performance period. This calculation is made by first calculating the LTIP payment earned by each participant assuming the total opportunity is paid in cash. Next, the value of the performance shares earned is calculated by multiplying the number of shares earned by $4.91, which was the trailing 200-day average closing price per share at the time the performance shares were awarded in January 2010. The value of these performance shares is then subtracted from the total all cash LTIP amount and the remainder is the cash payment to which each participant is entitled. This calculation ensures that, while the 70%/30% allocation between cash and performance shares may vary slightly, the total value of the LTIP payment remains consistent with the Committee’s expectations at the time the LTIP opportunity was approved at the beginning of the performance period. Applying this calculation for the 2010 – 2011 performance period, the cash payouts and performance shares earned by the Named Executive Officers as approved by the Committee are set forth below.

	2010 – 2011 LTIP Payout
	Cash Payout	Performance Shares
Kevin M. McMullen	$610,390	55,630
Michael E. Hicks	$134,097	12,168
James J. Hohman	$135,796	11,974
James C. LeMay	$121,893	11,072
Jay T. Austin	$0	0

These cash payouts are also included in the 2011 Summary Compensation Table on page 60 of this Proxy Statement and the performance shares earned are included in the Option Exercises and Stock Vested Table on page 65 of this Proxy Statement.

2011 – 2012 LTIP.    In February 2011, the Committee approved the 2011 – 2012 LTIP, including the performance objectives, participants and incentive opportunities available. The performance metrics for the 2011 – 2012 LTIP were defined as cumulative earnings before taxes earned over the two-year 2011 – 2012 cycle and return on assets employed. These objectives were weighted as follows for all participants:

Cumulative EBT 2011 – 2012	Average Return on Assets Employed 2011 – 2012
80%	20%

The Committee determined to utilize cumulative earnings before taxes as the primary metric for the 2011– 2012 LTIP in order to maintain the focus on achieving profitable growth while encouraging accountability of the Company’s executive team for managing the Company’s financing costs and capital structure and eliminating the effect of an uncertain tax effect on earnings in 2011 due to the reversal of the tax valuation allowance. The Committee further determined to utilize a secondary metric of return on assets employed (ROAE), as in prior years, in order to encourage the most effective use of capital and investments in the business for long-term profitability. ROAE is calculated as the average annual return on assets employed over the two year performance period. The Committee then established, for both of the performance metrics, three levels of quantitative objectives for the 2011 – 2012 performance period: threshold performance, target performance and maximum performance.

Each of the Named Executive Officers was approved as an eligible participant under the 2011– 2012 LTIP. The level of long-term incentive opportunity available to each Named Executive Officer was also reviewed and approved by the Committee in February 2011. In setting the level of incentive opportunity for each Named Executive Officer under this program, the Committee determined to maintain the same payout opportunities under the 2011 – 2012 LTIP as had been provided in prior years and determined to be market competitive for all participants, other than Mr. McMullen. Accordingly, each of the Named Executive Officers (other than Mr. McMullen) have the opportunity to earn a long-term incentive payout equal to 10% at threshold, 20% at target and 40% at maximum, of his average annual base plus EICP bonus earned over the two-year performance period. With respect to Mr. McMullen, in February 2011 the Committee determined to increase Mr. McMullen’s maximum opportunity from 75% to 80% of his average annual base plus EICP bonus earned over the two year performance period. The Committee made the decision to increase his maximum bonus opportunity as a result of the assessment of market competitiveness of the Company’s compensation program conducted by Towers Watson in 2010 which indicated that Mr. McMullen’s maximum long-term incentive was below market. Accordingly, Mr. McMullen was awarded the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80% at maximum, of his average base plus EICP bonus earned over the two-year performance period.

As under the 2010 – 2011 Long-Term Incentive Program, the Committee allocated 70% of the opportunity under the 2011 – 2012 program to cash and the remaining 30% of the opportunity to performance shares, and retained the right to settle any performance shares earned in cash rather than stock. The long-term incentive opportunities established for each of the Named Executive Officers under the 2011 – 2012 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold		Target		Maximum
	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)	Cash Payout (70%)	Performance Shares (30%)
Kevin M. McMullen	14%	11,598	28%	23,197	56%	46,394
Michael E. Hicks	7%	2,245	14%	4,489	28%	8,978
James J. Hohman	7%	2,163	14%	4,326	28%	8,652
James C. LeMay	7%	2,039	14%	4,078	28%	8,155
Jay T. Austin	7%	1,865	14%	3,730	28%	7,459

The cash payout opportunity represents the opportunity to earn the specified percentage of the average annual base plus EICP bonus earned by the Named Executive Officer over the two year performance period. Payouts are interpolated for performance that falls in between the threshold and target or target and maximum performance objectives.

The Committee determined the number of performance shares available at the threshold, target and maximum performance levels in the same manner as described above for the 2010 – 2011 LTIP, by calculating the cash payout at each performance level, assuming annual 3% salary increases and target payout (75%) under the EICP, then calculating 30% of this opportunity and dividing that amount by the trailing 200-day average closing price per share on the date the Committee approved the 2011 – 2012 LTIP to arrive at a number of performance shares for each performance level.

If in January 2013 when the Committee evaluates the Company’s performance against the established objectives of the 2011 – 2012 LTIP, there is any difference between the amount of the average base plus bonus as estimated at the beginning of the performance period and the actual amount of the average base plus bonus paid over the performance period (because, for example, the EICP has paid out, on average, either above or below target for the performance period) then the cash portion of any payout earned under the LTIP will be adjusted in the same manner as described above under the 2010 – 2011 LTIP.

2012 – 2013 LTIP.    In January 2012, the Committee approved the 2012 – 2013 Long-Term Incentive Program. In approving the 2012 – 2013 LTIP, the Committee determined to modify the plan design in several significant respects. In sum, the Committee determined to:

•

change the manner in which the incentive opportunity is calculated, opting to calculate it as a percentage of base salary rather than as a percentage of base plus annual bonus as had been the case in prior years. The Committee made this change in an effort to reduce the complexity and volatility associated with the prior plan design which incorporated highly variable payments under the annual bonus plan;

•

denominate the entire long-term incentive opportunity in performance shares rather than denominating a portion in performance shares and the remainder in cash as had been the case in prior years. The Committee made this change in order to further align the interests of the executives with the shareholders by ensuring that the executives bear the risk of any change in the stock price over the performance period. The Committee also believes that this structure is less complex than the prior plan design and more typical of the plan design utilized by other companies;

•

adopt an approach whereby results achieved against the established performance objectives in year one, year two and cumulative results over the two year performance period are each weighted equally in determining payouts under the program. The Committee believes that the weighted results approach will reduce unintended program volatility by limiting the potential that performance in a single year will determine the payout for the entire performance period, while still ensuring accountability for long-term performance because cumulative results account for  1/3 of the payout calculation.

The performance metrics for the 2012 – 2013 LTIP were defined as earnings before taxes and return on assets employed. As discussed above, the Committee determined to weight these metrics and the performance over each individual year and the cumulative performance period as follows for all participants:

2012		2013		Cumulative 2012-13
33 1/3%		33 1/3%		33 1/3%

EBT	ROAE	EBT	ROAE	EBT	Ave. ROAE
80%	20%	80%	20%	80%	20%

The Committee determined to utilize earnings before taxes, consistent with the 2011-2012 LTIP, as the primary metric because they believe that this metric is well aligned with long-term shareholder value creation. The Committee further determined to utilize a secondary metric of return on assets employed (ROAE), in order to encourage the most effective use of capital and investments in the business for long-term profitability. ROAE is calculated as the average annual return on assets employed over the two year performance period. As noted above, the Committee believes that the adoption of a weighted results approach (whereby results achieved against the established performance objectives in year one, year two and cumulative results over the two year performance period are each weighted equally in determining payouts under the program) will reduce unintended program volatility by limiting the potential that performance in one year will determine the payout for the entire performance period, while still ensuring accountability for long-term performance because cumulative results account for  1/3 of the payout calculation. The Committee then established, for both of the performance metrics, three levels of quantitative objectives for the 2012 – 2013 performance period: threshold performance, target performance and maximum performance objective.

In January 2012 each of the Named Executive Officers (other than Mr. McMullen) was awarded the opportunity to earn a long-term incentive payout equal to 20% at threshold, 40% at target and 80%

at maximum, of his annual base salary in effect at the time the LTIP was approved. Mr. McMullen was awarded the opportunity to earn a long-term incentive payout equal to 60% at threshold, 125% at target and 200% at maximum, of his annual base salary in effect at the time the LTIP was approved. In determining the appropriate levels of incentive opportunity, the Committee reviewed the latest survey data provided by Pay Governance LLC in the Fall of 2011 to assess the market competitiveness of the total compensation program for the Company’s executive officers. The Committee reviewed the total long-term incentives necessary in order to achieve a market competitive compensation program taking into account all other compensation available to the executive officers. The Committee also considered the level of incentive opportunity required as a percentage of base salary at threshold, target and maximum performance to ensure that the long-term incentive opportunities remained consistent with the opportunities provided in prior years. On the basis of this review, the Committee determined that the long-term incentive opportunities set forth above were appropriate and would result in a market competitive total compensation package for Mr. McMullen and for the executive officers, as a whole.

As noted above, the Committee determined to denominate the entire opportunity under the 2012 – 2013 Long-Term Incentive Program in performance shares, with each performance share representing the right to receive one share of common stock of OMNOVA upon achievement of specified management objectives. The number of performance shares available to each of the Named Executive Officers at threshold, target and maximum performance was determined by multiplying the threshold, target and maximum incentive opportunity as described above for each participant by his base salary and then dividing that amount by $4.63, which was the 30-day average closing price per share through the day prior to the date upon which the Committee awarded the performance shares. The Committee determined to use a 30-day average closing price to convert the executive’s incentive opportunity to a number of performance shares, as opposed to a 200-day average closing price, in order to be consistent with similar calculations under the Company’s other equity programs and to ensure that the number of performance shares awarded would be reflective of the current stock price. The Committee has denominated the opportunity under the LTIP in performance shares in order to strengthen the alignment of the executives with the interests of the Company’s shareholders in increasing long-term shareholder value. Accordingly, the performance shares which each of the Named Executive Officers is eligible to earn under the 2012 – 2013 LTIP at the threshold, target or maximum objectives are as follows:

	Threshold	Target	Maximum
Kevin M. McMullen	97,192	202,484	323,974
Michael E. Hicks	16,415	32,829	65,659
James J. Hohman	15,119	30,238	60,475
James C. LeMay	14,816	29,633	59,266
Jay T. Austin	11,957	23,914	47,827

In order to maintain flexibility and to avoid significant shareholder dilution as a result of this plan design change, any performance shares determined in January 2014 to have been earned under the 2012 – 2013 LTIP will be settled in cash rather than stock. To ensure that the executive assumes the risk of any change in stock price over the two year performance period, the cash settlement value of any performance shares earned will be determined by multiplying the number of performance shares earned by the 30 day average closing price per share determined through the day prior to the date on which the Committee finally determines the payouts earned under the program. Accordingly, if the stock price decreases during the two year performance period, the value of the performance shares earned will be less than the value of the targeted award at the beginning of the performance period. Conversely, if the stock price increases during the two year performance period, the value of the performance shares earned will be greater than the value of the targeted award at the beginning of the performance period.

Discretionary Payment

In January 2011, the Committee determined to grant Mr. McMullen a one-time discretionary payment in the amount of $882,000 in recognition of 350,000 stock options with an exercise price of $5.06, granted to Mr. McMullen upon his election as Chief Executive Officer of the Company in December 2000, which expired in the money and unexercised on December 1, 2010. The Company’s executive officers were subject to an extended trading blackout while the Company pursued certain strategic initiatives in 2009 and 2010, including the dissolution of the RohmNova joint venture and related purchase of the Dow Hollow Plastic Pigment business and the ELIOKEM acquisition. This trading blackout remained in effect through the expiration date of the options. This payment to Mr. McMullen was not made pursuant to the Second Amended and Restated 1999 Equity and Performance Incentive Plan or any other plan, but rather was made because the Committee believed that it was equitable under the circumstances and that it furthered the objective of long-term shareholder value creation by incentivizing and not penalizing the Company’s management team for taking actions which it believes will be in the long-term best interests of the Company regardless of the impact on their own financial situation. In late January 2011, Mr. McMullen adopted a 10b5-1 trading plan to permit for the exercise and sale of his remaining stock option awards. This discretionary payment to Mr. McMullen is reported in the “Bonus” column of the 2011 Summary Compensation Table on page 60 of this Proxy Statement.

Equity Awards

Equity compensation is an important element of the Company’s executive compensation program. Equity-based plans such as stock options and restricted stock provide a direct link between the interests of the Company’s executives and the Company’s shareholders. In recent years, equity awards to the Company’s Named Executive Officers have consisted primarily of restricted stock awards.

The Committee considers equity awards on an annual basis, typically in June, although the Committee retains the discretion to make equity awards at other times subject to the limitations outlined in the last sentence of this paragraph. Beginning in 2012, the Committee intends to consider equity awards to the Company’s executive officers in January on an annual basis in order to better align and coordinate decisions regarding the various elements of executive compensation. Equity awards may also be granted at other meetings of the Committee to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during the year or in recognition of special accomplishments. The Committee does not grant equity awards to executive officers in anticipation of the release of earnings announcements or other material non-public information likely to result in changes to the price of our common stock.

In June 2011, the Committee granted restricted stock to the Named Executive Officers and certain other employees in positions that have the ability to significantly impact the Company’s performance. The Committee believes these awards are key to retaining talent critical to the Company’s success while at the same time providing compensation that aligns the executives’ interests with the interests of the Company’s shareholders. The size of the restricted stock grants awarded to these employees was based on a percentage of base salary and tied to the level of the employee’s position. With respect to the Named Executive Officers, Mr. McMullen recommended to the Committee a restricted stock award for each executive. The size of the recommended award for each of the Named Executive Officers (other than Mr. McMullen) is generally determined by calculating approximately 30% of the executive’s base salary and dividing it by a current 30-day average stock price and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. In 2011, however, the restricted stock awards for Mr. Hicks and Mr. LeMay were targeted at approximately 50% of their respective base salaries, in an effort to bring their total compensation for 2011 more in line with market. With respect to Mr. McMullen’s restricted stock award, the size of the award is generally determined by calculating 75% of Mr. McMullen’s base salary and dividing it by a current 30-day average stock price. In 2011, however, the Committee determined to award Mr. McMullen the same number of shares that it had awarded him in the prior year, with a value equal to approximately 80% of his base salary, based on the Committee’s evaluation of his individual performance and his contributions to the Company’s performance during the prior 12 months and progress towards achieving the Company’s strategic objectives. All shares of restricted stock awarded in June 2011 will vest on the third anniversary of the grant date, thus also providing a retention incentive for the executives to whom the shares are awarded. In addition to the June 2011 restricted stock awards, the Committee also awarded Mr. Austin 19,325 restricted shares upon his appointment as an executive officer in December 2010. These shares will vest in three approximately equal installments on the first, second and third anniversaries of the grant date. The agreements pursuant to which restricted shares were awarded provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers during fiscal 2011:

Named Executive Officer	Restricted Stock Award (#)
Kevin M. McMullen	70,000
Michael E. Hicks	18,700
James J. Hohman	12,000
James C. LeMay	17,000
Jay T. Austin	29,325

The 30-day average closing price which served as the guide for determining the number of shares to be awarded in June 2011 was $8.68. Other than with respect to Mr. Austin, all of the shares included in the table above were awarded on June 20, 2011, at which date the closing price per share was $7.99. With respect to Mr. Austin, he was awarded 19,325 shares on December 20, 2010, at which date the closing price per share was $8.43, and the remaining 10,000 shares were awarded on June 20, 2011. The Restricted Stock awards shown in this table and the grant date value of these awards (which is based on the closing price per share on the grant date) are also included in the “Stock Awards” column of the 2011 Summary Compensation Table and in the 2011 Grants of Plan-Based Awards Table on pages 60 and 62 of this Proxy Statement, respectively.

As noted above, beginning in 2012, the Committee determined to consider equity awards to the Company’s executive officers in January on an annual basis in order to better align and coordinate decisions regarding the various elements of executive compensation. Consistent with prior years, the size of the recommended award for each of the Named Executive Officers (other than Mr. McMullen) was determined by calculating approximately 30% of the executive’s base salary and dividing it by a current 30-day average stock price and then, where appropriate, adjusting the award based on factors such as individual performance and retention concerns. With respect to Mr. McMullen, as discussed earlier, the Committee determined in January 2012 to increase the long-term incentives available to Mr. McMullen as part of a plan to bring his total compensation in line with the market. Accordingly, the Committee determined that the targeted value of Mr. McMullen’s restricted stock award would be increased to 100% of his base salary. All shares of restricted stock awarded in January 2012 will vest on the third anniversary of the grant date and provide that, during the restriction period, the Named Executive Officer will have the right to vote the shares.

The following table shows the number of shares of restricted stock awarded to each of the Named Executive Officers in January 2012:

Named Executive Officer	Restricted Stock Award (#)
Kevin M. McMullen	162,000
Michael E. Hicks	24,600
James J. Hohman	22,700
James C. LeMay	22,200
Jay T. Austin	17,950

The 30-day average closing price which served as the guide for determining the number of shares to be awarded was $4.63. All of the shares included in the table above were awarded on January 18, 2012, at which date the closing price per share was $5.21 The Restricted Stock awards shown in this table will be reflected in the Summary Compensation Table and Grants of Plan Based Awards Table in the Company’s 2013 Proxy Statement, respectively.

Employee Benefits

The Named Executive Officers are eligible to participate in various employee benefit plans and programs generally available to salaried employees. These benefits include health and welfare benefits as well as retirement benefits. In addition to benefits available generally to all salaried employees, the Company also maintains excess benefit plans which restore the pension and retirement savings plan benefits which would otherwise be lost as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and retirement savings plans. The Named Executive Officers are also eligible to receive certain other perquisites available only to the Company’s executive officers. These various employee benefits are provided as one element of the Company’s executive compensation program to ensure that the program remains sufficiently competitive to attract, retain and motivate highly qualified executive officers and other employees.

Health and Welfare Benefits.    The Named Executive Officers participated in various health and welfare benefit programs generally available to all salaried employees during fiscal year 2011, including medical, dental and company provided life insurance. Company provided life insurance for each of the Named Executive Officers includes a $100,000 term life policy. Mr. McMullen also has an individual life insurance policy in the amount of $4 million for which the Company pays the premiums pursuant to the terms of his Employment Agreement.

The Named Executive Officers also participate in the Supplemental Long-Term Disability Plan, which is referred to in this report as the Supplemental LTD plan. The Supplemental LTD plan is available to all salaried employees participating in the Company’s Executive Incentive Compensation Program. The purpose of the plan is to replace a reasonable amount of an executive officer’s income upon disability in excess of payments provided pursuant to the long-term disability program offered to all salaried employees and paid for entirely by employees electing to participate. The Supplemental LTD plan acts as a supplement to the underlying plan by making up the difference between the benefits provided by the underlying plan and the amount of benefits equal to two-thirds of the employee’s base salary plus annual incentive bonus paid during the year prior to the qualifying disability, up to a maximum of $8,000 per month. There is no additional cost to eligible employees to participate in the Supplemental LTD plan.

Retirement Benefits.    The Named Executive Officers participate in the following tax-qualified retirement benefit plans:

•	The OMNOVA Solutions Inc. Consolidated Pension Plan, which is referred to in this report as the Pension Plan; and

•	The OMNOVA Solutions Inc. Retirement Savings Plan, which is referred to in this report as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which all full-time U.S. based salaried and non-union hourly employees hired prior to December 1, 2004 participate. Salaried and non-union hourly employees hired on or after December 1, 2004 are not eligible to participate in the Pension Plan. Effective June 1, 2009, the Pension Plan was frozen for all salaried and non-union hourly employees, meaning that there have been no further accruals of benefits under this plan for any participants since this date. Each of the Named Executive Officers (other than Mr. Austin who was hired after the plan was closed to new participants) is a participant in and accrued a benefit under this plan until June 1, 2009. For more information about the terms of this plan and the Named Executive Officers’ accrued benefits, see the Pension Benefits Table and the accompanying narrative beginning on page 66 of this Proxy Statement.

The Retirement Savings Plan is a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code in which all full-time U.S. based employees are eligible to participate, including the Named Executive Officers. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. During 2011, salaried and non-union hourly participants received Company matching contributions at the rate of 50% of employee contributions up to 6% of eligible compensation, for a maximum Company match of 3% of eligible compensation. Beginning in 2012, salaried and non-union hourly participants will receive Company matching contributions at the rate of 100% of the first 1% of employee contributions plus 50% of the next 5% of employee contributions, for a maximum potential Company match of 3.5% of eligible compensation. Matching contributions available to union employees are determined by the terms of their collective bargaining agreement. The Company’s matching contributions made under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2011 are included in the “All Other Compensation” column of the 2011 Summary Compensation Table on page 60 of this Proxy Statement.

Benefits Restoration Plans.    The Named Executive Officers also participate in certain excess benefit plans which relate to the Pension Plan and the Retirement Savings Plan. These plans are referred to jointly in this report as the Benefits Restoration Plans. The Benefits Restoration Plans are unfunded, nonqualified plans available to any employee who qualifies for a benefit under either the Pension Plan or the Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plans. The purpose of the Benefits Restoration Plans is to restore the Pension Plan and Retirement Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to, and payment of benefits from, tax qualified pension and 401(k) savings plans. By restoring these benefits, the Benefits Restoration Plans permit the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Pension Plan and Retirement Savings Plan. The Pension Benefits Restoration Plan was frozen at the same time that the underlying Pension Plan was frozen for salaried employees. Accordingly, there have been no further accruals of pension benefits under the Pension Benefits Restoration Plan since June 1, 2009.

Executive Perquisites.    The Company’s executive officers are also provided with certain personal benefits and executive perquisites, as described below. While the Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites may be an important factor in attracting and retaining highly qualified executives.

Attributed costs of these perquisites for the Named Executive Officers during fiscal year 2011 are included in the “All Other Compensation” column of the 2011 Summary Compensation Table on page 60 of this Proxy Statement.

Club Memberships.    The Company pays or reimburses initiation fees and monthly dues for a private club for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club. This perquisite is offered to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. Currently, this benefit is only provided to Mr. McMullen and Mr. Hohman.

Financial Planning, Tax Preparation and Estate Planning.    The Company pays or reimburses its executive officers for certain financial, estate and tax planning and tax preparation fees and expenses. The Company has made arrangements with The Ayco Company, L.P. to provide these services to its executive officers. If an executive officer elects to participate in this program, the Company pays 100% of the annual retainer and 90% of any fees incurred for services to the executive during the year. The executive pays the remaining 10% of fees incurred. This perquisite is offered to assist executive officers in obtaining high-quality financial counseling and to enable them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    The Company pays for annual physicals and related tests and examinations, and any necessary travel vaccinations, for each of the Company’s executive officers. This perquisite is offered as part of an overall philosophy of encouraging preventive medicine to promptly identify and address medical issues and to preserve the Company’s investment in its executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Severance and Change in Control Benefits.    Recognizing that providing severance compensation for a period of time following job loss is necessary when recruiting executive talent, and that the period of time required to find suitable employment is longer for executives than for other positions, the Committee has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan. Each of the Named Executive Officers other than Mr. McMullen is eligible for the benefits of this plan. The plan provides for the payment of severance benefits to eligible officers of the Company in the case of involuntary termination of the officer’s employment, other than in the event of a termination for cause. The severance benefits available include 12 months salary continuation; payment of a bonus (payable at the time such bonuses are normally payable) prorated to reflect that portion of the fiscal year completed at the time of termination and calculated using the actual attainment of performance objectives for such fiscal year; 12 months medical, dental and life insurance benefit continuation; and outplacement assistance.

The Company is party to an employment agreement with Mr. McMullen, which provides that Mr. McMullen will be eligible for severance benefits if the Company terminates his employment other than for cause prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer, or to reduce his base pay or eligibility for incentive pay. Severance benefits available to Mr. McMullen include:

•

termination pay in an amount equal to two times the sum of (i) base annual salary and (ii) the higher of his base annual salary or the highest year-end bonus which he received in the previous three fiscal years;

•	accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms;

•

payment of any unpaid LTIP awards for completed performance periods and a prorated LTIP payout for any performance period not yet completed at the time of termination, calculated using the greater of target or actual performance for that portion of the performance period which has not been completed at the time of termination;

•	continuation of health, life insurance and financial counseling benefits for 24 months; and

•	outplacement assistance.

The Company has also entered into change in control agreements with Messrs. McMullen, Hicks, Hohman and LeMay. The change in control agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value in the event of a change in control. The change in control agreements provide for a severance payment in an amount equal to the executive officer’s base salary plus annual bonus multiplied by a factor of three if, within two years after a change-in-control, the executive’s employment is terminated (i) by the Company for any reason other than death, disability or cause, or (ii) by the officer following the occurrence of one or more adverse events enumerated in the agreement. The agreements also provide for payment of long-term incentive awards under the Long-Term Incentive Program, continuation of health and life insurance benefits for 36 months, payment of any excise taxes (and an additional amount so that the executive receives the same after-tax compensation that he would have received but for the application of such excise taxes), financial counseling, outplacement and accounting fees and costs of legal representation if required to enforce the agreement. With respect to Messrs. Hicks, Hohman and LeMay, if they become eligible for severance benefits under their change of control agreements, they are not eligible for severance benefits under the Corporate Officers Severance Plan.

Mr. McMullen’s change in control agreement includes a requirement that any amount which may become payable under the change in control agreement be offset by any amount which may be paid under his employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for purposes of calculating the severance payment, bonus is defined as not less than 125% of base salary at the highest rate in effect at any time prior to the time Mr. McMullen’s employment terminates, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a change-in-control, with the right to compensation under his agreement. The change in control agreements renew annually unless terminated pursuant to their provisions.

Additional information regarding the severance program, the change in control agreements and benefits payable under such plans is included in the “Potential Payments upon Termination or Change of Control” table and the related narrative descriptions beginning on page 69 of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Corporate Governance Committee during fiscal 2011 or, as of the date of this proxy statement, is or has been, an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Company’s Named Executive Officers for fiscal years 2011, 2010 and, 2009.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Kevin M. McMullen	2011	$690,727	$882,000	$692,125	$1,026,327	$90,027	$77,063	$3,458,268
Chairman, Chief Executive	2010	$671,400	$0	$885,088	$1,967,034	$126,173	$80,120	$3,729,815
Officer and President	2009	$657,523	$0	$531,330	$1,383,764	$297,994	$29,293	$2,899,904

Michael E. Hicks	2011	$324,327	$0	$175,114	$280,697	$98,531	$19,090	$897,759
Senior Vice President and	2010	$307,500	$0	$168,597	$552,231	$113,324	$18,588	$1,160,240
Chief Financial Officer	2009	$301,154	$0	$96,120	$427,122	$255,142	$3,402	$1,082,940

James J. Hohman	2011	$312,792	$0	$120,646	$308,096	$95,719	$18,845	$856,099
Vice President; President,	2010	$302,600	$10,575	$172,638	$543,191	$83,845	$18,552	$1,131,401
Performance Chemicals	2009	$295,154	$0	$96,120	$433,452	$169,501	$3,156	$997,383

James C. LeMay	2011	$294,608	$0	$159,181	$255,093	$59,682	$17,474	$786,037
Senior Vice President,	2010	$279,800	$0	$160,062	$502,489	$66,863	$15,958	$1,025,172
Corporate Development; General Counsel	2009	$274,046	$0	$88,110	$388,651	$152,920	$1,868	$905,595

Jay T. Austin(7)	2011	$247,154	$0	$264,162	$121,800	$0	$9,620	$642,735
Vice President, Global
Sourcing and Logistics

(1)	Included in the salary reported in this column for each Named Executive Officer are the following amounts deferred for 2011, 2010 and 2009, respectively, under the Retirement Savings Benefits Restoration Plan: Mr. McMullen, $77,102, $71,291 and $3,023; Mr. Hicks, $23,213, $22,200 and $13,467; Mr. Hohman, $29,631, $28,816 and $23,915; Mr. LeMay, $19,767, $16,939 and $1,260; and, for 2011, Mr. Austin, $9,138. These amounts for 2011 are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 68 of this Proxy Statement.

(2)	The amounts reported in this column reflect discretionary payments made to Mr. McMullen during 2011 and Mr. Hohman during 2010 in respect of stock options which expired in the money and unexercised as the result of an extended trading blackout while the Company pursued certain strategic initiatives in 2009 and 2010. Both Mr. McMullen and Mr. Hohman have since entered into 10b5-1 trading plans to permit the exercise and sale of their remaining stock options. For additional information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Discretionary Payment” on page 54 of this Proxy Statement.

(3)	This column shows the grant date fair value, computed in accordance with FASB Accounting Standards Codification Topic 718, of (i) restricted shares awarded each of the Named Executive Officers pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan, and (ii) performance shares that each of the Named Executive Officers is eligible to earn, disregarding in each case any estimates for forfeitures in the case of awards with service-based vesting conditions. The amounts in this column do not necessarily represent a realized financial benefit for the Named Executive Officer because the restricted shares may not have vested (and may be forfeited) and the performance shares may not have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the restricted shares vest and/or the performance shares are earned. The assumptions made in valuing the restricted stock awards reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011. For purposes of valuing the performance shares reported in this column for 2011, the Company estimates a number of shares that will be earned based on the Company’s estimate at November 30, 2011 of performance that will be achieved against the objectives of the 2011 – 2012 program. The grant date fair value reported above reflects this estimated number of shares multiplied by the closing price per share of common stock on the date the performance shares were awarded.

For 2011, the current estimate is that the performance shares earned under the 2011– 2012 LTIP will be in between the threshold and target number of shares awarded. Accordingly, the grant date fair value of these performance shares which each executive is eligible to earn is reflected in the table as follows: Mr. McMullen, $132,825; Mr. Hicks, $25,701; Mr. Hohman, $24,766; Mr. LeMay, $23,351; and Mr. Austin, $21,352. If the maximum number of shares awarded were earned, the grant date fair value of such maximum number of shares would be as follows: Mr. McMullen, $318,727; Mr. Hicks, $61,679; Mr. Hohman, $59,439; Mr. LeMay, $56,025; and Mr. Austin, $51,243. For 2010, the performance shares awarded have already been earned and therefore the grant date fair value of the actual shares earned under the 2010 – 2011 LTIP are reflected. There were no performance shares awarded in 2009.

No restricted shares were forfeited by the Named Executive Officers during the 2009, 2010 or 2011 fiscal years.

For additional information regarding the restricted shares awarded to the Named Executive Officers and the performance shares that the Named Executive Officers are eligible to earn, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program” beginning on pages 54 and 47 of this Proxy Statement, respectively. Restricted stock and performance shares awarded in fiscal 2011 are also included in the Grants of Plan Based Awards Table on page 62 of this Proxy Statement.

(4)	This column includes cash payouts earned under the Executive Incentive Compensation Program and Long-Term Incentive Programs as follows:

For fiscal 2011:

2011 EICP

Mr. McMullen, $415,937; Mr. Hicks, $146,600; Mr. Hohman, $172,300; Mr. LeMay, $133,200; and Mr. Austin, $121,800.

2010 – 2011 LTIP

Mr. McMullen, $610,390; Mr. Hicks, $134,097; Mr. Hohman, $135,796; Mr. LeMay, $121,893; and Mr. Austin, $0.

For fiscal 2010:

2010 EICP

Mr. McMullen, $839,250; Mr. Hicks, $307,500; Mr. Hohman, $302,600; and Mr. LeMay, $279,800.

2009 – 2010 LTIP

Mr. McMullen, $1,127,784; Mr. Hicks, $244,731; Mr. Hohman, $240,591; and Mr. LeMay, $222,689.

For fiscal 2009:

2009 EICP

Mr. McMullen, $839,250; Mr. Hicks, $307,500; Mr. Hohman, $302,600; and Mr. LeMay, $279,800.

2008 – 2009 LTIP

Mr. McMullen, $544,514; Mr. Hicks, $119,622; Mr. Hohman, $130,852; and Mr. LeMay, $108,851.

For additional information regarding the 2011 EICP and the 2010 – 2011 LTIP, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2011 EICP” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2010 – 2011 LTIP” beginning on pages 44 and 47 of this Proxy Statement, respectively.

(5)	The Company’s pension benefits for salaried and non-union hourly employees were frozen as of June 1, 2009, and since that date none of the Named Executive Officers has accrued any additional benefits. The amounts in this column represent the year over year change in the current or present value of amounts to be paid in the future under the Company’s pension plans at normal retirement age for each Named Executive Officer. The actual cash payout is frozen and will not change. These amounts are calculated in accordance with the regulations of the Securities and Exchange Commission, using the same assumptions as used for financial reporting purposes under generally accepted accounting principles ASC 715. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, only increases in present value are shown in the table and any reduction in present value is shown as $0. The calculations for 2011, 2010 and 2009 resulted in an increase in the present value of these future retirement payments, driven primarily by a reduction in the interest rate used to calculate the present value of the future cash payments, and does not reflect any change in benefit formulas or the amount of actual cash payments to be made under the plan. The change in the annual actuarial present value of pension benefits for Mr. Austin is reported as $0 because Mr. Austin is not a participant in the Company’s pension plans.

None of the Named Executive Officers has received above market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2011:

	Company Contributions to Defined Contribution Plans (a)	Imputed Income for Company Paid Life Insurance/Life Insurance Premiums Paid (b)	Perquisites (c)	Total “All Other Compensation”
K. M. McMullen	$45,901	$10,797	$20,365	$77,063
M. E. Hicks	$18,956	$134	$0	$19,090
J. J. Hohman	$18,462	$383	$0	$18,845
J. C. LeMay	$17,234	$240	$0	$17,474
J. T. Austin	$9,508	$112	$0	$9,620

(a)	Includes Company contributions to the executive’s account in the OMNOVA Solutions Retirement Savings Plan (which provides that the Company will match 50% of up to 6% of contributions to the plan by eligible salaried employees) and the executive’s account in the Retirement Savings Benefits Restoration Plan, a nonfunded plan which includes amounts not eligible for inclusion in the OMNOVA Solutions Retirement Savings Plan due to limitations imposed by the Internal Revenue Code on contributions to and includable compensation under qualified plans.

(b)	Includes for Mr. McMullen $10,797 paid by the Company for a $4 million life insurance policy on Mr. McMullen, pursuant to the terms of his Employment Agreement.

(c)	No Named Executive Officer received an executive perquisite that exceeded the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer. The amounts included in this column represent amounts paid or reimbursed by the Company for private club dues, financial planning, tax preparation and estate planning fees and personal travel, hotel lodging and entertainment expenses for the executive and his spouse to attend a sales recognition event for the Company’s account managers.

(7)	Mr. Austin first became an executive officer of the Company in December 2011. Accordingly, compensation is only reported for Mr. Austin for fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with regard to non-equity and equity incentive plan awards, as well as all other stock awards and option awards granted to the Named Executive Officers during the 2011 fiscal year.

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. M. McMullen
	EICP(1)		$230,477	$691,500	$1,037,250
	LTIP(2)	2/9/11	$155,041	$310,082	$620,165	11,598	23,197	46,394
	EPIP(3)	6/20/11							70,000	$559,300
M. E. Hicks
	EICP(1)		$81,250	$243,750	$325,000
	LTIP(2)	2/9/11	$33,012	$66,024	$132,048	2,245	4,489	8,978
	EPIP(3)	6/20/11							18,700	$149,413
J. J. Hohman
	EICP(1)		$78,300	$234,900	$313,200
	LTIP(2)	2/9/11	$33,985	$67,970	$135,940	2,163	4,326	8,652
	EPIP(3)	6/20/11							12,000	$95,880
J. C. LeMay
	EICP(1)		$73,800	$221,400	$295,200
	LTIP(2)	2/9/11	$29,988	$59,976	$119,952	2,039	4,078	8,155
	EPIP(3)	6/20/11							17,000	$135,830
J. T. Austin
	EICP(1)		$67,500	$202,500	$270,000
	LTIP(2)	2/9/11	$27,426	$54,852	$109,704	1,865	3,730	7,459
	EPIP(3)	12/20/10							19,325	$162,910
		6/20/11							10,000	$79,900

(1)	EICP refers to the Company’s annual incentive program, the Executive Incentive Compensation Program. Estimated payouts at threshold, target and maximum were calculated for each Named Executive Officer other than Mr. McMullen based on 25%, 75% and 100% of base salary in effect on November 30, 2011. For Mr. McMullen, estimated payouts at threshold, target and maximum were calculated based on 33.3%, 100% and 150% of base salary in effect on November 30, 2011. Actual EICP payouts earned for 2011 are included in the Summary Compensation Table on page 60 of this Proxy Statement and discussed in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Opportunity — 2011 EICP” beginning on page 44 of this Proxy Statement.

(2)	LTIP refers to the Company’s 2011 – 2012 Long-Term Incentive Program. On February 9, 2011, the Compensation and Corporate Governance Committee of the Company’s Board of Directors granted each of the Named Executive Officers the opportunity to earn both a cash payout and performance shares if the cumulative earnings before tax and average ROAE objectives established by the Committee were achieved over the two-year performance period. The cash payout opportunity for each of the Named Executive Officers other than Mr. McMullen is equal to 7%, 14% and 28% at threshold, target and maximum, respectively, of the executive’s average base salary and EICP bonus over the two-year performance period. For Mr. McMullen, the cash payout opportunity is equal to 14%, 28% and 56% at threshold, target and maximum, respectively, of Mr. McMullen’s average base salary and EICP bonus paid over the two-year performance period. In order to calculate the estimated cash payouts at threshold, target and maximum under the 2011 – 2012 LTIP, average base salary and EICP bonus for the 2011 – 2012 performance period were assumed for each Named Executive Officer to be equal to the executive’s base salary in effect on November 30, 2011 and actual 2011 EICP bonus paid. Each performance share represents the right to receive one share of common stock of OMNOVA Solutions Inc. upon achievement of the established objectives. The Committee retains the right, however, to settle any performance shares earned in cash rather than stock. The 2011 – 2012 Long-Term Incentive Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentive Program — 2011 – 2012 LTIP” beginning on page 50 of this Proxy Statement. The grant date fair value of the performance share awards is included in the Stock Awards column of the Summary Compensation Table on page 60 of this Proxy Statement. The market value of the performance shares at November 30, 2011, assuming a maximum payout, is set forth in the 2011 Outstanding Equity Awards at Fiscal Year End Table on page 64 of this Proxy Statement.

(3)

EPIP refers to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan. On June 20, 2011, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded each Named Executive Officer the number of shares of restricted stock indicated in the foregoing table. The grant date fair value of these awards is calculated by multiplying the number of shares awarded each Named Executive Officer by $7.99, the closing price per share of OMNOVA common stock on June 20, 2011, the date the shares were awarded. Also, on December 20, 2010, the Compensation and Corporate Governance Committee of OMNOVA’s Board of Directors awarded Mr. Austin

19,325 shares of restricted stock. The grant date fair value of these shares is calculated by multiplying the number of shares awarded by $8.43, the closing price per share of OMNOVA common stock on December 20, 2010, the date these shares were awarded.

All restricted stock awards, other than the December 2010 restricted stock awarded to Mr. Austin, will vest in full on the third anniversary of the grant date, provided that the executive remains employed by the Company on that date. The restricted stock awarded to Mr. Austin on December 20, 2010, will vest in three equal installments on the first, second and third anniversaries of the grant date. If the executive’s employment terminates by reason of his death, disability or retirement prior to the vesting date, vesting of all shares will be accelerated. The agreements pursuant to which the restricted shares were awarded also provide the executive with the right to vote the shares and to receive dividends declared, if any, prior to the vesting date. These restricted stock awards are discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Equity Awards” beginning on page 54 of this Proxy Statement.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table and the compensation programs under which the grants described in the Grants of Plan Based Awards Table were made, including the material terms of these programs and awards, are described in the “Compensation Discussion and Analysis” beginning on page 36 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information regarding option awards and stock awards held by the Named Executive Officers as of November 30, 2011.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Other Rights That Have Not Vested(5) ($)
Name	Exercisable(1)
K. M. McMullen	107,500	$8.20	4/4/2012
	240,000	$4.15	12/12/2012
	50,000	$5.90	7/9/2014
				339,000	$1,474,650	46,394	$201,814
M. E. Hicks	38,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				66,700	$290,145	8,978	$39,054
J. J. Hohman	40,000	$8.20	4/4/2012
	45,000	$4.15	12/12/2012
				60,700	$264,045	8,652	$37,636
J. C. LeMay	38,000	$8.20	4/4/2012
				61,800	$268,830	8,155	$35,474
J. T. Austin				29,325	$127,564	7,459	$32,447

(1)	All outstanding stock options granted to the Named Executive Officers are vested in full. No stock options have been granted to a Named Executive Officer since 2004.

(2)	Includes unvested shares of restricted stock granted to the Named Executive Officers in June 2009, June 2010 and June 2011. The following are the number of shares that will vest for each Named Executive Officer on June 24, 2012, June 22, 2013, and June 20, 2014, respectively, in each case the third anniversary of the grant date: Mr. McMullen, 199,000, 70,000 and 70,000 shares; Mr. Hicks, 36,000, 12,000 and 18,700 shares; Mr. Hohman, 36,000, 12,700 and 12,000 shares; and Mr. LeMay, 33,000, 11,800 and 17,000 shares. For Mr. Austin, includes: (a) 19,325 shares which will vest in nearly equal installments over a three year period on December 20, 2011, December 20, 2012 and December 20, 2013, as follows: 6,442 shares, 6,442 shares and 6,441 shares; and (b) 10,000 shares which will vest on June 20, 2014, the third anniversary of the grant date.

(3)	Market value calculated by multiplying the number of unvested shares of restricted stock held by each Named Executive Officer by $4.35, the closing price per share of OMNOVA common stock on November 30, 2011, the last day of OMNOVA’s 2011 fiscal year.

(4)	Reflects the maximum number of performance shares that each Named Executive Officer is eligible to earn under the 2011 – 2012 Long-Term Incentive Program.

(5)	Market value of performance shares is calculated by multiplying the maximum number of shares each Named Executive Officer is eligible to earn under the 2011 – 2012 Long-Term Incentive Program by $4.35, the closing price per share of OMNOVA common stock on November 30, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding stock options exercised by, restricted shares that vested for, and performance shares earned by the Named Executive Officers during the 2011 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
K. M. McMullen	107,500	$121,562	195,630	$1,415,432
M. E. Hicks	22,000	$22,000	38,168	$272,435
J. J. Hohman	22,000	$22,000	41,974	$303,585
J. C. LeMay	67,000	$207,630	37,072	$266,725
J. T. Austin	0	$0	0	$0

(1)	Includes restricted shares which vested on June 24, 2011 and performance shares earned under the 2010-2011 LTIP.

(2)	Represents the value realized by the Named Executive Officer upon vesting of the restricted shares and performance shares. The value realized is calculated, with respect to the restricted shares, by multiplying the number of shares that vested by the closing price per share of $8.04 on June 24, 2011 and, with respect to the performance shares, by multiplying the number of shares earned by the closing price per share on January 18, 2012, the date that the Committee certified the results of the 2010-2011 LTIP and determined the number of shares earned.

PENSION BENEFITS TABLE

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the OMNOVA Solutions Consolidated Pension Plan and the OMNOVA Solutions Pension Benefits Restoration Plan (referred to as the Consolidated Pension Plan and the Benefits Restoration Plan, respectively).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
K. M. McMullen	Consolidated Pension Plan	12.75	$275,646	$0
	Benefits Restoration Plan	12.75	$821,394	$0
M. E. Hicks	Consolidated Pension Plan	31.25	$545,488	$0
	Benefits Restoration Plan	31.25	$485,736	$0
J. J. Hohman	Consolidated Pension Plan	13.17	$522,891	$0
	Benefits Restoration Plan	13.17	$387,543	$0
J. C. LeMay	Consolidated Pension Plan	19.00	$417,768	$0
	Benefits Restoration Plan	19.00	$203,294	$0
J. T. Austin	Consolidated Pension Plan	0	$0	$0
	Benefits Restoration Plan	0	$0	$0

The OMNOVA Solutions Consolidated Pension Plan is a qualified defined benefit pension plan in which all full-time U.S.-based salaried and non-union hourly employees hired prior to December 1, 2004 participate. With the exception of Mr. Austin, each of the Named Executive Officers is a participant in the Consolidated Pension Plan. Effective June 1, 2009, the Consolidated Pension Plan was frozen for all salaried and non-union hourly employees, meaning that since that date there have been no further accruals of benefits under this plan for any participant, including the Named Executive Officers.

The Consolidated Pension Plan provides for a benefit for salaried employees, including the Named Executive Officers, (A) for years of service prior to December 1, 2004 of (i) 1.125% of average compensation up to the average Social Security wage base (ASSWB) plus 1.5% of average compensation in excess of the ASSWB multiplied by the total of such years of service up to 35 years and (ii) 1.5% of average compensation multiplied by the total years of service in excess of 35 years, and (B) for each year of service after December 1, 2004 (i) prior to attainment of 35 years of service, 1.625% of annual compensation up to the ASSWB plus 2.0% of annual compensation in excess of the ASSWB, and (ii) after attainment of 35 years of service, 2.0% of annual compensation. There are no accruals of benefits for any service on or after June 1, 2009. The plan provides credit for years of service with GenCorp, the Company’s former parent company. Compensation considered under the plan for purposes of computing the benefit to which a participant is entitled includes salary and annual incentive compensation.

The normal form of payment of pension benefits under the plan is a life annuity. However, other payment options are available. A participant who has been married to his or her spouse for at least one year at his or her pension commencement date may elect to receive a joint and survivor annuity consisting of a reduced pension benefit during the participant’s lifetime with 50 percent of that benefit continuing to be paid to the surviving spouse for the remainder of his or her life. Married participants may alternatively elect a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for the remainder of his or her life or a reduced pension with the full amount of the reduced pension continuing to be paid to his or her surviving spouse for a term certain following the participant’s death.

The Pension Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the Consolidated Pension Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to and payments of benefits from such plan. The benefit provided by this plan is equal to the amount a participant would have received under the Consolidated Pension Plan but does not because of the limitations imposed by the Internal Revenue Code on pension benefits under qualified plans. By restoring these benefits, the Pension Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Consolidated Pension Plan. Since June 1, 2009, there have also been no further accruals of benefits under the Pension Benefits Restoration Plan.

The present value of accumulated benefits under both the Consolidated Pension Plan and the Pension Benefits Restoration Plan have been calculated as of the Company’s measurement date of November 30, 2011 using the same assumptions used by the Company for financial reporting purposes under generally accepted accounting principles ASC 715, but using a normal retirement age of 65. These assumptions are described in Note O of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2011.

Of the Named Executive Officers included in the Pension Benefits Table, only Messrs. Hohman and LeMay are currently eligible to retire. The Consolidated Pension Plan provides that a participating salaried employee who has completed ten years of vesting service and has attained his 55th birthday may retire on the first day of any month thereafter and be eligible for an early retirement pension. If Mr. Hohman or Mr. LeMay were to retire and elect to begin receiving his pension benefits prior to the first day of the month following his 65th birthday, the monthly early retirement pension to which he would be entitled would be equal to  1/12 of his accrued pension and actuarially reduced in accordance with the plan.

The OMNOVA Solutions Consolidated Pension Plan and the Pension Benefits Restoration Plan are discussed further in the Company’s Compensation Discussion & Analysis under the captions “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Retirement Benefits” and “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” on page 57 of this Proxy Statement.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the contributions, earnings, withdrawals/distribution and aggregate balances at fiscal year end for the Named Executive Officers in the Retirement Savings Benefits Restoration Plan.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
K. M. McMullen	$77,102	$38,551	$(15,676)	$0	$916,942
M. E. Hicks	$23,213	$11,606	$13,648	$0	$403,499
J. J. Hohman	$29,631	$11,112	$2036	$0	$302,819
J. C. LeMay	$19,767	$9,884	$10,785	$0	$212,376
J. T. Austin	$9,138	$2,742	$63	$0	$11,943

(1)	Represents employee contributions to the OMNOVA Solutions Retirement Savings Benefits Restoration Plan, an excess benefit plan that is intended to restore the benefits of the OMNOVA Solutions Retirement Savings Plan (the Company’s tax qualified 401(k) savings plan) to employees who would otherwise lose such benefits as a result of Internal Revenue Code limitations on contributions to tax qualified savings plans.

(2)	Represents the Company’s matching contributions contributed to the Retirement Savings Benefits Restoration Plan.

The Retirement Savings Benefits Restoration Plan is an unfunded, nonqualified plan available to any employee who qualifies for a benefit under the OMNOVA Solutions Retirement Savings Plan and who incurs a reduction in such benefit as a result of Internal Revenue Code limitations on contributions to such plan. The purpose of the Benefits Restoration Plan is to restore the Savings Plan benefits which eligible employees and their beneficiaries would otherwise lose as a result of Internal Revenue Code limitations on contributions to tax qualified 401(k) savings plans. By restoring these benefits, the Retirement Savings Benefits Restoration Plan permits the total benefits to be provided to such eligible employees on the same basis as benefits are provided to all other employees under the Retirement Savings Plan. The investment options available under the Retirement Savings Benefits Restoration Plan are identical to the investment options available under the Retirement Savings Plan, except that there is no OMNOVA Common Stock Fund. Since there is no OMNOVA Common Stock Fund in the Retirement Savings Benefits Restoration Plan, Company matching contributions in the Retirement Savings Benefits Restoration Plan are allocated to the investment options elected by the participant in the same proportion as the participant’s contributions are allocated among the investment options. The Company matched 50% of employee contributions up to 6% of eligible compensation, for a total Company match of 3% of eligible compensation.

The OMNOVA Solutions Retirement Savings Benefits Restoration Plan is discussed further in “Compensation Discussion and Analysis — Elements of Executive Compensation — Employee Benefits — Benefits Restoration Plans” on page 57 of this Proxy Statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that may require the Company to provide compensation and other benefits to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination or change in control and triggering event occurring on November 30, 2011 (the last business day of the Company’s fiscal year), the following table describes the potential payments upon such termination or change in control for each Named Executive Officer.

Name	Retirement or Other Voluntary Termination		Involuntary Not For Cause Termination		For Cause Termination	Involuntary or Good Reason Termination ( in connection with a Change-in-Control)		Disability		Death
K. M. McMullen
Cash Severance(1)	$1,427,806	(2)	$4,592,239		$0	$6,136,111		$1,427,806	(2)	$1,427,806	(2)
Restricted Shares(3)	$0		$1,474,650	(4)	$0	$1,474,650		$1,474,650		$1,474,650
Benefits	$0		$93,650	(5)	$0	$196,120	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$4,100,000	(6)
280G Gross-Up	$0		$0		$0	$2,606,521		$0		$0
Total	$1,427,806		$6,160,539		$0	$10,413,402		$2,902,456		$7,002,456
M. E. Hicks
Cash Severance(1)	$367,241	(2)	$681,804		$0	$2,132,637		$367,241	(2)	$367,241	(2)
Restricted Shares(3)	$0		$0		$0	$290,145		$290,145		$290,145
Benefits	$0		$84,190	(5)	$0	$122,840	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$872,002		$0		$0
Total	$367,241		$765,994		$0	$3,417,624		$657,386		$757,386
J. J. Hohman
Cash Severance(1)	$393,061	(2)	$696,444		$0	$2,195,904		$393,061	(2)	$393,061	(2)
Restricted Shares(3)	$264,045		$0		$0	$264,045		$264,045		$264,045
Benefits	$0		$81,883	(5)	$0	$120,533	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$908,068		$0		$0
Total	$657,106		$778,327		$0	$3,488,550		$657,106		$757,106
J. C. LeMay
Cash Severance(1)	$333,827	(2)	$619,565		$0	$1,938,649		$333,827	(2)	$333,827	(2)
Restricted Shares(3)	$268,830		$0		$0	$268,830		$268,830		$268,830
Benefits	$0		$78,247	(5)	$0	$116,897	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$801,867		$0		$0
Total	$602,657		$697,812		$0	$3,126,243		$602,657		$702,657
J. T. Austin
Cash Severance(1)	$129,913	(2)	$368,954		$0	$368,954		$129,913	(2)	$129,913	(2)
Restricted Shares(3)	$0		$0		$0	$127,564		$127,564		$127,564
Benefits	$0		$68,756	(5)	$0	$68,756	(5)	$0		$0
Insurance Proceeds	$0		$0		$0	$0		$0		$100,000
280G Gross-Up	$0		$0		$0	$0		$0		$0
Total	$129,913		$437,710		$0	$565,274		$257,477		$357,477

(1)	Amounts calculated pursuant to the terms of the executives’ severance agreements or change in control agreements, as applicable. For severance payable upon a change in control or upon death, disability or retirement (but not any other voluntary termination), also includes the value of Performance Shares that the executive is eligible to earn under the 2011-2012 Long-Term Incentive Program, prorated to reflect the portion of the performance period which has been completed at termination and assuming target attainment of the performance objectives. The value of such Performance Shares is calculated assuming a cash value per Performance Share equal to the closing price per share of OMNOVA common stock on November 30, 2011 of $4.35.

(2)	Amount includes the executive’s payouts earned for the performance period ending November 30, 2011 under the 2011 Executive Incentive Compensation Program and 2010-2011 Long-Term Incentive Program.

(3)	Amount includes payment of an amount equal to the market value of the executive’s unvested restricted shares on the last business day of the fiscal year. With respect to the column captioned “Retirement or Other Voluntary Termination”, restricted shares payment is only applicable in the case of retirement and not any other voluntary termination of employment. As of November 30, 2011, only Mr. Hohman and Mr. LeMay were eligible to retire.

(4)	Pursuant to Mr. McMullen’s Employment Agreement, in the event that his employment is involuntarily terminated other than for cause, his unvested restricted stock would continue to vest in accordance with the terms of the award. For purposes of this table, the shares of unvested restricted stock held by Mr. McMullen on November 30, 2011 were assumed to have a value equal to the closing price per share of OMNOVA common stock on November 30, 2011 of $4.35.

(5)	For all executives other than Mr. McMullen and Mr. Austin, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $19,325 per year for three years in the case of a change in control termination and one year in the case of an involuntary termination not for cause. For Mr. McMullen, benefits include maximum cost of outplacement services for 12 months of 20% of the executive’s salary, as reflected in the change of control agreements, plus the full cost of Company provided medical, dental and basic life insurance at an annual cost of $19,325 per year for three years in the case of a change in control termination and, in the case of an involuntary termination not for cause, includes the full cost of Company provided medical, dental and basic life insurance for two years plus $15,000 for outplacement assistance and $40,000 for financial counseling, in accordance with the terms of Mr. McMullen’s Employment Agreement. For Mr. Austin, benefits include the reasonable cost of outplacement services for 12 months (estimated at 20% of the executive’s salary for purposes of this calculation), plus the full cost of Company provided medical, dental and basic life insurance for one year, in accordance with the terms of the Corporate Officers Severance Plan.

(6)	Includes a $100,000 payment under a group term life policy provided by the Company and a $4,000,000 payment under an individual policy for which the Company pays the premiums.

Terminations Following a Change in Control

The Company has entered into change in control agreements with the Company’s five elected executive officers, four of whom are also Named Executive Officers. The change in control agreements are designed to promote stability and continuity of senior management in the event of any actual or threatened change in control of the Company and to encourage management to remain in service after a change in control. Under these agreements, certain benefits are payable by the Company if a “triggering event” occurs within two years after a Change in Control.

A Triggering Event occurs if within two years after a Change in Control (i) the Company terminates the employment of the executive for any reason other than death, disability or “Cause” or (ii) the executive terminates employment following the occurrence of one or more adverse events: (a) failure to elect or reelect or otherwise maintain the executive in the office or position the executive held immediately prior to a Change in Control, or a substantially equivalent office or position, of or with the Company and/or a subsidiary of the Company, or failure to elect or the removal of the executive as a director of the Company (if the executive was a director immediately prior to the Change in Control); (b) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company; (c) a reduction in the executive’s base salary; (d) a reduction in the executive’s opportunities for incentive pay (including but not limited to a reduction in target bonus percentage or target award opportunity) provided by the Company; (e) the termination or denial of an executive’s rights to benefits or a reduction in the scope or aggregate value; (f) the executive determines that a change in circumstances has occurred following the Change in Control, including without limitation, a change in scope of the business or activities that the executive was responsible for immediately prior to the Change in Control, which has rendered the executive substantially unable to carry out, has substantially hindered the executive’s performance of, or has caused the executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change of Control; (g) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors assume all of the duties and obligations of the Company under the change in control agreement; or (h) the Company relocates its principal executive office, or requires the executive to have his principal location of work changed, to any location that is in excess of thirty miles from the location thereof immediately prior to the Change in Control, or requires the executive to travel away from his office more than fourteen consecutive calendar days or an aggregate of more than ninety calendar days in any consecutive 365 calendar-day period.

A Change in Control occurs if (a) the Company sells or transfers all or substantially all of the Company’s assets to another corporation or entity, (b) the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction the shareholders of the Company own less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interest of the acquiring corporation or entity, (c) any person or group of persons, acting alone or together with any of its affiliates or associates, acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company, (d) at any time during a period of two years, individuals who were directors of the Company at the beginning of the period no longer constitute a majority of the members of the Board of Directors unless the election, or nomination for election by the Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least two-thirds of the directors who are in office at the time of the election or nomination and were directors at the beginning of the period, or (e) the Board decides that any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change of Control.

The change in control agreement defines “Cause” as (a) a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company, (b) intentional wrongful damage to property of the Company, (c) intentional wrongful disclosure of secret processes or confidential information of the Company, or (d) intentional wrongful engagement in any competitive activity.

Within five business days after the occurrence of a Triggering Event, the Company must pay Messrs. Hicks, Hohman and LeMay an amount equal to three times the sum of their respective base salary and incentive pay (an amount equal to not less than the average of the annual bonus made in any fiscal year during the last three fiscal years immediately preceding, or, if greater, 75% of the maximum bonus opportunity for the fiscal year in which the Change in Control occurs pursuant to the Executive Incentive Compensation Program). The Company will provide the executive continued health and welfare benefits (including medical, dental and life insurance) that are comparable to or better than those provided to the executive at the time of the Change in Control until the earlier of three years from the date of the Triggering Event and the date the executive becomes eligible to receive comparable or better benefits from a new employer. In addition, the Company has agreed to provide the executive with financial counseling for two years in a manner similar to that provided to the executive prior to the Change in Control and outplacement services for a period of up to one year so long as this cost does not exceed 20% of the executive’s base salary. The change in control agreements renew annually unless terminated pursuant to their provisions.

Mr. McMullen’s change in control agreement includes a requirement that any amount that may become payable under the change in control agreement be offset by any amount that may be paid under his executive employment agreement as a result of termination of employment. Mr. McMullen’s agreement also provides that (i) for the purposes of calculating the severance payment, bonus is defined as no less than 125% of base salary in effect at the time a change in control occurs, and (ii) he may terminate his employment for any reason, or without reason, during the 60-day period immediately following the date six months after the occurrence of a Change in Control, with the right to receive severance compensation under his change in control agreement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated within two years following a Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due at the time of termination for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed at the time of the executive’s termination, calculated using the “target” attainment of Performance Goals. The Company will pay to the executive a cash amount equal to the value of the Performance Shares earned with each Performance Share having a value equal to the market value per share on the date of the executive’s termination. Any stock options that the executive has not exercised prior to termination will terminate upon the earlier of (i) 120 days after termination of the executive’s employment and (ii) the expiration of the option.

Each change in control agreement includes a non-compete provision that prohibits the executive, for a period of three years, from engaging in activity that is substantially and directly in competition with the Company. Additionally, payment of the severance compensation under the change in control agreement is conditioned on the officer signing a release of any claims against the Company.

Each change in control agreement provides that to the extent any of the payments to be made to the executive (together with all other payments of cash or property, whether pursuant to the change in control agreement or otherwise) constitutes “excess parachute payments” under certain tax laws, including Section 280G of the Internal Revenue Code, the Company will pay the executive such additional amounts as are necessary to cause him to receive the same after-tax compensation that he would have received but for the application of such tax laws.

For any Named Executive Officer who is not a party to a change in control agreement, he or she will be eligible for benefits under the OMNOVA Solutions Officers’ Severance Plan, as described below, in the event of involuntary termination of the executive’s employment following a change in control.

Other Terminations

The Compensation and Corporate Governance Committee of the Board of Directors has adopted the OMNOVA Solutions Corporate Officers’ Severance Plan, which, in the case of involuntary termination of the executive’s employment, other than in the event of a Change in Control (as described above) for executive’s who are party to a change in control agreement, or termination for “Cause”, provides for (i) salary continuation for 12 months after the date of termination; (ii) payment of an EICP bonus calculated based on actual attainment of performance objectives for the relevant performance period and prorated to reflect that portion of the year during which the executive was employed by the Company; (iii) medical, dental and life insurance benefits continuation for 12 months at the same levels elected prior to termination; and (iv) outplacement assistance for a period not to exceed 12 months. The Officers’ Severance Plan defines Cause as (a) a material violation of the Company’s Business Conduct Policies, (b) the conviction for any felony or any offense involving moral turpitude; (c) the willful failure by the executive to perform his or her duties; and (d) any act deliberately committed to provoke termination. Each of the Named Executive Officers other than Mr. McMullen is eligible for benefits under the Corporate Officers’ Severance Plan.

In order to be eligible to receive payment under the Corporate Officers’ Severance Plan, upon termination of employment, the executive must execute a settlement agreement and release. Pursuant to the settlement agreement and release, the executive is prohibited for a period of two years after employment termination from (a) engaging in certain activities that are competitive with the Company or (b) soliciting any employees of the Company to leave employment with the Company. Additionally, the settlement agreement and release prohibits the executive from disclosing confidential or proprietary information about the Company.

Under Mr. McMullen’s employment agreement, if the Company terminates Mr. McMullen’s employment other than for “Cause” prior to age 65 or if Mr. McMullen elects to terminate his employment due to the Board’s decision to remove him as Chairman or Chief Executive Officer or to reduce his base pay or eligibility for incentive pay, he will be entitled to (a) termination pay in an amount equal to two times the sum of (1) his base annual salary and (2) the higher of his base annual salary or the highest year-end bonus that he received in the previous three fiscal years; (b) accelerated vesting of all unvested stock options and continued exercisability of all options and vesting of restricted shares for the remainder of their respective terms; (c) payment of all amounts earned under the Company’s Long-Term Incentive Program for completed performance periods plus a prorated payment for each performance period which has not been completed at the time of termination (calculated using the greater of actual or target attainment of performance goals for that portion of any performance period not completed), (d) continuation of medical, dental and life insurance benefits and financial planning assistance for 24 months following termination; and (e) outplacement assistance. Mr. McMullen’s employment agreement defines Cause as any willful (i) failure to follow any instruction or policy of the Company or the directors of the Company, (ii) commission of any felony, (iii) falsification of any Company document, or (iv) act committed to provoke dismissal.

In the event of an executive’s death or disability, the executive will receive benefits under a Company-provided life insurance policy in the amount of one times salary (up to a maximum of $100,000). The benefits are provided by a third party insurer. In addition, the Company maintains an additional life insurance policy in the amount of $4 million for Mr. McMullen, pursuant to the terms of his Employment Agreement.

Under the Second Amended and Restated 1999 Equity Incentive Plan, if an executive’s employment is terminated due to death, disability or retirement, then any restricted shares granted to the executive by the Company prior to the executive’s termination vest automatically and all restrictions on the transfer of the restricted shares lapse. Additionally, the executive is entitled to any performance shares due to him at the time of his death, disability or retirement for any Performance Period already completed and an amount equal to a prorated number of Performance Shares for the Performance Period that has not been completed, calculated using the “target” attainment of Performance Goals. Any stock options the executive was granted under the Second Amended and Restated 1999 Equity and Performance Incentive Plan that are not yet exercisable will lapse automatically and may not be exercised, upon the executive’s death, disability or retirement.

Under the Second Amended and Restated 1999 Equity and Performance Incentive Plan, if an executive’s employment is terminated for any reason other than death, disability, retirement or Change in Control, then any restricted shares granted to the executive by the Company prior to the executive’s termination that have not yet vested are forfeited and cancelled. Additionally, the executive forfeits any Performance Shares that the executive has not earned prior to termination. However, the Compensation and Corporate Governance Committee of the Company may, in its discretion, determine that the executive is entitled to receive a pro rata or other portion of the Performance Shares. The executive also forfeits any stock options that the executive has not yet exercised.

Under the Company’s Executive Incentive Compensation Program, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed fiscal year not yet paid at the time of termination, as well as a payment for the current fiscal year based on actual attainment of objectives and prorated to reflect that portion of the year during which he or she was employed by the Company.

Under the Company’s Long-Term Incentive Plan, if a participant’s employment is terminated due to his or her death, disability, retirement or other involuntary not for cause termination, then he or she is entitled to payment for any completed performance period not yet paid at the time of termination. The Compensation and Corporate Governance Committee may, in its discretion, in the event of an executive’s death, disability or retirement, determine to provide a prorated payment for any performance period not yet completed based on actual attainment of objectives.

DIRECTOR COMPENSATION

In early 2010, the Compensation and Corporate Governance Committee engaged Towers Watson to conduct an assessment of the market competitiveness of the Company’s non-employee director compensation program. Prior to 2010, the last increase in director’s compensation had taken effect January 1, 2006.

In conducting the assessment, Towers Watson reviewed data compiled from the most recent proxy filings of a group of 25 manufacturing companies in the S&P 600 Small Cap Index with revenues ranging from $400M to $1.6B and a group of 23 companies that are industry peers. The results of this assessment indicated that the Company’s non-employee director compensation was in the bottom quartile, well below competitive data. As with executive compensation, compensation at the 50th percentile of market is considered to be competitive.

After reviewing the results of the Towers Watson assessment of the market competitiveness of the Company’s non-employee directors’ compensation program, and considering that there had been no change in such compensation since January 2006, the Board of Directors determined to increase the total annual non-employee directors’ compensation beginning in 2011 to $100,000, payable $50,000 in cash and $50,000 in equity. Further, again based on an assessment of market competitive data and practices, the Board determined to pay an additional retainer of $7,500 to the Company’s presiding director beginning in 2012. The additional retainer of $5,000 payable to committee chairpersons remained unchanged. Directors who are also employees of the Company are not compensated separately for serving on the Board. Directors are not paid additional compensation for attendance at Board or committee meetings.

The equity component of directors’ compensation consists of a deferred share award. The number of deferred shares of OMNOVA common stock awarded to each director is determined by dividing the target equity value ($50,000 in 2011) by the average closing price per share of OMNOVA common stock on the New York Stock Exchange for the 30 days preceding the grant date. The grant date is typically the date that precedes the date of the Company’s Annual Meeting of Shareholders. These deferred shares will vest on the later of the first anniversary of the grant date or the director’s termination of service on the board. The deferred shares are awarded under the OMNOVA Solutions Second Amended and Restated 1999 Equity and Performance Incentive Plan, or a successor equity plan.

As noted earlier in this report, the Company’s directors are subject to stock ownership guidelines. These guidelines require that each director achieve an ownership level of 12,000 shares of the Company’s stock within five years of the date upon which he or she is first elected as a director. In determining a director’s level of ownership, shares owned directly by the director, as well as time-based unvested deferred shares and phantom shares held in the director’s deferred compensation plan count toward the satisfaction of the ownership guidelines.

Nonemployee directors may elect to defer all or a percentage of their cash retainer and any committee chairman’s fees. The deferred compensation plan is unfunded. Amounts deferred at the election of the director are credited with phantom shares in the OMNOVA Solutions Stock Fund, an S&P 500 index fund or a cash deposit program, as selected by the director. Deferred amounts and earnings are payable in cash in either a lump sum or installments as elected by the director commencing, at the director’s election, (i) 30 days after termination of his service as a director, (ii) on a fixed future date specified by the director at the time of his deferral election or (iii) upon the director’s attainment of a certain age specified by him at the time of his deferral election.

In February 2000, the Board of Directors discontinued availability of the Retirement Plan for Nonemployee Directors to any subsequently elected directors. Pursuant to this plan, each nonemployee director who terminated his or her service on the Board after at least sixty months of service (including service on the Board of Directors of GenCorp Inc. prior to the spin-off of OMNOVA Solutions in October 1999) would receive an annual retirement benefit equal to .60 multiplied by the retainer in effect on the date the director’s service terminated, until the number of monthly payments made equals the lesser of (a) the individual’s months of applicable service as a director or (b) 120 monthly payments. In the event of death prior to payment of the applicable number of installments, the aggregate amount of unpaid monthly installments would be paid, in a lump sum, to the retired director’s surviving spouse or other designated beneficiary, if any, or to the retired director’s estate. Mr. Percy is the only currently serving director who is eligible for this plan and, in accordance with an election made at the time the plan was discontinued in February 2000, his participation in the retirement plan was frozen at that time. Accordingly, no further service benefit has accrued for Mr. Percy under the plan since February 2000. Mr. D’Antoni, Mr. Merriman, Mr. Porcellato, Mr. Rothwell, Mr. Seelbach and Mr. Stefanko joined the Board after February 2000 and, therefore, never participated in the Retirement Plan for Nonemployee Directors.

Under the Board’s retirement policy, a non-employee director will offer his or her resignation at the meeting preceding his or her 75th birthday.

Director Compensation Table

The following table sets forth compensation information for our nonemployee directors for fiscal year 2011.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)	Total ($)
D. J. D’Antoni	$50,000	$47,275	$0	$0	$0	$0	$97,275
M. J. Merriman	$55,000	$47,275	$0	$0	$0	$0	$102,275
S. W. Percy	$55,000	$47,275	$0	$0	$36,250	$0	$138,525
L. B. Porcellato	$50,000	$47,275	$0	$0	$0	$0	$97,275
A. R. Rothwell	$50,000	$47,275	$0	$0	$0	$0	$97,275
W. R. Seelbach	$50,000	$47,275	$0	$0	$0	$0	$97,275
R. A. Stefanko	$50,000	$47,275	$0	$0	$0	$0	$97,275

(1)	Includes cash portion of the annual retainer of $50,000. For Messrs. Merriman and Percy also includes additional fees of $5,000 for service as a committee chair.

(2)	This column represents the grant date fair value, excluding estimates for forfeitures, for deferred shares awarded each of the directors in 2011 pursuant to the Company’s Second Amended and Restated 1999 Equity and Performance Incentive Plan and in accordance with the Company’s compensation program for directors. Compensation expense for deferred shares is expensed over a one year period from the date of the grant because directors are eligible to receive the shares one year following the date of grant. The assumptions made in valuing the deferred shares reported in this column are described in Note Q of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2011. The amounts included in this column do not reflect whether the director has actually realized a financial benefit from the awards. No deferred shares were forfeited by the directors during the 2011 fiscal year.

On March 16, 2011, 7,152 deferred shares were awarded to each non-employee director. The grant date fair value of these deferred share awards for each of the non-employee director was $47,275, calculated by multiplying the number of deferred shares awarded each director by the closing price per share of OMNOVA common stock of $6.61 on the grant date of March 16, 2011.

At November 30, 2011, the aggregate number of deferred shares held by each director was as follows: Mr. D’Antoni, 26,067; Mr. Merriman, 23,853; Mr. Percy, 26,067; Mr. Porcellato, 21,836; Mr. Rothwell, 11,261; Mr. Seelbach, 26,067; and Mr. Stefanko, 26,067. There were no restricted shares held by any director as of November 30, 2011.

(3)	No stock options were granted to any director in 2011. Accordingly, there is no grant date fair value of options reported. Additionally, no stock options were forfeited by the directors during the 2011 fiscal year.

At November 30, 2011, the aggregate number of stock options held by each director was as follows: Mr. D’Antoni, 5,000; Mr. Merriman, 0; Mr. Percy, 10,000; Mr. Porcellato, 0; Mr. Rothwell, 0; Mr. Seelbach, 10,000; and Mr. Stefanko, 0.

(4)

As discussed above, no current non-employee director has accrued any service under the Retirement Plan for Nonemployee Directors since February 2000 and of the current directors only Mr. Percy is eligible for a benefit under this plan. The annual benefit available to eligible directors is equal to .60 multiplied by the retainer in effect at the time the director’s service on the Board terminates. The director is then entitled to receive a monthly benefit in the amount of  1/12 of the annual benefit for the lesser of the number of months of credited service the director has accrued under the Retirement Plan for Nonemployee Directors and 120 months. Mr. Percy has accrued 29 months of credited service under the plan. Due to the increase in the annual retainer for directors in 2010, the aggregate value of the benefit accrued for Mr. Percy under the Retirement Plan for Nonemployee Directors in the 2011 fiscal year increased from $108,750 to $145,000. If Mr. Percy were to elect to receive this benefit in a lump sum upon retirement from the Board, the aggregate value of the benefit would be discounted to the present value at that time. Additionally, in 2011 and prior years, certain directors have elected to defer some or all of their retainer and chairman’s fees pursuant to the Deferred Compensation Plan for Nonemployee Directors. Any fees deferred in 2011 have nevertheless been included under the column “Fees Earned or Paid in Cash”. None of the directors received above market or preferential earnings on deferred compensation during fiscal year 2011.

BENEFICIAL OWNERSHIP

The following tables set forth the beneficial ownership of the Company’s common stock by directors and executive officers of the Company as of January 17, 2012, as well as the name, address, number and percentage of shares owned by each person who, to the knowledge of the Company, was the beneficial owner of more than five percent of the 45,785,641 shares of the Company’s common stock outstanding as of January 17, 2012. Unless otherwise indicated, share ownership is direct.

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock(2)
David J. D’Antoni	10,023	(3),(5)	*
Michael J. Merriman	3,000	(5)	*
Steven W. Percy	18,117	(3),(5)	*
Larry J. Porcellato	30,000	(5)	*
Allan R. Rothwell	0	(5)	*
William R. Seelbach	42,023	(3),(5)	*
Robert A. Stefanko	2,513	(5)	*
Kevin M. McMullen	1,069,759	(3),(4)	2.3%
Michael E. Hicks	282,352	(3),(4)	*
James J. Hohman	338,046	(3),(4)	*
James C. LeMay	213,957	(3),(4)	*
Jay T. Austin	28,436	(3),(4)	*
Directors and Officers as a group	2,498,222	(3),(4)	5.1%

*	Less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by directors, nominees or the Named Executive Officers have been pledged as security.

(2)	Calculated using 45,785,641 shares as the number of outstanding shares.

(3)	Includes shares subject to stock options which may be exercised within 60 days of January 17, 2012 as follows: Mr. D’Antoni, 5,000 shares; Mr. Percy, 10,000 shares; Mr. Seelbach, 10,000 shares; Mr. McMullen, 397,500 shares; Mr. Hicks, 83,000 shares; Mr. Hohman, 85,000 shares; Mr. LeMay, 38,000 shares; and all directors and executive officers as a group, 678,500 shares.

(4)	Includes the approximate number of shares credited to the individual’s account as of January 17, 2012 under the OMNOVA Solutions Retirement Savings Plan.

(5)	In addition to the shares reflected in this table, the directors also hold the following numbers of deferred shares: Mr. D’Antoni, 26,067 shares; Mr. Merriman, 23,853 shares; Mr. Percy, 26,067 shares; Mr. Porcellato, 21,836 shares; Mr. Rothwell, 11,261 shares; Mr. Seelbach, 26,067 shares; and Mr. Stefanko, 26,067 shares. Deferred shares represent the right to receive one share of OMNOVA common stock for each deferred share awarded upon the later of one year from the date of grant or the director’s termination of service on the Board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The information set forth in the following table was derived from reports filed with the Securities and Exchange Commission by the beneficial owners on the dates indicated in the footnotes below.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock(4)
FMR LLC 82 Devonshire Street Boston, MA 02109	6,788,776	(1)	14.8%
GAMCO Asset Management, Inc. One Corporate Center Rye, NY 10580	3,661,050	(2)	8.0%
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	2,571,510	(3)	5.6%

(1)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2011, FMR LLC reported that as of September 30, 2011, it shared investment discretion with its affiliates Fidelity Management & Research Co. and FMR Co., Inc. over 6,426,426 shares, with respect to which shares it had no voting authority; and that it shared investment discretion with its affiliate Pyramis Global Advisors Trust Company over 362,350 shares, with respect to which shares it had sole voting authority.

(2)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 10, 2011, GAMCO Asset Management, Inc., reported that as of September 30, 2011, it had sole investment discretion over 2,341,050 shares, with respect to which it had sole voting authority over 2,306,050 shares and no voting authority over 35,000 shares. Also, pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 14, 2011, Gabelli Funds LLC, an affiliate of GAMCO Asset Management, Inc., reported that as of September 30, 2011, it had sole investment discretion and voting authority over 1,320,000 shares.

(3)	Pursuant to a Schedule 13F-HR filed with the Securities and Exchange Commission on November 15, 2011, The Vanguard Group, Inc. reported that as of September 30, 2011, it shared investment discretion with its affiliate Vanguard Fiduciary Trust Company over 69,993 shares, with respect to which shares it had sole voting authority; and that it had sole investment discretion over 2,501,517 shares, with respect to which shares it had no voting authority.

(4)	Calculated using 45,785,641 shares as the number of outstanding shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain officers, directors and beneficial owners of the Company’s equity securities file various reports of transactions effected in OMNOVA Solutions common stock with the Securities and Exchange Commission. The Company has procedures in place to assist these persons in preparing and filing these reports on a timely basis. The Company believes that the directors and officers timely complied with all filing requirements with respect to 2011, except that, due to an administrative error, one Form 4 was filed late for each of the following directors with respect to one transaction, the reporting of the deferred shares awarded to such directors on March 16, 2011: David J. D’Antoni, Michael J. Merriman, Steven W. Percy, Larry J. Porcellato, Allan R. Rothwell, William R. Seelbach and Robert A. Stefanko.

OTHER INFORMATION

YOUR VOTE IS IMPORTANT. Regardless of whether you expect to attend the meeting in person, you are urged to vote your shares by promptly marking, signing, dating and returning your proxy card or, in the alternative, by voting your shares electronically either over the Internet (http://www.proxyvoting.com/omn) or by touchtone telephone (1-866-540-5760).

Kristine C. Syrvalin

Secretary

Appendix A

OMNOVA SOLUTIONS INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated Effective January 19, 2012

1.	AMENDMENT AND RESTATEMENT, PURPOSE AND DURATION OF PLAN

1.1 AMENDMENT AND RESTATEMENT: OMNOVA Solutions Inc. hereby amends and restates the following bonus plan, as set forth herein, which will be called the “OMNOVA Solutions Inc. Executive Incentive Compensation Plan.” The Plan is being amended and restated to comply with the requirements of Section 409A and Section 162(m) of the Code.

1.2 PURPOSE: The purpose of the Plan is to motivate Participants to achieve key team and individual performance targets, to reward Participants for outstanding performance, and to enhance the value of the Company by linking the personal interests of Participants to the interests of the Company’s shareholders. The Plan also is intended to provide to the Company flexibility in its ability to hire, motivate, and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business.

1.3 EFFECTIVE DATE: The Plan originally became effective October 1, 1999, and was subsequently amended and restated effective January 20, 2006, and again on January 1, 2009. This amendment and restatement is effective January 19, 2012.

1.4 DURATION OF PLAN: The Plan will remain in effect until terminated by the Committee in accordance with Section 11.1.

2.	DEFINITIONS AND INTERPRETATION

2.1 DEFINITIONS: Whenever used in the Plan, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized.

(a)	BASE PAY: An amount equal to the annual base salary (excluding bonus, commissions, expense reimbursements, employee benefits, and all other non-base salary amounts) paid to a Participant in a Fiscal Year.

(b)	BENEFICIARY: The person or persons determined in accordance with Article 7.

(c)	BOARD: The Board of Directors of the Company.

(d)	CAUSE: For the purposes of the Plan, “Cause” shall be defined as:

(i)	A material violation of any of the Company’s Business Conduct Policies;

(ii)	The conviction for any felony or any offense involving moral turpitude;

(iii)	The Participant’s willful failure to perform the Participant’s duties; or

(iv)	Any material act deliberately committed to provoke termination.

(e)	CHANGE IN CONTROL: The occurrence of any of the following events, subject to the provisions of the last paragraph hereof:

(i)

All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period.

Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (ii) hereof solely because (1) the Company, (2) a subsidiary of the Company, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership

(f)	CHIEF EXECUTIVE OFFICER: The Chief Executive Officer of the Company.

(g)	CODE: The Internal Revenue Code of 1986, as presently in effect or hereafter amended.

(h)	COMMITTEE: The Compensation and Corporate Governance Committee of the Board, which shall consist solely of two or more outside directors or such other committee of Outside Directors, appointed annually by the Board.

(i)	COMPANY: OMNOVA Solutions Inc.

(j)	DISABILITY or DISABLED: Means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Committee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(k)	EFFECTIVE DATE: October 1, 1999. The Plan has subsequently been amended and restated effective January 20, 2006, again effective January 1, 2009, and most recently effective January 19, 2012.

(l)	EMPLOYEE: A full-time salaried employee (including, without limitation, a director who also is an employee) of the Company or a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

(m)	FISCAL YEAR: The Company’s fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30.

(n)	INCENTIVE BONUS: A dollar amount determined pursuant to Article 4 and paid to a Participant pursuant to Articles 5 and 6.

(o)	INCENTIVE OPPORTUNITY: An amount expressed as a percentage of a Participant’s Base Pay, which shall be determined by the Committee or the Chief Executive Officer, as appropriate, for each Participant for each Fiscal Year as the maximum (or, at the discretion of the Committee, the target) Incentive Bonus for which the Participant shall be eligible for the Fiscal Year.

(p)	NET BONUS: The amount of a Participant’s Incentive Bonus, after deduction of (i) any pre-tax contribution pursuant to any election which the Participant may have in effect under the terms of any employee benefit plan of the Company, (ii) any federal, state or local taxes of any kind required by law to be withheld, and (iii) any after-tax contribution pursuant to any election which the Participant may have in effect under the terms of any employee benefit plan of the Company.

(q)	OUTSIDE DIRECTOR: A member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Code Section 162(m) and the relevant regulations.

(r)	PLAN: The OMNOVA Solutions Inc. Executive Incentive Compensation Plan, as described in this document.

(s)	PARTICIPANT: An Employee who is employed, during a Fiscal Year, in a position determined by the Chief Executive Officer to have sufficient scope, authority and impact on the Company’s performance to qualify for participation in the Plan.

(t)	PARTICIPATING SUBSIDIARY: Any domestic corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Plan in a manner determined by the Committee.

(u)

PERFORMANCE OBJECTIVES: The objective measures of achievement determined (i) by the Committee with respect to the Company’s executive officers (including the Chief Executive Officer), or (ii) by the Chief Executive Officer with respect to all other Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed. The Performance Objectives may be made absolute or relative to the past performance of the individual Participants, the Company, subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed, or relative to the performance of other corporations. The Performance Objectives applicable to any award to an executive officer shall be based on specified levels of, or growth in, one or more of the following criteria: (1) cash flow; (2) earnings per share; (3) earnings before taxes; (4) earnings before interest and taxes; (5) EBITDA; (6) net income; (7) return on assets; (8) return on assets employed; (9) return on equity; (10) return on invested capital; (11) return on total capital; (12) revenues; (13) volumes; (14) stock price; (15) total return to stockholders; (16) economic value added; (17) operating profit; (18) working capital; (19) working capital turnover; (20) inventory; (21) productivity; and (22) quality; or any combination of the foregoing.

(v)	Separation from Service: The Participant’s termination from employment with the Company and all affiliates on account of the Participant’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code. A Participant will not be deemed to have experienced a Separation from Service if on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if the Participant provides continuing services that average more than 20% of the services provided by the Participant to the Company or its affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its affiliates, if the Participant has provided services to the Company or its affiliates for less than 36 months). If a Participant provides services both as an employee and as an independent contractor of the Company, the Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. If a Participant provides services both as an employee of the Company and as a director on the Board, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service under this Plan unless it is aggregated with any plan in which the Participant participates as a director under Section 409A of the Code and the regulations thereunder

2.2 GENDER AND NUMBER: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

2.3 TIME OF EXERCISE: Any action or right specified in the Plan may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

2.4 AMENDMENTS: The Plan and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

2.5 SEVERABILITY: If any provision of the Plan is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Plan will be enforced as if such illegal or invalid provision had not been included herein.

3.	OVERVIEW OF THE PLAN

The Plan is designed to allow a Participant to earn an Incentive Bonus based upon attainment by the Company and/or the Participant of specific Performance Objectives. Each Fiscal Year, the Committee, with respect to the Company’s executive officers (including the Chief Executive Officer), and the Chief Executive Officer, with the approval of the Committee, with respect to all other Participants, will approve for each Participant (i) the Performance Objectives, (ii) the Incentive Opportunity, (iii) the degree to which the Performance Objectives are achieved, and (iv) the actual amount of the Incentive Bonus earned.

4.	INCENTIVE BONUS

4.1 ELIGIBILITY FOR INCENTIVE BONUS: Upon a determination by the Committee that the applicable Performance Objectives and other specific terms and conditions established in accordance with this Article 4 have been achieved, each Participant shall be eligible to receive an Incentive Bonus following the conclusion of the applicable Fiscal Year.

4.2 PERFORMANCE OBJECTIVES: Within a reasonable period after the beginning of each Fiscal Year, but not later than 90 days after the beginning of such Fiscal Year, nor later than such time as satisfaction of the relevant Performance Objectives is substantially certain, the Committee, with respect to the Company’s executive officers (including the Chief Executive Officer), and the Chief Executive Officer, with the approval of the Committee, with respect to all other Participants will approve the Performance Objectives for each Participant for such Fiscal Year. Such Performance Objectives will be set forth in the Performance Objectives Worksheet for that Participant for that Fiscal Year, as well as in the Appendix to the Plan for that Fiscal Year. Different Performance Objectives may be established for each Participant.

4.3 INCENTIVE OPPORTUNITY: Within a reasonable period after the beginning of each Fiscal Year, the Committee, with respect to the Company’s executive officers (including the Chief Executive Officer), and the Chief Executive Officer with respect to all other Participants, will approve for each Participant the Incentive Opportunity for the Participant for such Fiscal Year, expressed as a percentage of a Participant’s Base Pay for the Fiscal Year. Each Participant’s aggregate Incentive Opportunity for a Fiscal Year may be the sum of separate percentages specified for the Performance Objectives, as expressed in an objective formula.

4.4 AMOUNT OF INCENTIVE BONUS: Following the conclusion of a Fiscal Year, the Committee will certify satisfaction of the respective Performance Objectives and determine the dollar amount of the Incentive Bonus that will be paid to a respective Participant for that Fiscal Year within 2  1/2 months after the end of such Fiscal Year and paid in accordance with Section 5.1.

5.	PAYMENT OF INCENTIVE BONUS

5.1 PAYMENT OF INCENTIVE BONUS: Following the conclusion of a Fiscal Year, certification by the Committee of the satisfaction of the respective Performance Objectives and determination of the amount of the Incentive Award for a respective Participant under Section 4.4, payment in settlement of a Participant’s Incentive Bonus, if any, for such Fiscal Year shall be made in one lump sum cash amount within two and one-half months following the Fiscal Year.

5.2 MAXIMUM INCENTIVE BONUS PAYMENT PERMITTED UNDER PLAN: Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year be awarded an Incentive Bonus in excess of $3,000,000.

5.3 NON-TRANSFERABILITY: All rights to payment under an Incentive Bonus shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Article 6 hereof.

5.4 TAX WITHHOLDING: The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

6.	RIGHTS TO INCENTIVE BONUS AFTER DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

6.1 DEATH: If a Participant’s employment with the Company or with a Participating Subsidiary terminates by reason of death, the Participant’s Beneficiary shall be entitled to receive, at such time and in such manner as normally payable pursuant to Section 5.1, (a) any Incentive Bonus due to the Participant at the time of his death for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his death, prorated to reflect that portion of the Fiscal Year completed at the time of death and calculated using the actual attainment of Performance Objectives for such Fiscal Year; provided, however, that the Committee has received satisfactory proof of death.

6.2 DISABILITY: If a Participant’s active employment with the Company or a Participating Subsidiary terminates by reason of Disability, the Participant shall be entitled to receive, at such time and in such manner as normally payable, pursuant to Section 5.1, (a) any Incentive Bonus due to the Participant at the time his active employment terminates for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time his active employment terminates by reason of such Disability, prorated to reflect that portion of the Fiscal Year completed at the time of such termination and calculated using the actual attainment of Performance Objectives for such Fiscal Year; provided, however, that the Committee has received satisfactory proof of Disability.

6.3 RETIREMENT: Subject to Section 6.6, if a Participant’s employment with the Company or with a Participating Subsidiary terminates by reason of retirement, the Participant shall be entitled to receive, at such times as normally payable, (a) any Incentive Bonus due to the Participant at the time of his retirement for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his retirement, prorated to reflect that portion of the Fiscal Year completed at the time of retirement and calculated using the actual attainment of Performance Objectives for such Fiscal Year. For purposes of the Plan, the term “retire” or “retirement” shall mean a termination of employment with the Company at a time when the Participant meets the age and/or years of service criteria which would make the Participant eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan.

6.4 INVOLUNTARY TERMINATION: Subject to Section 6.6, if a Participant’s employment with the Company or a Participating Subsidiary is involuntarily terminated due to action by the Company or the Participating Subsidiary, for any reason other than “for Cause,” the Participant shall be entitled to receive, at such times as normally payable, (a) any Incentive Bonus due to the Participant at the time of his termination for any Fiscal Year already completed, and (b) an Incentive Bonus for any Fiscal Year which has not been completed at the time of his termination, prorated to reflect that portion of the Fiscal Year completed at the time of termination and calculated using the actual attainment of Performance Objectives for such Fiscal Year. A Participant who is terminated “for Cause” shall not be entitled to payment of any Incentive Bonus hereunder.

6.5 TERMINATION FOR OTHER REASONS: Subject to Section 6.6, upon termination of a Participant’s employment with the Company or a Participating Subsidiary other than as specified in Sections 6.1 through 6.4 above, the Participant shall not be entitled to receive any Incentive Bonus for any Fiscal Year already completed or for any current Fiscal Year.

6.6 CHANGE IN CONTROL: Notwithstanding the foregoing provisions of this Article 6, in the event a Participant experiences a Separation from Service from the Company or a Participating Subsidiary within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily pursuant to Good Reason under the Participant’s Severance Agreement with the Company (if applicable), the Participant shall be entitled to an immediate lump sum cash payment of (x) any Incentive Bonus due to the Participant at the time of the Participant’s Separation from Service for any Fiscal Year already completed, and (y) an Incentive Bonus for any Fiscal Year which has not been completed at the time of the Participant’s Separation from Service, in an amount equal to 75 percent of such Participant’s maximum bonus opportunity for such Fiscal Year. For a Participant who is party to a Severance Agreement with the Company, for purposes of this Section 6.6 only, Cause, Good Reason and Disability shall have the meaning provided under such Severance Agreement.

7.	BENEFICIARY DESIGNATION

7.1 DESIGNATION: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under the Plan is to be paid if the Participant dies before receiving such benefit. If a Participant dies before receiving benefits, his benefits will be paid to the Beneficiary or Beneficiaries named on the most recent designation form on file with the Committee. Absent such designation, any benefit which is due but not paid to a Participant under the Plan during his lifetime will be payable to the Participant’s estate.

7.2 EFFECTIVENESS: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company’s Secretary during the Participant’s lifetime.

7.3 REVOCATION: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.

8.	RIGHTS OF EMPLOYEES

8.1 PARTICIPATION: Except as provided in Article 4, no Employee will have the right to participate in the Plan or, having been a Participant for any Fiscal Year, to continue to be a Participant in any subsequent Fiscal Year.

8.2 EMPLOYMENT: Nothing in the Plan will interfere with or limit the right of the Company or a Participating Subsidiary to terminate any Participant’s employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

8.3 TRANSFER: For purposes of the Plan, transfer of a Participant’s employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

9.	ADMINISTRATION

9.1 COMMITTEE: The Committee of the Board will administer the Plan.

9.2 POWER OF THE COMMITTEE: The Committee will have full discretionary authority and power to (a) interpret and construe the Plan; and (b) establish, amend and/or waive rules and regulations for the Plan’s administration.

9.3 COMMITTEE DECISIONS: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice. The Committee’s determinations and decisions hereunder, and related orders or resolutions, will be final, binding and conclusive on all persons, including the Company, its stockholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

9.4 DELEGATION: The Committee may delegate any authority or power conferred to it under the Plan as and to the extent permitted by law.

10.	DISPUTES

10.1 DISPUTES: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Plan to the fullest extent permitted by law.

10.2 NOTICE: If any Participant disputes any decision or determination by the Committee, the Company or any Participating Subsidiary, concerning the administration of the Plan or any provision of the Plan, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice of dispute by delivering to the Company’s Secretary written notice which identifies the dispute and any provision of the Plan in question.

10.3 DECISION: Promptly (but within seventy five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 10.4, the Committee’s decision will be final and binding on the Company, the Company’s stockholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

10.4 LAWSUIT: A Participant may institute a lawsuit in connection with the Committee’s decision involving his rights under the Plan within one hundred and eighty (180) days after receiving the Committee’s decision.

11.	AMENDMENT AND TERMINATION

11.1 AMENDMENT AND TERMINATION: The Committee may terminate, amend or modify the Plan at any time or for any reason.

11.2 INCENTIVE BONUSES: No termination, amendment, or modification of the Plan will in any manner adversely affect any Participant’s rights to receive an Incentive Bonus previously earned under the Plan.

12.	INDEMNIFICATION

12.1 INDEMNITY: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and is based on his action or failure to take action under or in connection with the Plan or any agreement related to the Plan; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

12.2 ADDITIONAL RIGHT: The indemnity provided under Section 12.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company’s Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

13.	MISCELLANEOUS

13.1 UNFUNDED PLAN: The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Incentive Bonuses under the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.2 COSTS OF PLAN: The costs and expenses of administering the Plan shall be borne by the Company or the Participating Subsidiary.

13.3 GOVERNING LAW: To the extent not preempted by federal law, the Plan and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

13.4 CODE SECTION 409A COMPLIANCE: The Plan is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Plan; provided that, in the event it is determined not to be feasible to so reform a provision of the Plan as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

Appendix B

OMNOVA SOLUTIONS INC.

LONG-TERM INCENTIVE PLAN

As Amended and Restated

Effective January 19, 2012

1. Amendment and Restatement, Purpose and Duration of Plan

1.1 Amendment and Restatement: OMNOVA Solutions Inc. hereby amends and restates its long-term incentive Plan, as set forth herein, which will be called the “OMNOVA Solutions Inc. Long-Term Incentive Plan.” The Plan is being amended and restated to reflect certain changes in the Company’s executive compensation Plan as recently approved by the Compensation and Corporate Governance Committee of the OMNOVA Solutions Inc. Board of Directors. The Plan was previously amended and restated to comply with the requirements of Section 409A of the Code.

1.2 Purpose: The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to the interests of the Company’s shareholders and providing to Participants an incentive for outstanding performance. The Plan also is intended to provide to the Company flexibility in its ability to hire, motivate, and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business.

1.3 Effective Date: The Plan originally became effective December 1, 1999 (the “Original Effective Date”), and was subsequently amended and restated effective January 19, 2007, again effective January 1, 2009, to update the Plan for changes required by Section 409A of the Code, and most recently effective January 19, 2012.

1.4 Duration of Plan: The Plan commenced on the Original Effective Date and will remain in effect until terminated by the Board in accordance with Section 12.1.

2. Definitions and Interpretation

2.1 Definitions: Whenever used in the Plan, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized.

(a)	Affiliate: A corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(b)	Base Salary: The base salary in effect for an individual who is designated as a Participant in the Plan, at the time that such Participant is granted a Performance Award under the Plan.

(c)	Beneficiary: The person or persons determined in accordance with Article 8.

(d)	Board: The Board of Directors of the Company.

(e)	Cause: For the purposes of the Plan, “Cause” shall be defined as:

(i)	A material violation of any of the Company’s Business Conduct Policies;

(ii)	The conviction for any felony or any offense involving moral turpitude;

(iii)	The Participant’s willful failure to perform the Participant’s duties; or

(iv)	Any material act deliberately committed to provoke dismissal,

(f)	Change in Control: The occurrence of any of the following events, subject to the provisions of the last paragraph hereof:

(i)	All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period.

Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (ii) hereof solely because (1) the Company, (2) a subsidiary of the Company, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(g)	Code: The Internal Revenue Code of 1986, as amended.

(h)	Committee: The Compensation and Corporate Governance Committee of the Board, which shall consist solely of two or more Outside Directors, or such other committee of Outside Directors appointed annually by the Board.

(i)	Company: OMNOVA Solutions Inc.

(j)	Disability: Means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Committee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(k)	Employee: Each full-time salaried employee (including, without limitation, a director on the Board who also is an employee) of the Company or of a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

(l)	Equity Incentive Plan: The OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan, then in effect and as such plan may be amended from time to time, or such other replacement plan then in effect as may be enacted for the purpose of providing equity compensation to the Company’s employees and directors.

(m)	Fiscal Year: The Company’s fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30.

(n)	Outside Director: A member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Section 162(m) of the Code and the relevant regulations.

(o)	Participant: With respect to any Performance Period, an Employee who, at the beginning of the Performance Period, is designated by the Committee as a Participant for such Performance Period.

(p)	Participating Subsidiary: Any domestic corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Plan in a manner determined by the Committee.

(q)	Performance Award: An award consisting of the opportunity to earn (i) a specified percentage of Base Salary and/or (ii) a number of Performance Shares, as defined pursuant to Article 4.

(r)	Performance Criteria: The measures of economic achievement selected by the Committee for a specific Performance Period in accordance with Section 4.2.

(s)	Performance Goals: The specified objective levels of economic achievement, based on the selected Performance Criteria, established by the Committee in accordance with Section 4.3.

(t)	Performance Period: A period of multiple consecutive Fiscal Years authorized by the Committee in accordance with Section 5.1, but in no event less than two consecutive Fiscal Years.

(u)	Performance Share. A bookkeeping entry that records the equivalent of one Common Share. To the extent that any Performance Shares awarded under the Plan are settled in Shares, such Shares will be issued pursuant to the Equity Incentive Plan.

(v)	Plan: The OMNOVA Solutions Inc. Long-Term Incentive Plan, as described in this document, as may be amended from time to time.

(w)

Separation from Service: The Participant’s termination from employment with the Company and all Affiliates on account of the Participant’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code. A Participant will not be deemed to have experienced a Separation from Service if on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if the Participant provides continuing services that average more than 20% of the services provided by the Participant to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its Affiliates, if the Participant has provided services to the Company or its Affiliates for less than 36 months). If a Participant provides services both as an employee and as an independent contractor of the Company, the Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. If a Participant provides services both as an employee of the Company and as a director on the Board, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service under this Plan unless it is aggregated with any plan in which the Participant participates as a director under Section 409A of the Code and the regulations thereunder.

(x)	Share: A share of the voting common stock of the Company.

2.2 Gender and Number: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

2.3 Time of Exercise: Any action or right specified in the Plan may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

2.4 Amendments: The Plan and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

2.5 Severability: If any provision of the Plan is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Plan will be enforced as if such illegal or invalid provision had not been included herein.

3. Overview of the Plan

The Plan is designed to allow Participants to earn Performance Awards based upon attainment by the Company and/or the appropriate Participating Subsidiary or division of specific Performance Goals established by the Committee for each Performance Period. For each Performance Period, the Committee shall approve within the first 90 days of the Performance Period (a) the Employees designated as Participants in the Plan, (b) the amount of the Performance Award for each Participant (Section 4.1); (c) Performance Criteria for each Participant (Section 4.2); and (d) Performance Goals for each Participant (Section 4.3).

4. Performance Awards

4.1 Eligibility for Performance Awards: A Performance Award shall constitute, as set forth under an objective formula:

(a)	an award of the opportunity to earn a specified percentage (or proportion thereof for attainment between threshold and maximum) of the Participant’s Base Salary for attainment of the threshold, target or maximum Performance Goals established by the Committee; and/or

(b)	an award of a specified number (or proportion thereof for attainment between threshold and maximum) of Performance Shares for attainment of the threshold, target or maximum Performance Goals established by the Committee, which number of shares shall be calculated as a specified percentage multiplied by the Participant’s Base Salary, divided by the 30-day average closing price per Share determined as of the market close on the day before the Committee awards the Performance Shares.

The amount of a Participant’s Performance Award (including the specified percentages) shall be determined by the Committee for each Performance Period. Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year be granted a Performance Award having an aggregate maximum value as of the Date of Grant in excess of $3,000,000.

Upon attainment and satisfaction of the Performance Goals and other specific terms and conditions established in accordance with this Article 4, each Participant shall be entitled to a payment in settlement of his Performance Award following the conclusion of the applicable Performance Period in accordance with Section 6.1.

4.2 Performance Criteria: For the purpose of setting Performance Goals, the Committee shall establish Performance Criteria for each Performance Period, which criteria shall be an objective performance measure(s) established pursuant to this Plan for Participants receiving grants of Performance Awards. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed. The Peformance Criteria may be made absolute or relative to the past performance of the individual Participants, the Company, subsidiary, division, department, region or function within the Company or subsidiary in which the Participant is employed, or relative to the performance of other corporations. The Performance Criteria applicable to any award to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following criteria:

1.	cash flow;
2.	earnings per share;
3.	earnings before taxes;
4.	earnings before interest and taxes;
5.	EBITDA;
6.	net income;
7.	return on assets;
8.	return on assets employed;
9.	return on equity;
10.	return on invested capital;
11.	return on total capital;
12.	revenues;
13.	volumes;
14.	stock price;
15.	total return to stockholders;
16.	economic value added;
17.	operating profit;
18.	working capital;
19.	working capital turnover;
20.	inventory;
21.	productivity; and
22.	quality; or

any combination of the foregoing.

4.3 Performance Goals: Based upon the Performance Criteria chosen for a Performance Period, within a reasonable period after the beginning of such Performance Period (but not later than 90 days after the beginning of such Performance Period or such time as satisfaction of the relevant Performance Goals is substantially certain and before 25% of the Performance Period has elapsed), the Committee shall establish objective measures of achievement as specified Performance Goals for that Performance Period. The Committee may specify different Performance Goals for each division, and for the Company as a whole, and may determine separately the applicability and relative weighting of such different Performance Goals for each Participant. Performance Goals will be set forth in the Appendix to the Plan for each respective Performance Period.

5. Performance Periods

Subject to the Committee’s adoption of Performance Criteria and Performance Goals pursuant to Article 4, there shall be successive and overlapping Performance Periods having a duration as established by the Committee.

6. Payment of Awards

6.1 Payment of Awards: Following the conclusion of a Performance Period and certification by the Committee of the satisfaction of the respective Performance Goals, payment in settlement of a Participant’s Performance Award, if any, for such Performance Period shall be made within two and one-half months following the conclusion of such Performance Period, as follows:

(a)	for a Performance Award described in Section 4.1(a), in cash or in Shares, or any combination thereof, at the discretion of the Committee. If the payment or any portion thereof is settled in Shares, such payment shall be issued pursuant to the terms of the Company’s Equity Incentive Plan and shall be further subject to the following conditions:

(i)	Prior to converting the dollar amount of the Participant’s Performance Award into Shares, the Company shall first deduct and pay over to the applicable taxing authority any federal, state or local taxes of any kind required by law to be withheld with respect to such payments.

(ii)	The net dollar amount of the Participant’s Performance Award after withholding of taxes in accordance with subsection (i) shall be converted into a number of Shares by dividing the net dollar amount of the award by the 30-day average closing price per Share determined as of the market close on the day before the Committee certifies satisfaction of the respective Performance Goals.

(iii)	Shares payable to a Participant in respect of a Performance Award shall be issued in the name of the Participant on one stock certificate, and such stock certificate shall be delivered to the Participant.

(b)	for a Performance Award described in Section 4.1(b), in cash or in Shares, or any combination thereof, at the discretion of the Committee. If the payment or any portion thereof is settled in Shares, such payment shall be issued pursuant to the terms of the Company’s Equity Incentive Plan. The payment of Performance Awards shall be further subject to the following conditions:

(i)	To the extent that a Participant’s Performance Award described in Section 4.1(b) is settled in cash, the Performance Shares will be converted to a cash payment amount by multiplying the number of Performance Shares earned by a Participant by the 30-day average closing price per Share determined as of the market close on the day before the Committee certifies satisfaction of the respective Performance Goals.

(ii)	To the extent that a Participant’s Performance Award described in Section 4.1(b) is settled in Shares, the Performance Shares will be converted to Shares at a ratio of one Common Share of the Company’s stock for each Performance Share. Shares payable to a Participant in respect of a Performance Award shall be issued in the name of the Participant on one stock certificate, and such stock certificate shall be delivered to the Participant.

(iii)

If a Performance Award described in Section 4.1(b) is settled in cash, the Company shall deduct from any payment made any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If a Performance Award described in Section 4.1(b) is settled in Shares, then any taxes which the Company determines are required to be withheld upon payment of such Shares will be satisfied by the Company withholding from the Shares otherwise deliverable to Employee such number of shares as has a fair market value equal to the minimum amount required to be withheld to satisfy Employee’s tax withholding obligation. The fair market value of each Common Share will be equal to (i) the closing price of Shares on the New York Stock Exchange on the date the Committee certifies the achievement of the Performance Goals, or if none were then traded, the last prior day on which Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Shares as determined by the Board.

6.2 Nontransferability: All rights to payment under Performance Awards shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Article 8 hereof.

6.3 Tax Withholding: The Company shall have the right to deduct from any payment made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

6.4 No Discretion to Increase Payment of Awards: Notwithstanding the foregoing to the contrary, the Committee shall not be permitted to increase the aggregate amount of any Performance Award payment.

7. Rights to Performance Awards After Termination of Employment

7.1 In General: Upon termination of a Participant’s employment with the Company or with a Participating Subsidiary for any reason, the Participant shall be entitled to receive, at such time(s) as would normally be payable pursuant to Section 6.1, any payment attributable to any Performance Award earned and held by him for any Performance Period already completed. In addition, if a Participant’s employment with the Company or with a Participating Subsidiary terminates by any reason other than due to Cause (including but not limited to retirement, death or disability), the Committee shall have the discretion to pay to such Participant (or such Participant’s estate, as appropriate), at such time as normally payable, a payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his termination, with such payment prorated to reflect that portion of the Performance Period completed at the time of termination and calculated using the actual attainment of Performance Objectives for such Performance Period. Any Participant whose termination of employment occurs due to Cause shall not be entitled to receive payments under any Performance Award for any Performance Period which has not been completed at the Participant’s termination date.

7.2 Change in Control: Notwithstanding Section 7.1, in the event a Participant experiences a Separation from Service with the Company or a Participating Subsidiary within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily pursuant to Good Reason under the Participant’s Severance Agreement with the Company (if applicable), the Participant shall be entitled to (x) immediate payment of any amount attributable to any Performance Award earned and held by him for any Performance Period already completed, and (y) immediate payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his Separation from Service, with such payment prorated to reflect that portion of the Performance Period completed at the time of Separation from Service and calculated using the “target” attainment of Performance Goals for any Performance Period not completed. For a Participant who is party to a Severance Agreement with the Company, for purposes of this Section 7.2 only, Cause, Good Reason and Disability shall have the meaning provided under such Severance Agreement.

8. Beneficiary Designation

8.1 Designation: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under the Plan is to be paid if the Participant dies before receiving such benefit. Benefits will be paid to the Beneficiary or Beneficiaries listed on the most current designation form on file with the Committee at the time of the Participant’s death. Absent such designation, any benefit which is due but not paid to a Participant under the Plan during his lifetime will be payable to the Participant’s estate.

8.2 Effectiveness: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company’s Secretary during the Participant’s lifetime.

8.3 Revocation: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.

9. Rights of Employees

9.1 Participation: Except as provided in Article 4, no Employee will have the right to participate in the Plan or, having been a Participant for any Performance Period, to continue to be a Participant in any subsequent Performance Period.

9.2 Employment: Nothing in the Plan will interfere with or limit the right of the Company or of a Participating Subsidiary to terminate any Participant’s employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

9.3 Transfer: For purposes of the Plan, transfer of a Participant’s employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

9.4 Compensation: No benefit or other amount paid to a Participant pursuant to the Plan will be included in the Participant’s compensation or earnings for purposes of any pension or other employee benefit Plan of the Company or any Participating Subsidiary.

10. Administration

10.1 Committee: The Committee will administer the Plan.

10.2 Power of the Committee: The Committee will have full discretionary authority and power to (i) interpret and construe the Plan; and (ii) establish, amend and/or waive rules and regulations for the Plan’s administration.

10.3 Committee Decisions: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice. The Committee’s determinations and decisions hereunder, and related orders or resolutions, will be final, binding and conclusive on all persons, including the Company, its stockholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

10.4 Delegation: The Committee may delegate any authority or power conferred to it under the Plan as and to the extent permitted by law.

11. Disputes

11.1 Disputes: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Plan to the fullest extent permitted by law.

11.2 Notice: If any Participant disputes any decision or determination by the Committee, the Company or any Participating Subsidiary, concerning the administration of the Plan or any provision of the Plan, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice of dispute by delivering to the Company’s Secretary written notice which identifies the dispute and any provision of the Plan in question.

11.3 Decision: Promptly (but within seventy five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 11.4, the Committee’s decision will be final and binding on the Company, the Company’s shareholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

11.4 Lawsuit: A Participant may institute a lawsuit in connection with the Committee’s decision involving his rights under the Plan within one hundred and eighty (180) days after receiving the Committee’s decision.

12. Amendment and Termination

12.1 Amendment and Termination: The Board may terminate, amend, or modify the Plan at any time or for any reason.

12.2 Performance Awards: No termination, amendment, or modification of the Plan will in any manner adversely affect any Participant’s rights to receive a Performance Award previously earned under the Plan.

13. Indemnification

13.1 Indemnity: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and which is based on his action or failure to take action under or in connection with the Plan or any agreement related to the Plan; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

13.2 Additional Right: The indemnity provided under Section 13.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company’s Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

14. Miscellaneous

14.1 Unfunded Plan: The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Performance Awards under the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.2 Costs of Plan: The costs and expenses of administering the Plan shall be borne by the Company.

14.3 Governing Law: To the extent not preempted by federal law, the Plan and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

14.4 Code Section 409A Compliance: The Plan is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Plan; provided that, in the event it is determined not to be feasible to so reform a provision of the Plan as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

Appendix C

OMNOVA SOLUTIONS INC.

Third Amended and Restated

1999 Equity and Performance Incentive Plan

1. Purpose. The purpose of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”) is to attract and retain directors, officers and other employees for OMNOVA Solutions Inc., an Ohio corporation and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. The Plan is the successor to and incorporates the 1999 Equity and Performance Incentive Plan, which was originally approved by OMNOVA Shareholders at the Annual Meeting of Shareholders on October 1, 1999, and the first amendment to which was approved by shareholders on April 4, 2002, and the second amendment which was adopted by shareholders on March 22, 2007.

2. Definitions. As used in this Plan,

“Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (a) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (b) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (c) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, which shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 16 of this Plan, such committee (or subcommittee).

“Change in Control” shall have the meaning provided in Section 12 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board consisting entirely of two or more Nonemployee Directors appointed by the Board who also qualify as Outside Directors.

“Common Shares” means the Common Shares, par value $0.10 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan; provided, however, that such Common Shares must satisfy the definition of “service recipient stock” under Treasury Regulation Section 1.409A-1(b)(5)(iii).

“Company” means OMNOVA Solutions Inc., an Ohio corporation.

“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective, which date shall not be earlier than the date upon which the Board takes sufficient corporate action to create a legally binding right with respect thereto.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

“Deferred Shares” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Director” means a member of the Board of Directors of the Company.

“Disability” means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Board or its designee and specifying the date upon which such disability commenced), or (b) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

“Immediate Family” has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the objective performance measure or measures established pursuant to this Plan for Participants receiving grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares and (with respect to Restricted Shares, Performance Shares and Deferred Shares only) dividend credits pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made absolute or relative to the past performance of the individual Participants, the Company, Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed, or relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following criteria: (1) cash flow;(2) earnings per share; (3) earnings before taxes; (4) earnings before interest and taxes; (5) EBITDA; (6) net income; (7) return on assets; (8) return on assets employed; (9) return on equity; (10) return on invested capital; (11) return on total capital; (12) revenues; (13) volumes; (14) stock price; (15) total return to stockholders; (16) economic value added; (17) operating profit; (18) working capital; (19) working capital turnover; (20) inventory; (21) productivity; and (22) quality; or any combination of the foregoing.

The Management Objectives for a particular Participant during a particular Performance Period will be set forth in writing within a reasonable period after the beginning of such Performance Period, but not later than 90 days after the beginning of such Performance Period, nor later than such time as satisfaction of the relevant Management Objectives is substantially certain. The Management Objective will set forth the method for computing the respective grants under this Plan in an objective formula, and such objective formula will preclude discretion on the part of the Committee to increase the amount of the respective grant payable upon achievement of the Management Objectives. To the extent that any grant under this Plan is subject to the satisfaction of Management Objectives, payment or transfer in consideration of such grant will only be made upon satisfaction of the respective performance of such Management Objectives and certification of the satisfaction of the respective Management Objectives for the respective Performance Period by the Committee.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Market Value per Share” means the closing price of Common Shares on the New York Stock Exchange on the day for which the determination is to be made, or if such day is not a trading day, the trading immediately preceding such day, as reported on NYSEnet.com (or if Common Shares are not readily traded on the New York Stock Exchange, the closing price per Common Share on an established securities market on which Common Shares are readily traded as selected by the Compensation and Corporate Governance Committee, or if Common Shares are not readily traded on any established securities market, the fair market value of a Common Share as determined by the reasonable application of a reasonable valuation method approved by the Board).

“Nonemployee Director” has the meaning set forth under Section 16 of the Exchange Act.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Outside Director” has the meaning set forth in Code Section 162(m) and the relevant regulations.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other employee of the Company or of any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 30 days of the Date of Grant, and shall also include each Nonemployee Director who receives an award in accordance with Section 9 of the Plan.

“Performance Period” means, in respect of a Performance Share or Performance Unit, or when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares and (with respect to Restricted Shares, Performance Shares and Deferred Shares

only) dividend credits pursuant to this Plan, a period of time established pursuant to Sections 4, 5, 6, 7 or 8 of this Plan (as applicable) within which the Management Objectives relating to such Performance Share, Performance Unit, Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares or dividend credits are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

“Plan” means this OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

“Separation from Service” means a Participant’s termination from employment with the Company and all Affiliates on account of death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. A Participant will not be deemed to have experienced a Separation from Service due to military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if he or she provides continuing services that average more than 20 percent of the services provided by such Participant to the Company its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services. If the Participant provides services both as an employee and as an independent contractor of the Company and/or its Affiliates, such Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, such Participant will not be considered to have a Separation from Service until he or she ceases providing services in both capacities. If a Participant provides services both as an employee of the Company and as a member of the Board, the services provided as a Director generally will not be taken into account in determining whether such Participant has experienced a Separation from Service for purposes of this Plan.

“Spread” means the excess of the Market Value per Share on the date when an Option Right or Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock

Options, “Subsidiary” means any corporation in which, at the time, the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

“Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 3(b)(i) and Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Nonemployee Directors, or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan), shall not exceed in the aggregate [9,600,000] (Nine Million Six Hundred Thousand) Common Shares (including Common Shares issued or transferred under prior versions of the plan in effect from time to time, such as the OMNOVA Solutions 1999 Equity and Performance Incentive Plan, the Amended and Restated 1999 Equity and Performance Incentive Plan, and the Second Amended and Restated 1999 Equity and Performance Incentive Plan). For purposes of determining how many Common Shares have been issued or transferred, each full value award under the Plan (those other than Option Rights or Appreciation Rights) issued or transferred on or after March 22, 2007, will count as 1.5 Common Shares issued or transferred under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)

(i) The following shares shall again be available for issuance under the Plan: (A) Common Shares reserved for issuance upon exercise or settlement, as applicable, of awards granted under the Plan, to the extent and at such time as such awards expire or are canceled or surrendered; (B) Restricted Shares granted under the Plan, to the extent and at such time as such Restricted Shares are forfeited or otherwise surrendered to the Company before the restrictions on such shares lapse; (C) shares reserved in respect of any other awards under this Plan, to the extent and at such time as the payment is actually made in cash; and (D) Shares withheld by the Company to satisfy a Participant’s tax withholding obligations upon vesting of full value awards (those other than Option Rights or Appreciation Rights) granted under the Plan.

(ii) For avoidance of doubt, the following shares shall not become available for issuance under the Plan: (A) Shares tendered by Participants as full or partial payment to the Company upon exercise of Options or other awards granted under the Plan; (B) Shares reserved for issuance upon grant of Appreciation Rights, to the extent the number of reserved shares exceeds the number of Shares actually issued upon exercise of the Appreciation Rights; and (C) Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Option Rights or Appreciation Rights granted under the Plan.

(c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,500,000 Common Shares; (ii) no Participant shall be granted awards, in the aggregate, for more than 500,000 Common Shares during any fiscal year of the Company; and (iii) no individual Nonemployee Director shall be granted awards for more than 100,000 Common Shares during any fiscal year of the Company.

(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any one fiscal year receive an award of Performance Units having an aggregate maximum value as of their respective Date of Grant in excess of $3,000,000.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant (or, with respect to an Incentive Stock Option, 110 percent of the Market Value per Share on the Date of Grant in the case of a Participant who owns Common Shares possessing more than ten percent of the total combined voting power of all classes of Common Shares of the Company or Subsidiaries (as determined under Code Sections 424(d), (e) and (f))).

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under Code Section 422, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Any Option Right that is intended to qualify as an Incentive Stock Option, but fails to so qualify at or after the time of grant, will be treated as an option under (ii) above.

(i) The exercise of an Option Right shall result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right shall be exercisable more than 10 years from the Date of Grant.

(k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Optionee, which agreement shall state that such Option Rights are subject to all the terms and conditions of this Plan and contain such terms and provisions, consistent with this Plan, as the Board may approve.

5. Appreciation Rights. (a) The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, a Change in Control.

(v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(vi) Each grant of Appreciation Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Participant, which agreement shall describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each grant or sale of Restricted Shares may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control. If the Board conditions the nonforfeitability of Restricted Shares upon service alone, the shares may vest and such nonforfeitability may occur no sooner than pro rata over a period of three years from the Date of Grant, with no installment vesting sooner than one year from the Date of Grant. If the Board conditions the nonforfeitability of Restricted Shares on Management Objectives, the shares may vest and such nonforfeitability may occur no sooner than one year from the Date of Grant of such Restricted Shares.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares upon which restrictions will terminate if performance is at or above the minimum level. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. Deferred Shares. The Board may also authorize the granting or sale of Deferred Shares to Participants. Each grant or sale of Deferred Shares may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall be subject to a Deferral Period of not less than one year, and will be transferred to the Participant by the Company at a specified time upon the satisfaction of certain service obligations and/or Management Objectives. Any Deferral Period, as determined by the Board at the Date of Grant, may provide for the earlier lapse or other modification of such Deferral Period in the event of the occurrence of an event described in Section 12(a), (b) or (c). If the Board conditions the nonforfeitability of shares of Deferred Stock upon service alone, such nonforfeitability may occur no sooner than pro rata over a period of three years from the Date of Grant of such shares of Deferred Stock, and if the Board conditions the nonforfeitability of shares of Deferred Stock on Management Objectives, such nonforfeitability may occur no sooner than one year from the Date of Grant of such shares of Deferred Stock. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(d) During the Deferral Period, the Participant shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale of Deferred Shares shall be evidenced in writing by an agreement as of the Date of Grant executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives; provided, that any grant to an individual likely to be a Covered Employee shall be made by the Committee. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time not less than one year, as shall be determined by the Board or the Committee at the time of grant which may be subject to earlier lapse or other modification in the event of a Change in Control as set forth in the agreement specified in Section 8(g).

(c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Committee must certify the Management Objectives that have been achieved with respect to all Covered Employees or Participants who are likely to be Covered Employees. The Board may certify the achievement of Management Objectives for all other Participants before such Participants’ Performance Shares or Performance Units are earned and paid. Such Management Objectives will be set forth in the Appendix to the Plan for the respective Performance Period.

(d) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided that any deferred payments satisfy the requirements of Code Section 409A and the relevant regulations unless the Participant and Board otherwise agree.

(g) Each grant of Performance Shares or Performance Units shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant, which agreement shall state that such Performance Shares or Performance Units are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board or the Committee may approve.

9. Awards to Nonemployee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting of awards under this Plan to Nonemployee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 shall be upon terms and conditions consistent with Section 4 of this Plan.

(b) Each grant of Appreciation Rights pursuant to this Section 9 shall be upon terms and conditions consistent with Section 5 of this Plan.

(c) Each grant or sale of Restricted Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

(d) Each grant of Deferred Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 7 of this Plan.

(e) Each grant of Performance Shares or Performance Units pursuant to this Section 9 shall be upon terms and conditions consistent with Section 8 of this Plan.

(f) Unless otherwise determined by the Board, such awards shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(ii) If a Nonemployee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any awards held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

10. Transferability. (a) Except as otherwise determined by the Board, no award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer for Restricted Shares referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.

(c) Notwithstanding the provisions of Section 10(a), Option Rights (other than Incentive Stock Options), shall be transferable by a Participant, so long as such transfer is made for no consideration, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

11. Adjustments, Substitutions. The Board shall provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares and Performance Shares granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. If the Board determines that it is appropriate, in granting a new award under the Plan, to use the in-the-money value or fair value of any surrendered award or the value of any other right to payment surrendered by the Participant to be applied to the purchase of any other award, then such surrender shall be performed in accordance with Treasury Regulation Section 1.409A-1(b)(5) so as to ensure that the surrender does not result in a “modification,” “extension,” or “renewal,” of a stock right, as determined under Section 409A of the Code, so that such stock rights thereby become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11. Any transaction otherwise authorized under this Section 11 remains subject to all applicable restrictions under the Plan and may not result in an award that is not otherwise subject to the terms and conditions of Section 409A of the Code as a deferral of compensation becoming subject to the terms and conditions of Section 409A of the Code as a deferral of compensation by virtue of such transaction; in such event, any transaction that would otherwise be permissible under this Section 11 shall be prohibited unless the Participant and the Board mutually agree in writing to cause an award to become subject to the terms and conditions of Section 409A of the Code as a deferral of compensation under this Section 11. Notwithstanding the foregoing to the contrary, any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant or award made under the Plan, a “Change in Control” shall mean the occurrence during the term of any of the following events:

(a) a change in the ownership of the Company, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(b) a change in the effective control of the Company, such that either:

(i) any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(ii) a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election in accordance with the provisions of Treasury Regulation Section 1.409A-3(i)(5); or

(c) a change in the ownership of a substantial portion of the Company’s assets, such that any one person, or more than one person acting as a group (as determined under Section 409A of the Code and the related regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

13. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Common Shares or benefits shall not be withheld in excess of the minimum number required for such tax withholding. The Company and a Participant or such other person may also make arrangements with respect to the payment in cash of any taxes with respect to which withholding is not required.

15. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16. Administration of the Plan. (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board consisting entirely of two or more Nonemployee Directors (who shall also qualify as Outside Directors) appointed by the Board; provided, however, that any awards made to Nonemployee Directors under this Plan must be approved by a committee of the Board consisting entirely of two or more Nonemployee Directors each of whom is an “independent director” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or of acts unanimously approved in writing, shall be the acts of the Committee. To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such Committee. Notwithstanding any provision of this Plan to the contrary, the Committee may grant any award authorized under this Plan to qualify as performance-based compensation pursuant to Section 162(m) of the Code and the relevant regulations.

(b) The interpretation and construction by the Board or of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

(c) The Board’s exercise of its discretion in administering the Plan shall in no event cause an award under the Plan that is not otherwise subject to the terms and conditions of Section 409A of the Code to become “subject to the terms and conditions of Section 409A of the Code” unless otherwise agreed upon between the Company (or Subsidiary) and the Participant; provided further, that, to the extent an award is subject to the terms and conditions of Section 409A of the Code, the Board shall provide the award in the form and manner required by Section 409A of the Code, unless otherwise agreed upon by the Company (or Subsidiary) and Participant. For purposes of the Plan, “subject to the terms and conditions of Section 409A of the Code,” means the applicable award or compensation subject to said award provides for a deferral of compensation as determined under Section 409A of the Code. The Board shall require the payment of lawful consideration for an award to the extent necessary to satisfy the requirements of applicable law, and may otherwise require payment of consideration for an award except as limited by the Plan and as otherwise required by applicable law.

17. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code. Other provisions of the Plan notwithstanding, the terms of any “409A Award” (which for this purpose means only such an award held by a Participant which is subject to the terms and conditions of Code Section 409A), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Code Section 409A, and any terms or conditions not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform said award with Code Section 409A. The following rules will apply to 409A Awards:

(a) The terms of any such award, including any authority of the Company, or the Committee, or Board and rights of a Participant with respect to the award, shall be limited to those terms permitted under Code Section 409A;

(b) If a Participant is permitted to elect to defer such award or any payment under such award, the election shall be permitted only at times in compliance with Code Section 409A;

(c) The Company shall have no authority to accelerate or delay distributions relating to such awards in excess of the authority permitted under Code Section 409A;

(d) Any distribution of an award triggered by a Participant’s termination of employment (or service) shall be made only: (i) at the date that is six months following the Participant’s Separation from Service, or (ii) at such earlier time preceding a termination of employment (or service) that there occurs another event triggering a distribution under the Plan or the applicable award agreement in compliance with Code Section 409A;

(e) In the case of any distribution of such award, the time and form of payment for such distribution will be specified in the award agreement; provided that, if the time and form of payment for such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount within two and one-half months following the calendar year during which the settlement of the award is specified to occur, any applicable restriction lapses, or there is no longer a substantial risk of forfeiture applicable to such amounts, as determined under Code Section 409A;

(f) In the case of any such award providing for a distribution upon the lapse of a substantial risk of forfeiture, as determined under Code Section 409A, the time and form of payment for such distribution will be specified in the award agreement; provided that, if the timing and form of payment of such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount within two and one-half months following the calendar year in which the substantial risk of forfeiture lapses; and

(g) In the case of any distribution of a 409A award, the time and form of payment for such distribution will be specified in the award agreement, which will be provided to the Participant in the manner provided for under Code Section 409A; provided that, if the time and form of payment for such distribution is not otherwise specified in the Plan or an award agreement or other governing document, the distribution shall be made in one lump sum amount on within two and one-half months following the calendar year during which the settlement of the award is specified to occur, any applicable restriction lapses, or there is no longer a substantial risk of forfeiture applicable to such amounts.

18. Amendments, Etc. (a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.

(b) Repricing of Option Rights and Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option Right or Appreciation Right to lower its exercise price; and (ii) canceling an Option Right or Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or another Option Right, Appreciation Right, Restricted Share or other equity award, unless the cancellation and exchange occurs in connection with an event set forth in Section 11. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(d) In case of termination of employment by reason of death, Disability or retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award; provided, however, that no such acceleration shall be allowed in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Consistent with past practice, the term “retire” or “retirement” shall mean a Separation from Service from the Company at a time when the employee meets the age and/or years of service criteria which would make the employee eligible to commence immediately receiving retirement benefits from the OMNOVA Solutions Inc. Consolidated Pension Plan (the “Pension Plan”), whether or not a Participant in the Pension Plan.

(e) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

19. Termination. The Board may terminate the Plan at any time. No grant shall be made under this Plan more than 10 years after the date on which this Plan has been most recently approved by the shareholders of the Company, but all grants made on or prior to such date and prior to any termination of the Plan pursuant to this Section shall continue in effect thereafter subject to the terms thereof and of this Plan. The Board’s right to terminate the Plan does not require the consent of any Participant or other person. In the event of termination, the Board shall specify whether termination will change the time at which distributions are made; provided, that any acceleration of a distribution is consistent with Section 409A of the Code and the regulations thereunder. In the absence of such specification, the timing of distributions shall be unaffected by the termination of the Plan.

20. Exclusion from Certain Restrictions. Notwithstanding anything in this Plan to the contrary, up to a maximum of 800,000 Common Shares in the aggregate will be available under this Plan for awards as follows:

(a) in the case of grants of Restricted Shares, awards which do not meet the requirements of the last sentence of Section 6(c);

(b) in the case of grants of Restricted Shares, awards as to which the Board may accelerate or waive any restrictions imposed under Section 6(d);

(c) in the case of grants of Restricted Shares, awards as to which applicable restrictions may terminate less than one year from the Date of Grant pursuant to Section 6(e);

(d) in the case of grants of Deferred Shares, awards which do not meet the requirements of the last sentence of Section 7(c); or

(e) in the case of Performance Shares and Performance Units, awards which do not meet the requirements of Section 8(b).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on March 14, 2012; however, if your shares are held in the

  OMNOVA Solutions Retirement Savings Plan, your shares must be voted no later than 11:59 p.m. Eastern Time on March 12, 2012

INTERNET

http://www.proxyvoting.com/omn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
15531-1	15943-1	▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1, 2, 3, 4(a), 4(b) & 5.
Please mark your votes as indicated in this example	☒

	FOR	WITHHOLD
	ALL	FOR ALL	EXCEPTIONS

1. ELECTION OF DIRECTORS TO A THREE-YEAR TERM EXPIRING AT THE 2015 ANNUAL MEETING	☐	☐	☐

Nominees:
01 Kevin M. McMullen
02 Larry B. Porcellato
03 Robert A. Stefanko

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark the “Exceptions” box above and write that nominee’s name in the space provided below.

Exceptions

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2012	☐	☐	☐

	FOR	AGAINST	ABSTAIN

3. Approval of the compensation of the Company’s executive officers	☐	☐	☐

4. Approval of the material terms of the following incentive compensation plans pursuant to Internal Revenue Code Section 162(m):	FOR	AGAINST	ABSTAIN
(a) OMNOVA Solutions Inc. Executive Incentive Compensation Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN

(b) OMNOVA Solutions Inc. Long-Term Incentive Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN

5. Approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity Performance Incentive Plan	☐	☐	☐

6. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

You can now access your Shareowner Services account online.

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

YOUR VOTE IS IMPORTANT.

You are urged to vote your shares by promptly marking, signing, dating and returning your Proxy Card or, in the alternative, by voting your shares electronically over the Internet or by telephone.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The 2012 Proxy Statement and the 2011 Annual Report to Shareholders are available at: http:/ /www.proxyvoting.com/omn

FOLD AND DETACH HERE

PROXY

OMNOVA SOLUTIONS INC.

175 GHENT ROAD, FAIRLAWN, OHIO 44333

ANNUAL MEETING OF SHAREHOLDERS – MARCH 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints JAMES C. LEMAY, KRISTINE C. SYRVALIN AND MICHAEL E. HICKS, and each of them, his proxy, with power of substitution, to vote all shares of Common Stock of OMNOVA Solutions Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 15, 2012 at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, and at any adjournment(s) thereof, and appoints the proxy holders to vote as directed below and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in item 6.

This card also constitutes your voting instructions for any and all shares held of record by BNY Mellon for your account in the Company’s Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If your shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 12, 2012 in order to communicate your instructions to the Plan Trustee who will then vote your shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted in accordance with the instructions of the Company’s Benefits Management Committee.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 15531-1	Fulfillment# 15943-1

OMNOVA Solutions Inc.

175 Ghent Road, Fairlawn, OH 44333-3300

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on Thursday, March 15, 2012

The Proxy Statement, Annual Report and other proxy materials are available at:
http://www.proxyvoting.com/omn

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must  request one. There is no charge to you for requesting a copy. Please make  your request for a copy as instructed below on or before March 2, 2012 to  facilitate timely delivery.

TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)
By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.
Telephone: 1-888-313-0164
(outside of the U.S and Canada call 201-680-6688)
Email: shrrelations@bnymellon.com
(you must reference your 11-digit control number in your email)
Internet: http://www.proxyvoting.com/omn

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE
This is not a proxy card. You cannot use this notice to vote your shares.

To the Shareholders of OMNOVA Solutions Inc.:

The 2012 Annual Meeting of Shareholders of OMNOVA Solutions Inc. (the “Company”) will be held at the Hilton Akron/Fairlawn, 3180 West Market Street, Fairlawn, Ohio 44333, on Thursday, March 15, 2012, at 9:00 a.m. (local time) to:

(1)	Consider and vote on the election of the following individuals to serve as directors for a term of three years, ending in the year 2015: Kevin M. McMullen, Larry B. Porcellato and Robert A. Stefanko

(2)	Consider and vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2012

(3)	Consider and conduct an advisory vote to approve the compensation of the Company’s executive officers

(4)

Consider and vote on the approval of the material terms of the following incentive compensation plans for the purpose of qualifying compensation paid pursuant to such plans for deductibility under Section 162(m) of the Internal Revenue Code:

(a)	OMNOVA Solutions Inc. Executive Incentive Compensation Plan
(b)	OMNOVA Solutions Inc. Long-Term Incentive Plan

(5)	Consider and vote on the approval of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan

Your Board of Directors recommends a vote “FOR” Items 1, 2, 3, 4(a), 4(b) and 5.

ACCESSING YOUR PROXY MATERIALS ONLINE

CONTROL NUMBER
YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.	→	i

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Shareholders of record as of January 17, 2012 are encouraged and cordially invited to attend the Annual Meeting, where you may vote in person. The meeting will be held at 9:00 a.m. (local time) on Thursday, March 15, 2012, at:

Meeting Location:

Hilton Akron/Fairlawn

3180 West Market Street

Fairlawn, Ohio 44333

You can find directions to, and admission requirements for, the Annual Meeting on our website at www.omnova.com.

The following Proxy Materials are available for you to review online:

•	the Company’s 2012 Proxy Statement;
•	the OMNOVA Solutions 2011 Annual Report and 10-K (which is not deemed to be part of the official proxy soliciting materials); and
•	any amendments to the foregoing materials that may be required to be furnished to shareholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)
Telephone:	1-888-313-0164 (outside of the U.S and Canada call 201-680-6688)
Email:	shrrelations@bnymellon.com (you must reference your 11-digit control number in your email)
Internet:	http://www.proxyvoting.com/omn

The Proxy Materials for OMNOVA Solutions Inc. are available to review at:

http://www.proxyvoting.com/omn

Have this notice available when you request a PAPER copy of the Proxy Materials,

when you want to view your proxy materials online,

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled “To Vote

Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

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